Registration Statement No. 333-227916

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

Amendment No. 4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Accelerated Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-2380751
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

15W155 81st Street,

Burr Ridge, IL 60527

Phone: (773) 517-0789

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Fonstein, PhD.

Chief Executive Officer

15W155 81st Street, Burr Ridge, IL 60527

Phone: (773) 517-0789

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

The Lonergan Law Firm, LLC

Lawrence R. Lonergan, Esq.

96 Park Street

Montclair, NJ 07042

Phone: (973) 641-4012

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [  ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Class of Security being registered	Amount to be Registered	Proposed Offering Price per Unit share(2)(3)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $0.00001 par value and one Class A Warrant entitling the holder to purchase one additional share of Common Stock	750,000	$4.00	$3,000,000	$363.60
Shares of Common Stock, $0.00001 par value, included as part of the Units	750,000	$—	—	—	(3)
Shares of Common Stock, $0.00001 par value, underlying the Warrants included as part of the Units	750,000	$—	$—	$—	(4)
Total			$3,000,000	$363.60

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act.

(2) Offering price has been arbitrarily determined by the Board of Directors.

(3) The Offering Price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).

(4) In accordance with Rule 457(g) under the Securities Act, because the shares of our Common Stock underlying the Class A Warrants are registered hereby, no separate registration fee is required with respect to these Warrants registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated , 2019

750,000 Units consisting of One Share of Common Stock and One Class A Warrant

This is the initial public Offering of Accelerated Pharma, Inc. We are Offering 750,000 Units (the “Units”), each Unit consisting of one (1) share of our Common Stock, par value $0.00001 (the “Shares” or “Common Stock”) and one (1) Class A Warrant, exercisable on or before the five-year anniversary of issuance to purchase one (1) additional Share at an exercise price of $4.40 per Share. The Shares and the Class A Warrants that are part of the Units are immediately separable and will be issued separately but will be purchased together in this Unit Offering (the “Offering” or “Unit Offering”). The Units will not be issued, certificated or traded. Prior to this Offering, there has been no public market for our Common Stock or Class A Warrants. We currently expect the initial public Offering Price to be $4.00 per Unit (the “Offering Price” or “Unit Offering Price”).

The Offering is being made on a best-efforts, self-underwritten basis and no minimum number of Units are required in order the close the Offering. The Offering will end 180 days after the effective date, subject to one extension of up to 90 additional days.

The Offering will be made using the services of our management, who will not be compensated for their services and efforts related to the Offering of our Units. We also contemplate utilizing the services of one or more placement agents (the “Placement Agents”), which means our management and Placement Agent(s) will attempt to sell the Units being offered hereby on behalf of the Company. There is no underwriter for this Offering. To date, we have not yet retained any Placement Agent nor are we in negotiations with any Placement Agent but expect that we will utilize one or more Placement Agent(s) and expect that will enter into a Placement Agent Agreement in the form attached as Exhibit 10.33 hereto prior to the commencement of the Offering. Reference is also made to the disclosure under “The Offering” and “Plan of Distribution” below with respect to, among other arrangements with prospective Placement Agents, our agreement to: (i) pay the Placement Agents a cash fee equal to 7% of the gross proceeds received by the Company from qualified investors from such closing of the sale of Units as a direct result of the selling efforts and introductions of each respective Placement Agent; and (ii) issue Class A Warrants to each such Placement Agent (the “Class A Warrants” or “Placement Agent Warrants”) exercisable to purchase a number of Units including shares and Class A Warrants equal to 7% of the number of Units sold in the Offering as a direct result of the selling efforts and introductions of each respective Placement Agent and a Placement Agent Warrant exercise price of $4.60.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and have elected to comply with certain reduced public company reporting requirements.

There is no established market for our Common Stock. The Offering Price of the Units has been determined arbitrarily by us. The price of our Common Stock and the Offering Price of the Units does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of Units to be offered and the Offering Price, we took into consideration our capital structure and the amount of money we would need to implement our business plans. Accordingly, the Unit Offering Price should not be considered an indication of the actual value of our securities.

Our Common Stock is not currently quoted on the OTC Market Group’s quotation system or any other quotation system or exchange and we have no ticker symbol for our Shares of Common Stock or Class A Warrants. There is no trading market for our securities whatsoever.

Investing in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered before making any decision to purchase our securities.

This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offeror sale is not permitted.

Completion of this Unit Offering is not subject to us raising a minimum Offering amount. We do not have an arrangement to place the proceeds from this Offering in an escrow, trust or similar account. Any funds raised from the Offering will be immediately available to us for our immediate use.

The Company does not plan to use this prospectus before the effective date.

	Per Unit Share and Accompanying Class A Warrants	Total
Public Offering Price	$4.00	$3,000,000
Placement agent’s fees		$210,000
Offering proceeds to Accelerated Pharma, before expenses		$2,790,000

Because there is no minimum Offering amount required as a condition to closing in this Offering, the actual public Offering amount, prior placement agent’s fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum Offering amounts set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2019.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

For investors outside the United States: Neither we nor any placement agents have done anything that would permit this Offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this Offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this Offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the consolidated financial statements and the notes to the consolidated financial statements. Unless the context otherwise requires, references contained in this prospectus to “we,” “us,” “our” or similar terminology refers to Accelerated Pharma, Inc., a Delaware corporation.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a pro-forma basis to reflect a forward stock split of the outstanding shares of our Common Stock at a ratio of 4.9-for-1 shares effected on December 1, 2016.

Overview

We are a clinical stage biopharmaceutical company focused on utilizing our genomic technology to (i) enhance the development of pharmaceutical products, (ii) prospectively identify patients that may respond to such pharmaceutical products and (iii) commercialize such pharmaceutical products for sale in various markets.

Our first product candidate is Picoplatin, a new generation platinum-based cancer therapy that has the potential for use in different formulations, as a single agent or in combination with other anti-cancer agents, to treat multiple cancer indications. We hold and are the exclusive, worldwide licensee of patented and proprietary technology related to Picoplatin. We will initially use our genomic technology to identify suitable patients prospectively for our anticipated Picoplatin clinical trials described below in hope of obtaining regulatory approval for Picoplatin and commercializing the therapy. We believe that our genomic program will allow us to identify numerous drug candidates that can become more effective and ultimately create a targeted, genomics-driven approach for cancer treatment by selecting patients who will respond to therapy in advance of administering such therapy.

Approximately one-half of all patients who receive anticancer chemotherapy are treated with a platinum drug (Johnstone TC, Park GY, Lippard SJ. Understanding and Improving Platinum Anticancer Drugs – Phenanthriplatin. Anticancer research. 2014;34(1):471-476.)

In many cases, these treatments succeed in treating tumors. However, platinum therapies suffer from two major shortcomings. First, they often cause serious side effects. Second, and even worse, recipients often do not respond to these treatments, resulting in the loss of critical time for alternative therapies. Therefore, while platinum drugs are widely used in the treatment of cancer, improvements are needed. We believe that our strategy to integrate a new platinum molecule (Picoplatin) with improved properties into pre-existing pharmaceutical products can improve the success rates of such products. Separately, and even more importantly, we expect that our technology will allow us to identify prospectively patients that will be more likely to respond positively to the treatment. We believe these factors make Picoplatin an attractive compound for other pharmaceutical companies to partner with us for the commercialization of Picoplatin upon or prior to the completion of our anticipated clinical trials and/or U.S. Food and Drug Administration (or FDA) approval, particularly considering the platinum-based drug market which has been genericized due to the lack of recent developments and innovation.

Although chemotherapy has been an available treatment for cancer for decades, there have been many new drug therapies, such as immunotherapy, that have shown promise and have been the focus of much of the recent attention in the cancer treatment sector. While we believe that these new therapies have significant potential in the battle to combat cancer, recent examples have demonstrated the continuing importance of chemotherapy and its critical role as a standard of care in treating cancer. For example, Celgene Corporation’s Abraxane sales were approximately $967 million in 2015. after receiving FDA approval in 2012, and Oxaliplatin, the last branded platinum-based chemotherapy drug, generated over $1 billion of sales as late as 2012, which is the last year this drug was under patent protection. Additionally, in 2015, the FDA approved four new chemotherapeutic drugs, and recently, in July 2016, Jazz Pharmaceuticals acquired Celator Pharmaceuticals for $1.5 billion. Celator’s lead product candidate is Vyxeos, a Phase III chemotherapy compound targeting acute myeloid leukemia. Our goal is to establish Picoplatin as a significant entrant into the chemotherapy marketplace.

1

We believe that our strategy to employ our genomic technology to develop Picoplatin is timely. Recently, there has been a significant focus on further developing and using genomics as an important tool in the treatment of cancer. Large pharmaceutical companies have recognized the value of genomics in their drug development efforts and have implemented large-scale changes to move in that direction. In an April 2016 press release, AstraZeneca announced “an integrated genomics initiative to transform drug discovery and development across its entire research and development pipeline” and that the company had sequenced “2 million genomes in the hunt for new drugs.” Additionally, in October 2016, the U.S. federal government’s Moonshot Task Force released its report entitled “Cancer Moonshot — Ending Cancer as We Know It.” This initiative has been continued following the change of US administrations and is still active in 2019. A significant portion of cancer Moonshot is dedicated to providing substantial funds to drug developers and research organizations in an effort to enhance genomics as a tool to fight cancer. The goal of our genomics program with respect to Picoplatin is to use our genomics tools with associated predictive models to select patients who will respond to Picoplatin prospectively. Our genomics technology will be designed to both identify patients who will and who will not benefit from Picoplatin (the expected accuracy of prediction may be higher than 90%) before such patients begin receiving therapy. If a potential patient would not benefit from Picoplatin, such patient can be directed to alternative treatments saving precious time, a matter, critical in cancer treatment.

We plan to conduct Phase II clinical trials both in colorectal cancer (or CRC) and squamous cell cancer of the head-and-neck. We expect to first pursue a Phase II clinical trial in squamous cell cancer of the head-and-neck using the proceeds of this Offering. Commencing after the closing of this Offering and over the next 24 months thereafter, we expect to conduct a Phase II clinical trial in squamous cell cancer of the head-and-neck in order to determine the genomic signatures for Picoplatin with respect to this indication. We have not yet determined when we will begin a Phase II clinical trial for CRC. For more information on how we will spend the proceeds from this Offering, see “Use of Proceeds” below. In October 2016, following its review of our Investigational New Drug Application (or IND) for squamous cell cancer of the head and neck, the FDA, through a series of telephonic calls and a confirmatory e-mail in September 2016, gave us permission to initiate Phase II trials of Picoplatin in patients with squamous cell carcinoma of the head and neck. If one or both of these trials meets their primary endpoints, we expect to conduct a Phase III study in order to utilize the genomic classifiers (which are individual genes or sets of genes which allow the separation of tumors which differ in response to treatment by looking at their gene expressions) identified in the Phase II clinical trials to prospectively identify patients that we expect to respond positively to (and to not respond positively to) Picoplatin prior to receiving treatment such that we can achieve positive progression-free survival endpoints, significantly increasing the patient response rate to Picoplatin. A gene expression is a measure of activity for a gene. In our case, an expression profile (expression of multiple genes) determines whether a patient will response to a treatment or not, which data, if supportive, will be used in any submission we make to the FDA for drug approval from the FDA and other regulatory agencies.

Since our communication with the FDA in October 2016, because of limited resources, we have not commenced any patient trials. While we have not have further communications from the FDA, we submitted to the FDA two mandatory annual status updates: (i) on December 5, 2017 (IND No: 128,246) and October 29, 2018 (IND No: 128,246), which annual updates were not related to the FDA’s comment letter dated October 5, 2016. The FDA’s mandatory annual updates are required to disclose, among other things, if there are any: (i) Adverse Events and Serious Adverse Events; (ii) IND Safety Reports; (iii) Deaths; (iv) Discontinuations Because of Adverse Events; (v) Nonclinical Studies; and (v) Summary of Manufacturing Changes. Because of the Company’s lack of or very limited activities during 2017 and 2018, the Company’s above-referenced annual status reports to the FDA basically stated “N/A.”

Our Product Candidate

Picoplatin is a small molecule, a new-generation platinum-based chemotherapeutic agent designed to address the major weaknesses of existing platinum therapies. To date, over 1,100 patients have received Picoplatin in clinical trials conducted by previous licensees of the drug. Results obtained suggest that decreased production of blood cells, or myelosuppression, is common but manageable. Kidney damage, or nephrotoxicity, and, particularly, nerve damage, or neurotoxicity, have been significantly less frequent and less severe than is commonly observed with other currently-marketed platinum chemotherapy drugs. Picoplatin has shown evidence of anti-tumor activity in a variety of solid tumors, including tumors that have been treated with existing platinum-based therapeutics and became resistant to them.

2

Picoplatin was first developed by a subsidiary of AstraZeneca PLC which was subsequently sold to Genzyme Corporation (or Genzyme). In 2004, Genzyme entered into an exclusive worldwide license agreement, as amended (which we refer to as the Genzyme License), with Poniard Pharmaceuticals, Inc. (or Poniard) for the development and commercialization of Picoplatin. On November 16, 2009, Poniard announced that its Phase III SPEAR (Study of Picoplatin Efficacy After Relapse) pivotal trial did not meet its primary endpoint of overall survival. On March 24, 2010, Poniard announced that it was suspending its effort to seek regulatory approval for Picoplatin in small cell lung cancer (or SCLC). On June 30, 2013, Encarta, Inc. (or Encarta), the predecessor to Tallikut Pharmaceuticals, Inc. (or Tallikut), acquired certain assets of Poniard, including the Genzyme License and all related intellectual property, providing Encarta with all of Poniard’s rights to develop and commercialize Picoplatin. All previous clinical trials with respect to Picoplatin have been conducted by Poniard and we have not yet initiated any clinical trials with respect to Picoplatin. The previous developers have spent a substantial amount of capital in the development of Picoplatin through its Phase III trials.

Led by Michael Fonstein, Ph.D. and our CEO, our management team decided to form a company in 2014 to pursue the development of novel cancer therapies via in-license. After extensive analysis of the Phase III SPEAR trial which we received in our due diligence of the Picoplatin opportunity, we believe, although there can be no assurance, that the significant clinical data produced in the Phase III SPEAR trial, as well as previous trials conducted, may indicate a potential effectiveness of Picoplatin.

We believe that Ponaird’s trial design and elements of its clinical trial execution (which were explainable at the time of trials, but which defects were clearly seen after the fact), and not the drug itself, are chiefly to blame for its unsuccessful Phase III SPEAR trials. We further believe that, despite the seemingly unsuccessful Phase III SPEAR trial performed by Poniard, if certain subgroups of patients had been excluded from the trials and the trial endpoints were more in line with that of other precedent cancer trials, the data indicated that the trial would have met its endpoints and been successful. Accordingly, considering results of prior studies, our management identified Picoplatin as a priority to license as the first compound for its drug development program enhanced by its genomics technology.

On June 17, 2014, we entered into an exclusive license agreement with Tallikut pursuant to which we acquired from Tallikut the exclusive, global license of all rights to develop and commercialize Picoplatin (we refer to such license, as amended in December 2014 and March 2016, as the Tallikut License). Under the Tallikut License, we paid $150,000 as consideration plus 100,000 shares of our Series A Convertible Preferred Stock (or “Series A Preferred Stock”) and a warrant to purchase 80,000 shares of Series A Preferred Stock to Tallikut and were obligated to pay certain royalties to Tallikut relating to sales of Picoplatin in the United States and abroad. This agreement was terminated and superseded based upon entry into the Assignment Agreement as described below.

On March 15, 2016, we entered into an assignment of license agreement and an assignment agreement (which we refer to, collectively, as the Assignment Agreement) with Tallikut pursuant to which we were assigned certain assets of Poniard owned by Tallikut and all related intellectual property, providing us with all of Poniard’s rights to develop and commercialize Picoplatin. We also became the assignee of the Genzyme license which enabled us to terminate our License Agreement with Tallikut. Pursuant to the Genzyme License, following FDA approval we will pay royalties to Genzyme ranging from 5% to a maximum of 9% (based on designated product sales levels) for annual net product sales of Picoplatin. Additionally, we will be required to pay a total of up to $5,000,000 based upon the achievement of certain sales milestones in the United States following FDA approval.

Our Strategy

Our primary objective is to establish Picoplatin as the preferred platinum-based drug choice for inclusion in treatment protocols by physicians treating cancer patients and to establish the predictive capability of our genomic technology. Our strategy has been followed before, where a failed clinical trial of an otherwise promising drug was rescued and repurposed in a subsequent clinical trial. There have been many cases where drugs have had experienced initial trial failures only to achieve subsequent success. Viagra, Erbitux, Revlimid and Thalomid are several cases of rescued drugs which have general many billions of annual sales. A 2015 study published in Drug Discovery World found that drug rescue efforts have the potential to “reduce the costs of subsequent drug development by 85% when such activities are restarted from Phase II and increase the chances of success by 2.5 times.”

3

The following represents our current plan which could change based upon trial results, discussions with the FDA, or other opportunities or information that could cause us to focus on other cancer indications. The key elements of our strategy over the next several years following this Offering in the U.S. are:

● Complete two Phase II clinical trials for Picoplatin. We intend to conduct two Phase II trials for the purpose of defining the genomic signature of the Picoplatin response in patients with (a) squamous cell carcinoma of head and neck (or SCCHN) as well as (b) metastatic CRC, which is the third leading cause of cancer death in both men and women in the U.S. and the second leading cause of cancer death of men and women combined. As described in more detail in “Use of Proceeds,” we expect to initially conduct a Phase II clinical trial with patients suffering from SCCHN using the proceeds from this Offering. We have not yet determined when we will begin a Phase II clinical trial relating to CRC. In October 2016, following its review of the IND for squamous cell cancer of the head and neck, the FDA, through a series of telephonic calls and a confirmatory e-mail, gave us permission to initiate Phase II trials of Picoplatin in patients with squamous cell carcinoma of the head and neck. On October 5, 2016, in connection with our planned initiation of our Phase II clinical trial, the FDA has requested that we supplement our clinical trial plan with a more detailed statistical plan to provide a robust justification for the patient sample size that we have proposed. The FDA is requiring that we submit this plan before recruiting over twenty patients. With respect to our clinical trial plan, the FDA has also provided comments on sample collection and suggested that we begin discussions with the FDA regarding in vitro diagnostic genomic assay before we begin the second arm of our clinical trial. The genomic signatures which we expect to define in clinical trials represent a set of 15-40 genes (selected from 22,000 genes examined in an initial analysis) which change their “expression” in a tumor to produce more or less mRNA in a manner which correlates with tumor responses to specified treatment regimens. We expect that the use of such signatures will enable the selection of patients, prospectively, who will have a significantly higher likelihood (potentially up to 90%) of responding to Picoplatin treatment. Our clinical trials may include studying the objective response rate (or ORR) in a group of patients selected based on the presence of the genomic signatures that we determine will predict positive responses to Picoplatin. An objective response rate is the percentage of patients whose cancer shrinks or disappears after treatment. It includes a complete response (CR) when all detectable tumors disappear, and partial response (PR), defined as at least a 50% decrease in the total tumor volume with some residual disease still remaining. ORR has been viewed as a “direct measure of drug antitumor activity” according to the “Guidance for Industry Clinical Trial Endpoints for the Approval of Cancer Drugs and Biologics” as set forth by the U.S. Department of Health and Human Services Food and Drug Administration Center for Drug Evaluation and Research in 2007. Accordingly, following FDA guidelines, we believe that the increases in ORR should be viewed as a strong indicator of the efficacy of the drug.

● Conduct a Phase III clinical trial for SCCHN and/or CRC patients treated by Picoplatin. Following the completion of our Phase II trials, and assuming those trials meet the endpoints, we intend to conduct a Phase III clinical trial for either or both of SCCHN and CRC which would be designed to utilize these genomic classifiers to achieve the progression-free or overall survival endpoints needed to move the product candidate forward and significantly increase the patient response rate to Picoplatin. As described elsewhere in this prospectus, we expect to initially conduct only a Phase II clinical trial with patients suffering from SCCHN using the proceeds from this Offering. We have not yet determined when we will begin a Phase II clinical trial relating to CRC.

● Seek a strategic partnership with a European partner to obtain European Union approval of Picoplatin for SCLC. The European Commission designated Picoplatin as an orphan medicinal product for the treatment of SCLC, which, if approved, would qualify Picoplatin for ten years of marketing exclusivity in the European Union. Accordingly, we will seek to enter a strategic partnership with a European partner for obtaining approval of Picoplatin in the European Union.

4

● Commercially Launch Picoplatin in the U.S. Although we may decide to utilize a small specialty sales strategy for targeting oncologists to launch Picoplatin if it is approved in the U.S., our primary focus will be dedicated to entering into a partnership with a pharmaceutical company with an established sales force for the full commercialization of Picoplatin and retaining a meaningful royalty percentage based upon U.S. sales. Outside the United States, we expect to enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.

● Pursue opportunities to develop and commercialize Picoplatin in foreign markets. As we engage in clinical trials for Picoplatin in the U.S., we will also seek to enter into development and commercialization partnerships with pharmaceutical companies in foreign countries including in Asia.

● Leverage our genomic technology by acquiring rights to other compounds and by seeking to enter into strategic collaborations combining the pipelines of other drug companies with our genomic technology. If our clinical trials and the use of our genomics classifiers to select patients for Picoplatin meet their endpoints, we will seek to in-license or acquire other drug compounds that we believe would be well-suited for our genomic technology. We will also seek to work together with other drug companies to conduct clinical trials using their drugs combined with our genomic technology. We could also conceivably seek to exploit our genomics classifiers even if our clinical efforts with Picoplatin are not successful, but our immediate priority is to combine our genomic technology with Picoplatin.

● File new patents with respect to the combination of our genomic technology and Picoplatin and possibly other drug compounds. We believe that patent protection is available for the method of using our genomic technology in combination with Picoplatin as well as other drug compounds in treating cancer and other diseases. We will seek to file new patents, when appropriate, to protect our proprietary technology.

● Publish review papers and participate in recognized genomic and other scientific conferences. Our management team will look to publish peer review papers that describe our genomics technology and clinical trials we conduct in combination with Picoplatin and possibly other drug compounds. We will also participate in genomic and scientific conferences to raise the profile and awareness of our genomic technology in the scientific community.

● Pursue federal and state grants to obtain funding for genomic research. Our management team has had success in the past in obtaining government research grants in order to fund drug research and development. We believe that our genomics technology and related capabilities position us to take advantage of the significant government focus on genomics. We intend to pursue federal and state grants to fund our genomic research efforts which will be geared towards enhancing our genomic capabilities and, potentially, providing us additional tools in expanding our drug pipeline.

While we will focus our efforts on achieving these or similar milestones, potential investors are cautioned that no assurances can be given that our Phase II clinical trials for Picoplatin will meet their endpoints (or in the case of CRC, that we will ever conduct a Phase II clinical trial), that our genomic technology will have the effect we expect on patient response to treatment, or that we will be able to achieve all or any of these or similar milestones over the next few years or ever. In describing our targeted milestones, potential investors are advised that we not projecting any specific timeline of results but are rather providing insight into our strategic priorities as a company.

5

Summary Risks Associated with Our Business

Our business is subject to many significant risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read and carefully consider these risks, together with the risks set forth under the section entitled “Risk Factors” and all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our Common Stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, our risks include, but are not limited to, the following:

● We are a clinical stage biotechnology company with no history of revenue generating operations, and it will take several years to have any proposed products approved, assuming such approval can be obtained at all. We therefore do not expect to generate revenue for at least the next several years.

● Our cash resources are presently limited, and there is a risk that our cash will be insufficient to advance the clinical development of our therapies and ultimately bring our therapies to market. If we are unable to raise additional funds in the future, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts and our business could fail.

● Our outstanding Convertible Notes are all convertible into, and the warrants are exercisable for, shares of our Common Stock and will result in dilution of the equity interests of our stockholders. While at present, we have no control over whether the holders will exercise their right, in whole or in part, to convert their Convertible Notes or exercise their warrants, we have negotiated with the note holders and warrant holders to convert their Notes and exercise their warrants, on a mandatory basis, pursuant to an Exchange Agreement, the definitive terms of which have not been finalized, prior to the effective date of this Registration Statement. The existence and potentially dilutive impact of the Convertible Notes and our warrants may prevent us from obtaining additional financing in the future on acceptable terms, or at all.

● As a result of the pre-revenue nature of our business and our current lack of financial liquidity, there is a substantial doubt about our ability to continue as a going concern within one year after the financial statement issuance date, and accordingly, our auditors’ report for our 2017 consolidated financial statements, which are included as part of this prospectus, contains a statement concerning the substantial doubt regarding our ability to continue as a “going concern.” In the event that we do not sell all of the Units subject to this Offering, we expect that we will be required to raise additional funds from the sale of equity and/or debt securities over the next 12 months from the date of this prospectus. In addition, this offering does not require us to raise a minimum Offering.

● We hold an exclusive worldwide license granted from Genzyme for patents and patent applications for the development and commercialization of Picoplatin (the “Genzyme Patents”). We also own the Picoplatin patent portfolio that was later developed by Poniard (the “Poniard Patents”). Between the Poniard Patents and the Genzyme Patents, we have rights to 20 patents and 15 patent applications. We are highly dependent on our license agreement with Genzyme, and the loss of this license would materially impair our business plan and viability. We have secured exclusive rights to develop and commercialize Picoplatin from Genzyme on a worldwide basis, and Picoplatin is currently our only product candidate. In the event that our license agreement with Genzyme is terminated, our ability to develop and commercialize Picoplatin, and our business prospects would be materially damaged, which could lead to the significant reduction of value or even a complete loss of your investment.

● The gene expression studies we have conducted to date are of a preliminary nature and were performed using data generated from clinical treatments using other platinum and non-platinum chemotherapeutic drugs. While it is our intent to confirm our genomic technology with respect to Picoplatin through our planned clinical trials, there is no assurance that we will be successful in doing so.

● Our limited operating history makes it difficult for you to evaluate our business to date and to assess our future viability.

● Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

● We are highly dependent on our rights to Picoplatin, the loss of which could lead to the failure of our business.

● We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

● We are subject to extensive regulation, and if we fail to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our product candidate, and our ability to generate revenue and the viability of our company will be materially impaired.

Corporate Financing Transactions-Rescinded

On June 29, 2017, we entered into securities purchase agreements (which we refer to herein as the “Series B Purchase Agreements”) with various investors (with each of whom we had a preexisting relationship and collectively, are referred to as the “Preferred Investors”) pursuant to which we agreed to issue shares of Series B Convertible Preferred Stock and warrants to purchase 603,865 shares of our Common Stock for gross proceeds of $2,500,000 (or a price per share and warrant of $4.14). The closing of the Series B Private Placement and the related exchange transactions were subject to the closing of the Company’s initial public offering on or prior to July 21, 2017 (the “2017 IPO”), which, in fact did not occur. As a result, no shares of Series B Convertible Preferred Stock and nor were any underlying warrants issued. As a result, the Series B Purchase Agreements were cancelled, and the shares of Common Stock sold and assigned by the Founders (as that term is defined below) to the Private Investors has been canceled and the shares that had been delivered to the Private Investors were transferred and assigned by the Private Investors back to the Founders.

Recent Developments in Research and Development:

During 2016 – 2017, the following important developments took place:

●	Team of highly-experienced drug developers assembled
●	Drug, Picoplatin, was manufactured under Good Manufacturing Practice (GMP) guidelines in the amounts sufficient to perform multiple drug trials

During 2018 and to date, we did not incur any research and development expenses due to our lack of financial resources and our inability to pay our executive officers. As a result, our executive officers were not actively involved in performing any services on behalf of the Company. Our executive officers have agreed in connection with the completion of the Offering, of which there can be no assurance, that they will again devote not less than __% of their professional time to the business of the Company.

6

Corporate Information

We were organized as a corporation under the laws of the State of Delaware in May 2014. Our principal executive office is located at 15W155 81st Street, Burr Ridge, IL 60527, and our phone number is (773) 517-0789.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (or the JOBS Act). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

● being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

● not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

● reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

● exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period.

We could remain an emerging growth company for up to five years after the last day of the fiscal year following the fifth anniversary that it completes its initial public offering (“IPO”), or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

7

The Offering

Securities Offered:

750,000 Units, each Unit consisting of one (1) share of our Common Stock and one (a) Class A Warrant to purchase one (1) share of our Common Stock at an exercise price of $4.40 per share. The shares of Common Stock and the Class A Warrant that are part of the Units are immediately separable and will be issued separately but will be purchased together in this Offering. The Units will not be issued, certificated or traded. Each Unit will be offered at an Offering Price of $4.00 per Unit.

Common Stock Outstanding Before this Offering:	6,220,190 shares

Common Stock to be Outstanding After this Offering:(1)	6,970,190 shares

Class A Warrants Outstanding Before this Offering:	There are no Class A Warrants outstanding prior to this Offering.

Class A Warrants Outstanding After this Offering:	750,000 Class A Warrants to be issued as part of the Units

Terms of Class A Warrants Offered:	The Class A Warrants will have an exercise price $4.40 per share and will be exercisable any time after the date of issuance until the five-year anniversary of the date of issuance. The terms of the Class A Warrants will be governed by the Class A Warrant Agreement between us and the investors. For more information regarding the Class A Warrants, you should carefully read the section entitled “Description of Securities” in this prospectus and Exhibit 4.9, form of Class A Warrant Agreement. References is also made to the new Risk Factor “The shares of Common Stock that are issuable upon exercise of the Class A Warrants shall remain registered” on page 35.

Use of Proceeds:

We intend to use approximately 45.7% of the gross proceeds of this Offering to fund our anticipated Phase II clinical trial in head and neck cancer to obtain genomic signatures, approximately 6.7% to fund the costs of producing our drug product for the trial and approximately 14.3% for working capital and general corporate purposes. In addition, we intend to use approximately 12.0% of the gross proceeds to repay existing indebtedness including accrued interest. The foregoing percentages assume that all of the Units are sold. See the table under “Use of Proceeds” below. The percentages are based upon the gross proceeds of $3,000,000, prior to the deduction of Offering Expenses.

No Trading on the OTC Markets Trading System:

Our Common Stock does not trade anywhere currently. We do not yet trade on the OTC Markets Group’s quotation system or any other quotation system or exchange and our securities have not been assigned a ticker symbol by FINRA.

Placement Agent Agreement	This Unit Offering is being made on a best-efforts, self-underwritten basis, utilizing the services of our management and one or more placement agents (the “Placement Agents”), which means our management and Placement Agent(s) will attempt to sell the Units being offered hereby on behalf of the Company. There is no underwriter for this Offering. To date, we have not yet retained any Placement Agent nor are we in negotiations with any Placement Agent but expect that we will utilize one or more Placement Agent(s) and will enter into a Placement Agent in the Form of Placement Agent Agreement attached as Exhibit 10.33 hereto, pursuant to which we will: (i) pay the Placement Agents a cash fee equal to 7% of the gross proceeds received by the Company from qualified investors from such closing of the sale of Units as a direct result of the selling efforts and introductions of each respective Placement Agent; and (ii) issue Class A Warrants to each such Placement Agent (the “Class A Warrants” or “Placement Agent Warrants”) exercisable to purchase a number of Units including shares and Class A Warrants equal to 7% of the number of Units sold in the Offering as a direct result of the selling efforts and introductions of each respective Placement Agent and a Placement Agent Warrant exercise price of $4.60. Reference is made to the disclosure under “Plan of Distribution” below.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our securities.

(1) The number of Shares of Common Stock to be outstanding after the Offering, assuming the sale of all of the Units, excludes: (i) 490,000 shares of our Common Stock underlying our Series A Convertible Preferred Stock (or “Series A Preferred Stock”) held by Tallikut, as discussed more fully below, which Series A Preferred Stock will be converted into shares of our Common Stock upon the closing of this Offering; and (ii) 3,134,965 shares of our Common Stock to be issued in exchange of outstanding convertible notes (including conversion of accrued interest thereon through September 30, 2019) at an exchange price of $1.60 per share and 8,235 shares of Series C Convertible Preferred Stock in accordance with the Amended Securities Exchange Agreements described below (collectively, the “Convertible Notes”) subject to the closing of the Offering.

The Company has negotiated an Amended Securities Exchange Agreement, attached hereto as Exhibit 10.39.2, the closing of which are subject to the closing of this Offering, with the holders of the outstanding Convertible Notes, pursuant to which Convertible Notes in the aggregate principal amount of $3,901,000 plus accrued interest through September 30, 2019 of approximately $1,115,000, will be exchanged into 3,134,965 shares of our Common Stock and Convertible Notes in the aggregate principal amount of $1,035,000 plus accrued interest through September 30, 2019 of approximately $295,000 will be exchanged into an aggregate of 1,662 shares of our Series C Convertible Preferred Stock; each share of Series C Convertible Preferred converts into 500 shares of common stock. In addition, the Company has executed a definitive Amended Securities Exchange Agreement with two holders of Convertible Notes in the aggregate principal amount of $345,000 plus accrued interest of approximately $155,000, attached hereto as Exhibit 10.38.2, pursuant to which the two holders have agreed, subject to the closing of this Offering, to convert such Convertible Notes into a total of 6,596 shares of a newly designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”) which Series C Preferred Stock is convertible, at the option of the holders, into a total of 3,298,000 shares of Common Stock, subject to certain beneficial ownership limitation provisions as defined in Exhibit 3.4, Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock, and elsewhere in the prospectus.

The two holders of Convertible Notes that entered into the Amended Securities Exchange Agreement with the Company, also entered into an Amended Private Securities Purchase and Assignment Agreement (attached as Exhibit 10.37.4 hereto) pursuant to which they agreed, as purchasers, to acquire the $345,000 Convertible Note from the former holder of such note. The purchasers agreed in connection with the closing of Amended Private Securities Purchase and Assignment Agreement, which is also subject to the closing of this Offering, to expressly waive the Confession of Judgment that was included in the original $345,000 Convertible Note.

Reference is made to the several agreements attached as Exhibits 10.37.4 to 10.39.2, hereto. In addition, Michael Fonstein, Ekaterina Nikolaevskaya and Dmitry Prudnikov, executive officers and founders of the Company (the “Founders”) have entered into an agreement (the “Founder Shares Assignment Agreement”) with the note holders defined in Exhibit 10.39.2, to transfer and assign to such note holders a total of one (1) million of the Founder’s shares of Common Stock pursuant to the terms of said Founder Shares Assignment Agreement, attached as Exhibit 10.40 hereto, as an inducement to such note holders to agree to convert their note into shares of Common Stock upon the closing of the Offering. The closing of the agreements (Exhibits 10.39.2 and 10.40 hereto) and the executed definitive agreements (Exhibits 10.37.4 and 10.38.2 hereto), are subject to the closing of this Offering.

8

Summary Financial Data

The summary financial data below as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 have been derived from our unaudited condensed consolidated financial statements as well as for the years ended December 31, 2018 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

Statement of Operations Data:

	For The Six Months Ended June 30,		For The Years Ended December 31,
	2019	2018	2018	2017
	(unaudited)
Operating expenses
General and administrative (5)	$188,097	$85,545	$189,113	$652,755
Research and development (5)	57,260	-	-	1,400
Total operating expenses	245,357	85,545	189,113	654,155
Loss from operations	(245,357)	(85,545)	(189,113)	(654,155)
Other expense
Foreign currency exchange loss	(289)	(24,720)	(34,931)	13,692
Interest expense	(248,359)	(257,418)	(506,232)	(839,118)
Total other expense	(248,648)	(282,138)	(541,163)	(739,962)
Net loss	(494,005)	(367,683)	(730,276)	(1,394,117)
Net loss per common share, basic and diluted	$(0.08)	$(0.06)	$(0.12)	$(0.24)
Weighted average common shares outstanding, basic and diluted	6,220,190	6,220,190	6,220,190	5,791,323

Balance Sheet Data:

	As of June 30, 2019
	Actual	Pro Forma	Adjusted(1)(2)
	(unaudited)	Adjustment	(unaudited)
Cash	$19,870	$2,497,485	$2,517,355
Working capital (deficit)	(8,342,606)	9,517,928	1,175,605
Total assets	20,153	2,497,485	2,517,638
Total debt, net of debt discount of $5,484(3)	5,698,030	(5,568,030)	130,000
Preferred stock(4)	1	-	1
Accumulated deficit(6)	(12,967,441)	(15,161,822)	(28,129,263)
Total stockholders’ (deficit) equity	(8,342,323)	9,517,928	1,175,605

9

(6) Amounts calculated on a pro forma as adjusted basis to give effect to:

● the agreements with the holders of outstanding Convertible Notes (Exhibits 10.36.3 and 10.37.4 hereto), the closing of which are subject to the closing of this Offering, provides for the conversion of all of their outstanding Convertible Notes, together with any unpaid and accrued interest thereon, into an aggregate of 3,134,965 shares of our Common Stock and an aggregate of 1,662 shares of our Series C Convertible Preferred Stock, respectively; each share of Series C Convertible Preferred converts into 500 shares of common stock.

● two holders of Convertible Notes in the aggregate principal amount of $345,000 plus accrued interest, have executed a definitive Amended Securities Exchange Agreement with the Company (Exhibit 10.38.2 hereto), the closing of which is subject to the closing of the Offering, to convert their notes in the principal amount of $345,000 plus accrued interest, into 6,596 shares of Series C Convertible Preferred Stock, which shares of Preferred Stock are convertible, at the option of the holders, into a total of 3,298,000 shares of Common Stock, subject to separate Beneficial Ownership Limitation provision applicable to the two note holders. Reference is made to Exhibits 3.4 and 10.38.2 hereto and elsewhere in this prospectus;

● the repayment of debt (unrelated to our convertible notes) in the aggregate principal amount of $360,035 plus accrued interest as follows: (i) $35,000, no interest loan maturing on May 31, 2020 borrowed from FIG (an entity controlled by the spouse of our CEO and principal shareholder) for debt incurred in 2016; (ii) $30,000 borrowed from one note holder in 2016 bearing interest of 180% per annum and which matured on December 31, 2016; (iii) $15,000 borrowed from one note holder in 2017 bearing interest of 22.5% per annum and which matured on August 21, 2017; (iv) $80,005 borrowed from three holders of the non-convertible notes issued during the three months ended December 31, 2018 bearing interest of 6% per annum and are due the earlier of December 31, 2019 or the closing of the Offering; and (iv) $200,030 to five holders of non-convertible notes issued during the nine months period ended June 30, 2019 bearing interest of 6% per annum and are due the earlier of September 30, 2019 or the closing of the Offering.

(2) Amounts calculated on a pro forma as adjusted basis to give further effect to (i) our issuance and sale of 750,000 Units in this Offering at the assumed Offering Price of $4.00, after deducting estimated placement agent fees and commissions and estimated Offering expenses payable by us, payment of accrued financing costs and the reclassification of deferred financing costs to additional paid-in capital; (ii) the issuance of 3,134,965 shares of Common Stock in exchange of outstanding Convertible Notes (including conversion of accrued interest thereon through September 30, 2019, at an exchange price of $1.60 per share, pursuant to the agreement with the note holders under an agreement attached as Exhibit 10.39.2, the closing of which is subject to the closing of this Offering; and (iii) the definitive Amended Securities Exchange Agreement with the two holders of Convertible Notes in the aggregated principal amount of $345,000 plus accrued interest through September 30, 2019, which are convertible into Series C Preferred Stock, as discussed above, which Series C Preferred Stock is convertible into shares of our Common Stock, subject to separate Beneficial Ownership Limitation provisions contained in Exhibit 3.4 and Exhibit 10.38.2, the closing of said Amended Securities Exchange Agreement is subject to the closing of this Offering.

(3) Total debt represents the carrying amount of our convertible notes and short-term notes payable.

(4) Convertible Preferred Stock represents our Series A Convertible Preferred Stock, which was issued on February 1, 2016 in connection with our licensing of the global rights to Picoplatin, and convertible into 490,000 shares of Common Stock upon the consummation of this Offering including our Series C Preferred Stock.

(5) The amounts included in General and Administrative (G&A) in the Statement of Operations Data above include salaries of our executive officers and approximately 70% of the professional time of our executive officers were devoted to the Company’s Research and Development activities (R&D) which is an essential part of the fiduciary duties of these executive officers. The Company, effective September 14, 2018, entered into a Modification Agreement to their executive officer’s respective employment agreements, superseding the former employment agreements dated June 10, 2016 in their entirety. Reference is made to the disclosure under “Employment Agreements” below. To date, no salaries have been paid nor accrued based upon the former employment agreements between the Company and its executive officers because: (i) the June 2016 employment agreements were only to become effective upon the closing of the 2017 IPO, which did not occur; and (ii) the executive officers did not provide services under these employment agreements because the Company lacked the capital resources to pay the salaries provided under the June 2016 employment agreements.

(6) Gives effect to an estimated charge to expense in the amount of approximately $15,049,000 for the modification of conversion options and shares transferred and assigned to certain noteholders pursuant to the Founders Share Assignment Agreement, discussed in Capitalization on page 39.

10

RISK FACTORS

An investment in our securities involves substantial risks, including the risks described below. You should carefully consider the risks described below before purchasing our securities. The risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business

We are a pre-revenue biopharmaceutical company and are thus subject to the risks associated with new businesses in that industry.

We acquired the exclusive, global license of all rights to develop and commercialize Picoplatin on June 17, 2014 and have only recently begun to pursue this new business opportunity. As such, we are a clinical stage biopharmaceutical company with no history of revenue-generating operations, and our only assets consist of the intellectual property and related assets licensed to us by Genzyme and certain intellectual property of Poniard. Therefore, we are, and expect for the foreseeable future to be, subject to all the risks and uncertainties inherent in a new business, in particular new businesses engaged in the development of pharmaceuticals. We still must establish and implement many important functions necessary to operate a business, including the clinical development of Picoplatin, establishing our managerial and administrative structure and implementing financial systems and controls.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in their pre-revenue generating stages, particularly those in the pharmaceutical field. Potential investors should carefully consider the risks and uncertainties that a new company with no operating history will face. In particular, potential investors should consider that there is a significant risk that we will not be able to:

● implement or execute our current business plan, or create a business plan that is sound;

● maintain our anticipated management team;

● raise sufficient funds in the capital markets or otherwise to effectuate our business plan;

● determine that the processes and technologies that we have developed are commercially viable; and/or

● attract, enter into or maintain contracts with, potential commercial partners such as licensors of technology and suppliers.

If we cannot execute any one of the foregoing, our business may fail, in which case you may lose the entire amount of your investment in our Company.

In addition, as a pre-revenue biopharmaceutical company, we expect to encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be able to reach such point of transition or make such a transition, which would have a material adverse effect on our company.

11

We have a very limited operating history and are expected to incur significant operating losses during the early stage of our corporate development.

We were organized on May 12, 2014 and we acquired the rights to our product candidate Picoplatin in June 2014. Accordingly, we have a limited operating history. We had no significant operational activities during the year 2018 due to lack of financial resources. We have not sold our product candidate because it is currently investigational in nature and requires completion of additional clinical and non-clinical trials and studies in order to obtain regulatory approval in the U.S. and abroad. Therefore, our historical financial information consists only of our unaudited financial results as of and for the six months ended June 30, 2019 and 2018 and our financial results as of and for the years ended December 31, 2018 and December 31, 2017. This is very limited historical financial information upon which to base an evaluation of our performance. We are an emerging company, and thus our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operation, particularly in the pharmaceutical industry. As of June 30, 2019, we have generated cumulative losses of approximately $13.0 million since inception, and we expect to continue to incur losses until Picoplatin is approved by the FDA of which there can be given no assurance. Provided regulatory approval is obtained, there is a risk that we will not be able to generate material sales of Picoplatin, which would cause us to continue to incur losses. We thus expect to incur substantial operating expenses over the next several years as our product development and marketing activities increase. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

We have no experience as a company in obtaining regulatory approval for, or commercializing, any product candidate.

As a company, we have never obtained regulatory approval for, or commercialized, any product candidate. It is possible that the FDA may refuse to accept our planned New Drug Application (or NDA) for Picoplatin for substantive review or may conclude after review of our data that our application is insufficient to obtain regulatory approval of Picoplatin or any future product candidates. If the FDA does not accept or approve our planned NDA for Picoplatin, it may require that we conduct additional clinical, preclinical or manufacturing validation studies, which may be costly, and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have available. Any delay in obtaining, or an inability to obtain, regulatory approvals would prevent us from commercializing Picoplatin, generating revenues and achieving and sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any NDA we submit. If any of these outcomes occur, we may be forced to abandon our planned NDA for Picoplatin, which would materially adversely affect our business and could potentially cause us to cease operations. We may face similar risks for any approval in a foreign jurisdiction.

Our current and future operations substantially depend on our management team and our ability to hire other key personnel, the loss of any of whom could disrupt our business operations.

Our business depends and will continue to depend in substantial part on the continued service of our executive officers and Founders, Michael Fonstein, Ekaterina Nikolaevskaya and Dmitry Prudnikov, each of whom entered into an employment agreement with the Company. The Company previously agreed with our executive officers to enter into amendments to the prior employment agreements, none of which were to become effective until the successful completion of the 2017 IPO, which, in fact did not occur. On September 14, 2018, the Company entered into a Modification Agreement with its executive officers, which superseded in their entirety the previous executive officer employment agreements, which never became effective because the 2017 IPO did not close. Pursuant to the Modification Agreement, a copy of which is filed as Exhibit 10.35 to this Registration Statement, upon successful closing of this Offering, of which there can be no assurance, Michael Fonstein, Ekaterina Nikolaevskaya and Dmitry Prudnikov will receive base annual salaries equal to 30% of the base salary, with respect to Michael Fonstein and 35% of the base salaries with respect to Ekaterina Nikolaevskaya and Dmitry Prudnikov, of their former employment agreements. In addition, Michael Fonstein, Ekaterina Nikolaevskaya and Dmitry Prudnikov, who may also be referred to as our “Founders,” have agreed, subject to the closing of the Offering, to transfer and assign 1million shares of Common Stock owned by the Founders to certain note holders pursuant to the terms of the Founder Shares Assignment Agreement, attached as Exhibit 10.40 hereto, as an inducement of such holders to enter into and execute the agreement, attached as Exhibit 10.39.2 hereto. Reference is made to the disclosure under “Employment Agreements” below. We do not carry key person life insurance on any of our management, which would leave our company uncompensated for the loss of any of our management.

Our future viability and ability to achieve sales and profit will also depend on our ability to attract, retain and motivate highly qualified personnel in the diverse areas required for continuing our operations. There is a risk that we will be unable to attract, train or retain qualified personnel, both near term or in the future, and our failure to do so may severely damage our prospects.

We are highly dependent on our license agreement with Genzyme, and the loss of this license would materially impair our business plan and viability.

We hold an exclusive worldwide license granted from Genzyme for patents and patent applications for the development and commercialization of Picoplatin (the “Genzyme Patents”). We also own the Picoplatin patent portfolio that was later developed by Poniard (the “Poniard Patents”). Between the Poniard Patents and the Genzyme Patents, we have rights to 20 patents and 15 patent applications.

However, we are highly dependent on our license agreement with Genzyme, and the loss of this license would materially impair our business plan and viability. We have secured exclusive rights to develop and commercialize Picoplatin from Genzyme on a worldwide basis, and Picoplatin is currently our only product candidate. In the event that our license agreement with Genzyme is terminated, our ability to develop and commercialize Picoplatin, and our business prospects would be materially damaged, which could lead to the significant reduction of value or even a complete loss of your investment.

The Genzyme License may be terminated by either us or Genzyme if either party breaches its obligations under the terms of the agreement, or if the other party files a petition for bankruptcy or insolvency or for reorganization or is dissolved, liquidated or makes assignment for the benefit of creditors. We may terminate the Genzyme License at any time upon prior written notice to Genzyme. If not earlier terminated, the Genzyme License will continue in effect, in each country in the territory in which the licensed product is sold or manufactured, until the earlier of (i) expiration of the last valid claim of a pending or issued patent covering the licensed product in that country due to expire in 2021 (unless extended) or (ii) fifteen (15) years after first commercial sale of the licensed product in that country.

Numerous examples of patenting of new methods of use allowed to extend patent protection for such drugs as AZT, thalidomide, as well as many others. Several recent (2017) FDA approvals of combinations of drugs and molecular markers of tumors which make them susceptible to the treatment is a clear indication of FDA support of the approach. We plan to incorporate genomics into treatment with Picoplatin, which would be the basis for a new method of treatment or use of the patent for this drug, as described in detail on page 65. If successful, we may be able to obtain a separate and new method of use patent for another 20 years in this manner.

12

Risks Related to Our Financial Position and Need For Additional Capital

We have never generated revenue, may never generate revenue, are not profitable and may never become profitable.

We expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. Even if we are able to launch Picoplatin, we expect to incur substantial losses for the foreseeable future and may never become profitable.

As we have no operating revenue, we also expect to experience negative cash flow for the foreseeable future as we continue to fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability would negatively impact the value of your securities and potentially require us to shut down our business, which would result in the loss of your investment.

We will require additional funding to progress our business. If we are unable to raise additional capital, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts and our business could fail.

We expect that we will be required to incur significant expenses in connection with our ongoing activities, particularly as we engage in efforts to develop and commercialize our Picoplatin. Accordingly, we will need to obtain long term additional funding in connection with our continuing operations. We will require over the next 12 months from the date of this prospectus approximately $2.79 million, the net proceeds of this Offering if all of the Units are sold, to fund our planned operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts, and our business might fail.

In addition, our future capital requirements will be significant and will depend on many factors, including:

● the progress and results of our development efforts for Picoplatin;

● the costs, timing and outcome of clinical trials of our product candidate for one or more types of cancer;

● the costs, timing and outcome of regulatory review of our product candidate for one or more types of cancer;

● the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

● competing technological and market developments;

● market acceptance of our product candidate as a treatment for one or more types of cancer;

● the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidate for which we receive marketing approval;

● the revenue, if any, received from commercial sales of any product candidate for which we may receive marketing approval;

● the extent to which we acquire or in-license other products and technologies;

● legal, accounting, insurance and other professional and business-related costs; and

● whether any of the Class A Warrants are exercised, of which there can be no assurance.

Developing pharmaceutical products, conducting preclinical testing and clinical trials and seeking regulatory approval of such products is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, our product candidate, if approved (of which no assurances may be given), may not achieve any level of commercial success. Our commercial revenues, if any, will be derived from sales of a product that we do not expect to be commercially available for several years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. See “Use of Proceeds” below.

We may have difficulty in raising capital and may consume resources faster than expected.

We currently do not generate any revenue from product sales or otherwise, and we therefore have a limited source of cash to meet our future capital requirements. We do not expect to generate revenues for the foreseeable future, and we may not be able to raise funds in the future, which would leave us without resources to continue operations and force us to resort to stockholder investments or loans, which may not be available to us. We may have difficulty raising needed capital in the near or longer term as a result of, among other factors, the very early stage of our company, the rights of certain of our stockholders to participate in our future financings and our lack of revenues as well as the inherent business risks associated with our company and present and future market conditions. Also, we may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated. Our inability to raise funds could lead to decreases in the price of our Common Stock and Class A Warrants and the failure of our business.

We are dependent upon the closing of the offering, a precondition to the conversion by our convertible note holders to convert their notes into equity.

We have negotiated an Amended Securities Exchange Agreement with the holders of our 2014-2016 Convertible Notes (see Exhibit 10.39.2 hereto), to convert these notes into 3,134,965 shares of Common Stock (except for the two Purchasers as referenced in the disclosure under “Summary of the Offering” above and Exhibits 10.38.2 who have agreed to convert their 2014-2016 Convertible Notes into 1,662 shares of Series C Convertible Stock, subject to the closing of the Offering, which shares of Series C Convertible Preferred Stock is convertible, at the option of these holders and subject to separate Beneficial Ownership Limitation provisions (see Exhibits 3.4.2 and 10.38.2 hereto), into a total of 831,000 shares of Common Stock. If, for any reason, we are not successfully in closing this Offering, notwithstanding the fact that the Offering does not require any minimum number of Units to be sold, then none of the Convertible Notes are required to be converted into equity and, furthermore, the Company’s ability to continue its operations and fulfill its business plan would be materially adversely affected.

13

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Since we will be unable to generate any revenue from actual sales of products and expect to be in the early stages for the foreseeable future, we will need to seek equity or debt financing to provide the capital required to execute our business plan. We will need significant funding for developing our intellectual property, conducting clinical trials and entering into collaborations with third party partners as well as for working capital requirements and other operating and general corporate purposes.

There can be no assurance that we will be able to raise sufficient capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be adversely affected to a significant extent.

If we raise additional capital by issuing equity securities, the percentage and/or economic ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our Common Stock.

Debt financing, if obtained, may involve agreements that include liens on our assets, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, increases in our expenses and requirements that our assets be provided as a security for such debt. Debt financing would also be required to be repaid regardless of our operating results.

If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidate, or to grant licenses on terms that are not favorable to us.

Funding from any source may be unavailable to us on acceptable terms, or at all. If we do not have sufficient capital to fund our operations and expenses, our business could fail.

As a result of our current lack of financial liquidity, there is substantial doubt regarding our ability to continue as a “going concern,” within one year from the issuance date of our financial statements.

As a result of our current lack of financial liquidity, there is substantial doubt regarding our ability to continue as a going concern. Our lack of sufficient liquidity could make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain and our public stock price, generally.

Our continuation as a going concern is dependent upon, among other things, achieving positive cash flow from operations and, if necessary, augmenting such cash flow using external resources to satisfy our cash needs. Our plans to achieve positive cash flow include engaging in Offerings of securities, negotiating up-front and milestone payments on pipeline products under development and royalties from sales of our products which secure regulatory approval and any milestone payments associated with such approved products. These cash sources could, potentially, be supplemented by financing or other strategic agreements. However, we may be unable to achieve these goals and therefore may be unable to continue as a going concern.

14

Risks Related to the Clinical Development of Our Product Candidate

We are very early in our development efforts for Picoplatin and Picoplatin is our only product candidate. If we are unable to clinically develop and ultimately commercialize Picoplatin as an anti-cancer therapy or experience significant delays in doing so, our business will be materially harmed.

We are very early in our development efforts and have only one product candidate, namely Picoplatin for the treatment of cancer. We have yet to engage in our own clinical testing of Picoplatin, and our operations since our inception in 2014 have been limited to developing our own intellectual property and know how, while acquiring the technology and rights of others in order to pursue the clinical development of Picoplatin.

Moreover, the gene expression studies we have conducted to date are of a preliminary nature and were performed using data generated from clinical treatments using other platinum and non-platinum chemotherapeutic drugs. While it is our intent to confirm our genomic technology with respect to Picoplatin through our planned clinical trials, there is no assurance that we will be successful in doing so.

Therefore, our ability to generate product revenues, which we do not expect will occur for several years, if ever, will depend heavily on our ability to develop and eventually commercialize our product candidate. The positive development of our product candidate will depend on several factors, including the following:

● positive commencement and completion of clinical trials;

● successful preparation of regulatory filings and receipt of marketing approvals from applicable regulatory authorities;

● obtaining and maintaining patent and trade secret protection and potential regulatory exclusivity for our product candidate and protecting our rights in our intellectual property portfolio;

● maintaining our agreement with Genzyme for the license of our product;

● launching commercial sales of our product, if and when approved for one or more indications, whether alone or in collaboration with others;

● acceptance of the product for one or more indications, if and when approved, by patients, the medical community and third-party payors;

● protection from generic substitution based upon our own or licensed intellectual property rights;

● effectively competing with other therapies;

● obtaining and maintaining healthcare coverage and adequate reimbursement; and

● maintaining a continued acceptable safety profile of our product following approval, if any.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to clinically develop and commercialize Picoplatin as a cancer therapy, which would materially harm our business.

If we are unable to demonstrate to physicians the benefits of Picoplatin as an anti-cancer therapy, if and when it is approved, we may incur delays or additional expense in our attempt to establish market acceptance.

Use of Picoplatin as an anti-cancer therapy will require physicians to be informed regarding the intended benefits of the product. The time and cost of such an educational process may be substantial. Inability to carry out this physician education process may adversely affect market acceptance of Picoplatin. We may be unable to timely educate physicians in sufficient numbers regarding our intended application of Picoplatin to achieve our marketing plans or to achieve product acceptance. Any delay in physician education or acceptance may materially delay or reduce demand for our product candidate. In addition, we may expend significant funds toward physician education before any acceptance or demand for Picoplatin as a cancer therapy is created, if at all.

Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidate.

The risk of failure for product candidates in clinical development is high. It is impossible to predict when our sole product candidate, Picoplatin, will prove effective and safe in humans or will receive regulatory approval for any form of cancer or any other indication. Before obtaining marketing approval from regulatory authorities for the sale of Picoplatin, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidate in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. Moreover, the outcome of early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products.

15

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidate, including:

● regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

● we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

● clinical trials of our product candidate may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs, which would be time consuming and costly;

● the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●we may have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

● clinical trials of our product candidate may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs, which would be time consuming and costly;

● the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

● we may have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

● regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

● the cost of clinical trials may be greater than we anticipate;

● the supply or quality of materials necessary to conduct clinical trials of our product candidate may be insufficient or inadequate;

● our product candidate may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to suspend or terminate the trials; and

● interactions with other drugs.

If we are required to conduct additional clinical trials or other testing of our product candidate beyond those that we currently contemplate, if we are unable to complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

● be delayed in obtaining marketing approval for our product candidate for one or more indications;

● not obtain marketing approval at all for one or more indications;

● obtain approval for indications or patient populations that are not as broad as intended or desired (particularly, in our case, for different types of cancer);

● obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

● be subject to additional post-marketing testing requirements; or

● have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know which, if any, of our clinical trials will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidate or allow our competitors to bring products to market before we do and impair our ability to commercialize our product candidate and may harm our business and results of operations.

16

If we experience delays or difficulties in the enrollment of patients in clinical trials, including delays or difficulties resulting from the actions of regulatory authorities, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our product candidate if we are unable to locate a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. Further, even if we are able to locate a sufficient number of patients, we may not be permitted to enroll such patients in our clinical trials. For example, the FDA has recently requested us to supplement our clinical trial plan with a more detailed statistical plan to provide a robust justification for the patient sample size that we have proposed, and the FDA is requiring that we submit this plan before recruiting over twenty patients which will cause delays in the enrollment of patients for our clinical trials. If the FDA does not accept our plan, the FDA will likely require a modified statistical plan which could cause additional delays in our trials. If the FDA ultimately does not accept our statistical plan, then we will be unable to enroll over twenty patients and our planned clinical trial would be adversely affected. In addition, some of our competitors have ongoing clinical trials for product candidates that treat the same indications as our product candidate, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates.

Patient enrollment is affected by other factors including:

●the severity of the disease under investigation;

● the eligibility criteria for the study in question;

● the perceived risks and benefits of the product candidate under study;

● the patient referral practices of physicians;

● the ability to monitor patients adequately during and after treatment; and

● the proximity and availability of clinical trial sites for prospective patients.

Our inability to locate and enroll a sufficient number of patients for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidate, which would cause the value of our company to decline and otherwise materially and adversely affect our company.

Poniard’s Phase III trial of Picoplatin in small cell lung cancer failed to meet the primary endpoint of overall survival. Accordingly, there is a material risk that we will be unable to develop and successfully complete clinical testing for Picoplatin.

Poniard was the prior sponsor of clinical trials for our product candidate Picoplatin. In 2009, Poniard announced that its Phase III trial of Picoplatin failed to meet its primary endpoint of overall survival. While we believe this failure was attributable to the fact that Poniard’s clinical trial utilized a suboptimal group of patient and endpoints, there can be no assurance that our view is correct, and any trials we design for Picoplatin may fail for similar or unrelated reasons. Clinical trial design errors constitute a potential risk to the timeline and ultimate results of our planned pivotal clinical program and there is a material risk that our trials will not meet their designated endpoints. Additionally, the failure of Poniard’s Phase III trial could create additional obstacles for potential collaborators or investors to recognize the beneficial properties of Picoplatin and could delay the execution and funding of our planned clinical program.

If serious adverse or unacceptable side effects are identified during the development of our product candidate, we may need to abandon or limit such development, which would adversely affect our company.

If clinical testing of Picoplatin for the treatment of cancer results in undesirable side effects or demonstrates characteristics that are unexpected, we may need to abandon such development or limit such development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in early stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound. If we are unable to develop Picoplatin due to reported adverse effects or characteristics, our business would be severely harmed.

17

For the foreseeable future, we expect to expend our limited resources to pursue a particular product candidate, leaving us unable to capitalize on other product candidates or indications that may be more profitable or for which there is a greater likelihood of clinical and commercial development.

Because we have limited financial and managerial resources, we will focus for the foreseeable future only on the clinical development of Picoplatin for one or a relatively small number of cancer indications. As a result, we may forego or be unable to pursue opportunities with other product candidates or for indications other than those we intend to pursue that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on research and development programs related to Picoplatin may not yield any commercially viable therapies. Because of this concentration of our efforts, our business will be particularly subject to significant risk of failure of our one current product candidate.

Limitations of data derived from head-to-head studies

Data not based on head-to-head studies may not be directly comparable to single-arm studies (studies without a standard-of-care or other comparative arm). Our picoplatin prostate cancer study can only be considered as an exploratory study. Any conclusions derived from the analysis of exploratory studies can’t be used to argue clinical significance of observed and/or calculated effects.

Conclusions based on exploratory studies entail significant risks of being misleading and must therefore be subsequently validated through more rigorous, fundamental clinical research such as control-arm studies in order to be eligible for submission for FDA approval. Nevertheless, multiple exploratory human studies are often conducted during drug development stages to investigate indicative tendencies.

The major risk of single-arm studies is that the effects suggested by them may not be confirmed in a much more precise setting of control-arm studies which are generally required for FDA approval.

We expect to rely on collaborations with third parties for key aspects of our business. If we are unable to secure or maintain any of these collaborations, or if these collaborations do not achieve their goals, our business would be adversely affected.

We presently have very limited capabilities for drug development and do not yet have any capability for manufacturing, sales, marketing or distribution. Accordingly, we expect to enter into collaborations with other companies that we believe can provide such capabilities. These collaborations may also provide us with important funding for our development programs.

There is a risk that we may not be able to maintain our current collaboration or to enter into additional collaborations on acceptable terms or at all, which would leave us unable to progress our business plan. We will face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to maintain or reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of our product candidate, reduce or delay its development program, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

Moreover, even if we are able to maintain and/or enter into such collaborations, such collaborations may pose a number of risks, including the following:

● collaborators may not perform their obligations as expected;

● disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of our product candidate, might lead to additional responsibilities for us with respect to such product candidate, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

● collaborators could independently develop or be associated with products that compete directly or indirectly with our product candidate;

● collaborators could have significant discretion in determining the efforts and resources that they will apply to our arrangements with them;

● should our product candidate achieve regulatory approval, a collaborator with marketing and distribution rights to our product candidate may not commit sufficient resources to the marketing and distribution of such product;

● collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

● collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

● collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to either find alternative collaborators (which we may be unable to do) or raise additional capital to pursue further development or commercialization of our product candidate on our own.

Our business would be materially or perhaps significantly harmed if any of the foregoing or similar risks comes to pass with respect to our key collaborations.

18

Our third-party manufacturing collaborators are subject to significant regulatory oversight with respect to manufacturing our product candidate. Third-party manufacturing facilities may not meet regulatory requirements, which would adversely impact our business.

The preparation of therapeutics for clinical trials or commercial sale is subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with Good Manufacturing Practice, or cGMP, requirements. These regulations govern manufacturing processes and procedures, including record keeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of outside agents or other contaminants, or to inadvertent changes in the properties or stability of a product candidate that may not be detectable in final product testing. We must supply all necessary documentation in support of a marketing authorization application on a timely basis and must adhere to the FDA’s and other countries’ cGMP requirements which are enforced, in the case of the FDA, through its facilities inspection program. The facilities and quality systems of our third-party manufacturers must pass an inspection for compliance with the applicable regulations as a condition of regulatory approval. In addition, the regulatory authorities may, at any time, audit or inspect the third-party manufacturing facility or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a plant inspection, marketing authorizations or approval of our product candidate will not be granted.

We do not directly control the manufacturing of, and are completely dependent on, our contract manufacturers for compliance with the cGMP. If our contract manufacturers cannot manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or foreign regulatory agencies, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no direct control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Furthermore, all of our contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes our manufacturers to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products may generally affect the regulatory clearance of our contract manufacturers’ facility. Our failure, or the failure of our third parties, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products and product candidates.

Our dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any products that receive regulatory approval on a timely and competitive basis.

19

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we will rely on third parties to manufacture Picoplatin and to perform quality testing, and because we collaborate with various organizations for the advancement of our technology, we must, at times, share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our proprietary technology and confidential information or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.

Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets by third parties. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business, financial condition, results of operations and prospects.

Risks Related to the Commercialization of Our Product Candidate

Even if Picoplatin receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success.

Even if Picoplatin receives marketing approval in the U.S. or elsewhere, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. For example, current cancer treatments such as chemotherapy and radiation therapy are well established in the medical community, and doctors may continue to rely on these treatments. If Picoplatin does not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of Picoplatin, if approved for commercial sale, will depend on a number of factors, including:

● our ability to offer our products for sale at competitive prices;

● the convenience and ease of administration compared to alternative treatments;

● the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

● the strength of marketing and distribution support;

● the availability of third-party coverage and adequate reimbursement;

● the prevalence and severity of any side effects; and

● any restrictions on the use of our product together with other medications.

If we are unable to establish sales, marketing and distribution capabilities, we may not be able to commercialize our product candidate if and when it is approved.

We do not have a sales or marketing infrastructure. To achieve any level of commercial success for any product for which we have obtained marketing approval, we will need to establish a sales and marketing organization or outsource sales and marketing functions to third parties.

There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

20

If approved, factors that may inhibit our efforts to commercialize our product on our own include:

● the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe our product;

● the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

● unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities and instead enter into arrangements with third parties to perform these services, our product revenues and our profitability, if any, are likely to be lower than if we were to market, sell and distribute any products that we develop ourselves. In addition, we may be unable to enter into arrangements with third parties to sell, market and distribute our product candidate or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our product effectively. If we do not establish sales, marketing and distribution capabilities, either on our own or in collaboration with third parties, we will not be able to commercialize our product candidate, which would have a material adverse effect on our company.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new drug products, particularly in the area of cancer, is highly competitive. We face competition with respect to our current product candidate and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of cancer. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Many of the companies against which we are competing, or against which we may compete in the future, have significantly greater financial resources and expertise in research and development, manufacturing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs, and we may be unable to effectively compete with these companies for these or other reasons.

Even if we are able to commercialize any product candidates, the products may become subject to unfavorable pricing regulations, third party reimbursement practices or healthcare reform initiatives, which would harm our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals.

21

Our ability to commercialize any product candidate also will depend in part on the extent to which coverage and adequate reimbursement for our product candidate will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Coverage and reimbursement may not be available for any product that we commercialize and, even if these are available, the level of reimbursement may not be satisfactory. Reimbursement may affect the demand for, or the price of, any product candidate for which we obtain marketing approval. Obtaining and maintaining adequate reimbursement for our products may be difficult. We may be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and adequate reimbursement are not available or reimbursement is available only to limited levels, we may not be able to commercialize any product candidate for which we obtain marketing approval.

In addition, there may be significant delays in obtaining reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA. Moreover, eligibility for reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors. Third party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidate in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot defend ourselves against claims that our product candidate or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

● decreased demand for any product candidates or products that we may develop;

● damage to our reputation and significant negative media attention;

● withdrawal of clinical trial participants;

● significant costs to defend the related litigation;

● significant costs to defend the related litigation;

● substantial monetary awards to trial participants or patients;

● loss of revenue;

● reduced resources of our management to pursue our business strategy; and

● the inability to commercialize any products that we may develop.

We may be unable to obtain product liability insurance on reasonable terms or at all. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

22

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to commercialize our technology and products may be impaired.

Our business plan depends in large part on our ability to obtain and maintain patent protection with respect to our proprietary technology and products, and in particular, Picoplatin. We seek to protect our proprietary position gained through our license with Genzyme by filing patent applications in the United States and elsewhere related to our novel technologies, the issuance of patents regarding our own intellectual property regarding our product candidate and also expect to license additional applicable patents from third parties.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control (in whole or in part) the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

The patent position of biotechnology and pharmaceutical companies in general is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection, which could adversely affect our company.

Patent reform legislation could further increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The United States Patent Office has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, became effective on March 16, 2013. Accordingly, since we have patent applications pending and plan to file for additional patents in the future, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office, or USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

23

Even if our owned and licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of our product candidate, patents protecting such candidate might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidate(s).

The patent positions of companies engaged in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Two cases involving diagnostic method claims and “gene patents” have recently been decided by the Supreme Court of the United States, or the Supreme Court. On March 20, 2012, the Supreme Court issued a decision in Mayo Collaborative Services v. Prometheus Laboratories, Inc., or Prometheus, a case involving patent claims directed to a process of measuring a metabolic product in a patient to optimize a drug dosage for the patient. According to the Supreme Court, the addition of well-understood, routine or conventional activity such as “administering” or “determining” steps was not enough to transform an otherwise patent-ineligible natural phenomenon into patent-eligible subject matter. On July 3, 2012, the USPTO issued a guidance memo to patent examiners indicating that process claims directed to a law of nature, a natural phenomenon or a naturally occurring relation or correlation that do not include additional elements or steps that integrate the natural principle into the claimed invention such that the natural principle is practically applied and the claim amounts to significantly more than the natural principle itself should be rejected as directed to patent-ineligible subject matter. On June 13, 2013, the Supreme Court issued its decision in Association for Molecular Pathology v. Myriad Genetics, Inc., or Myriad, a case involving patent claims held by Myriad Genetics, Inc. relating to the breast cancer susceptibility genes BRCA1 and BRCA2. Myriad held that an isolated segment of naturally occurring DNA, such as the DNA constituting the BRCA1 and BRCA2 genes, is not patent eligible subject matter, but that complementary DNA may be patent eligible. On June 27, 2016, the Supreme Court refused to hear an appeal of Sequenom v. Ariosa, leaving in place a Federal Circuit appellate decision holding that there is no patentable subject matter where claims are directed to a method that “starts and ends with a naturally occurring phenomenon.”

Recently, the USPTO issued a guidance memorandum to patent examiners entitled “Formulating a Subject Matter Eligibility Rejection and Evaluating the Applicant’s Response to a Subject Matter Eligibility Rejection.” (May 4, 2016). This memorandum provides an update to “2014 Procedure for Subject Matter Eligibility Analysis of Claims Reciting or Involving Laws of Nature/Natural Principles, Natural Phenomena, and/or Natural Products.” Cumulatively, these guidelines instruct USPTO examiners on the ramifications of the Prometheus and Myriad rulings and apply the Myriad ruling to natural products and principles including all naturally occurring nucleic acids, as well as methods related to such materials. Certain claims of our licensed patents and patent applications contain claims that relate to specific recombinant DNA sequences that are naturally occurring at least in part and, therefore, could be the subject of future challenges made by third parties. In addition, the recent USPTO guidance could impact our ability for us to pursue similar patent claims in patent applications we may prosecute in the future.

We cannot assure you that our efforts to seek patent protection for our technology and product candidate will not be negatively impacted by the decisions described above, rulings in other cases or changes in guidance or procedures issued by the USPTO. We cannot fully predict what impact the Supreme Court’s decisions in Prometheus and Myriad may have on the ability of life science companies to obtain or enforce patents relating to their products and technologies in the future. These decisions, the guidance issued by the USPTO and rulings in other cases or changes in USPTO guidance or procedures could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

24

Moreover, although the Supreme Court has held in Myriad that isolated segments of naturally occurring DNA are not patent-eligible subject matter, certain third parties could allege that activities that we may undertake infringe other gene-related patent claims, and we may deem it necessary to defend ourselves against these claims by asserting non-infringement and/or invalidity positions or paying to obtain a license to these claims. In any of the foregoing or in other situations involving third-party intellectual property rights, if we are unsuccessful in defending against claims of patent infringement, we could be forced to pay damages or be subjected to an injunction that would prevent us from utilizing the patented subject matter. Such outcomes could harm our business, financial condition, results of operations or prospects.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our owned or licensed patents or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business.

Our business will depend upon our ability, and the ability of our collaborators, to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our primary product candidate or other products and technology, including interference or derivation proceedings before the USPTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose rights that are important to our business.

We are and expect to be party to one or more license or similar agreements that may impose due diligence, development and commercialization timelines, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with our obligations under current or future licenses, our counterparties may have the right to terminate these agreements, in which case we might not be able to develop, manufacture or market any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could materially adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology.

25

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

Risks Related to Regulatory Approval of Our Product Candidates and Other Legal and Compliance Matters

If we fail to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our product candidate, and our ability to generate revenue and the viability of our company will be materially impaired.

Our product candidate and the activities associated with its clinical development and commercialization, including matters relating to design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA (including under the Federal Food, Drug and Cosmetic Act) and other regulatory agencies in the United States and by the European Medicines Agency (known as the EMA) and similar regulatory authorities outside the United States. Failure to obtain marketing approval for our product candidate will prevent us from commercializing the product candidate. We have not received approval to market Picoplatin or any other product from regulatory authorities in any jurisdiction and it will likely be years before we are even eligible to receive such approval.

Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Our product candidate may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining marketing approval or prevent or limit commercial use of our product. In particular, new cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. Even if our product candidate receives marketing approval for one or more indications, of which no assurances may be given, the accompanying labels may limit the approved use of our drug, which could limit sales of the product.

The process of obtaining marketing approvals in the United States is very expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidate involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies.

26

In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of our product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable. If we experience delays in obtaining approval or if we fail to obtain approval of our product candidate, the commercial prospects for our product candidate will be harmed and our ability to generate revenues, and the viability of our company generally, will be materially impaired.

We will be subject to healthcare laws, regulation and enforcement; our failure to comply with those laws could have a material adverse effect on our results of operations and financial conditions.

Although we currently do not directly market or promote any products, we may also be subject to several healthcare regulations and enforcement by the federal government and the states and foreign governments in which we conduct our business. The laws that may affect our ability to operate include:

● the federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information;

● the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, Offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

● federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

● federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

● state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

A fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

We may seek “fast track” designation for our product candidate for one or more indications. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA fast track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe that Picoplatin may be eligible for this designation, we cannot assure you that the FDA would decide to grant it should we apply for this designation. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

27

A breakthrough therapy designation by the FDA for our product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidate will receive marketing approval.

We may seek a “breakthrough therapy” designation for our product candidate. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA are also eligible for accelerated approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe that Picoplatin meets the criteria for designation as a breakthrough therapy for one or more indications, the FDA may disagree and instead determine not to make such designation. Even if such designation is granted, of which no assurances may be given, the receipt of a breakthrough therapy designation for our product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if Picoplatin qualifies as a breakthrough therapy for one or more indications, the FDA may later decide that it no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened, which would deny us the benefits of such designation.

We may seek but be unable to obtain orphan drug exclusivity for our product candidate. If our competitors are able to obtain orphan drug exclusivity for their products that are the same drug as our product candidate, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities may designate drugs for relatively small patient populations as orphan drugs. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of market exclusivity, which, subject to certain exceptions, precludes the FDA from approving another marketing application for the same drug for the same indication for that time period. The applicable market exclusivity period is seven years in the United States.

Obtaining orphan drug exclusivity for Picoplatin may be important to our commercial strategy. If a competitor obtains orphan drug exclusivity for and approval of a product with the same indication as our product before we do, and if the competitor’s product is the same drug or a similar medicinal product as ours, we could be excluded from the market. Even if we obtain orphan drug exclusivity for Picoplatin, we may not be able to maintain it. For example, if a competitive product that is the same drug or a similar medicinal product as our product candidate is shown to be clinically superior to our product candidate, any orphan drug exclusivity we have obtained will not block the approval of such competitive product. In addition, orphan drug exclusivity will not prevent the approval of a product that is the same drug as our product candidate if the FDA finds that we cannot assure the availability of sufficient quantities of the drug to meet the needs of the persons with the disease or condition for which the drug was designated. If one or more of these events occur, it could have a material adverse effect on our company.

Even if we obtain marketing approval for our product candidate, we could be subject to post-marketing restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems.

Even if we obtain marketing approval for Picoplatin, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, we will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. In addition, even if marketing approval of our product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the requirement to implement a risk evaluation and mitigation strategy. New cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. If our product candidate receives marketing approval, the accompanying label may limit the approved use of our drug in this way, which could limit sales of the product.

28

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of our product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we or any third-party partners of ours do not market our products for their approved indications, we may be subject to enforcement action for off-label marketing. Violations of the Federal Food, Drug, and Cosmetic Act relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with our product, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

● restrictions on such product, our manufacturers or manufacturing processes;

● restrictions on the labeling or marketing of the product;

● restrictions of product distribution use;

● requirements to conduct post-marketing studies or clinical trials;

● the need to utilize warning letters;

● suspension or withdrawal of marketing approvals;

● withdrawal of the product from the market or product recalls;

● refusal by regulatory authorities to approve pending applications or supplements to approved applications that we submit;

● fines, restitution or disgorgement of profits or revenues;

● product seizure; or

● injunctions or the imposition of civil or criminal penalties.

We may face similar issues in connection with non-compliance with non-U.S. regulatory requirements.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, changed the way Medicare covers and pays for pharmaceutical products. The MMA expanded Medicare coverage for outpatient drug purchases by those covered by Medicare under a new Part D and introduced a new reimbursement methodology based on average sales prices for Medicare Part B physician-administered drugs. In addition, the MMA authorized Medicare Part D prescription drug plans to limit the number of drugs that will be covered in any therapeutic class in their formularies. The MMA’s cost reduction initiatives and other provisions could decrease the coverage and price that we receive for any approved products. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors. Similar regulations or reimbursement policies may be enacted in international markets which could similarly impact our business.

More recently, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the PPACA, was passed, which substantially changes the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The PPACA, among other things: (i) addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; (ii) increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; (iii) establishes annual fees and taxes on manufacturers of certain branded prescription drugs; (iv) expands the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; and (v) establishes a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

29

Additional changes that may affect our business include changes governing enrollment in federal healthcare programs, reimbursement changes, rules regarding prescription drug benefits under the health insurance exchanges and fraud and abuse and enforcement. Continued implementation of the PPACA and the passage of additional laws and regulations may result in the expansion of new programs such as Medicare payment for performance initiatives, and may impact existing government healthcare programs, such as by improving the physician quality reporting system and feedback program.

For each state that does not choose to expand its Medicaid program, there likely will be fewer insured patients overall, which could impact the sales, business and financial condition of manufacturers of branded prescription drugs. Where patients receive insurance coverage under any of the new options made available through the PPACA, the possibility exists that manufacturers may be required to pay Medicaid rebates on that resulting drug utilization, a decision that could impact manufacturer revenues. The U.S. federal government also has announced delays in the implementation of key provisions of the PPACA. The implications of these delays for our and our potential partners’ business and financial condition, if any, are not yet clear.

Additionally, the future implementation of the PPACA is in no way assured. By way of example, in January 2017, Congress voted to adopt a budget resolution for fiscal year 2017, or the Budget Resolution, that authorizes the implementation of legislation that would repeal portions of the PPACA. The Budget Resolution is not a law; however, it is widely viewed as the first step toward the passage of legislation that would repeal certain aspects of the PPACA. Further, on January 20, 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the PPACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the PPACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Congress also could consider subsequent legislation to replace elements of the PPACA that are repealed.

With the new administration and Congress, there may be additional legislative changes, including repeal and replacement of certain provisions of the PPACA. It remains to be seen, however, precisely what the new legislation will provide, when it will be enacted and what impact it will have on the availability of healthcare and containing or lowering the cost of healthcare. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain marketing approval and may affect our overall financial condition and ability to develop product candidates.

We expect that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for Picoplatin or additional pricing pressures.

30

While it is our intention to enter into a strategic partnership with a European partner to seek regulatory approval for Picoplatin in the European Union, we may not enter into such a partnership and even if we do enter into such a partnership, we may not be successful in obtaining regulatory approval.

The European Commission designated Picoplatin as an orphan medicinal product for the treatment of SCLC, which, if approved, would qualify Picoplatin for ten years of marketing exclusivity in the European Union. Accordingly, we expect to seek a strategic partnership with a European partner for obtaining approval of Picoplatin in the European Union. However, we may be unable to find a strategic partner in Europe to move forward with the regulatory approval process or may determine that seeking regulatory approval in Europe is not in the best interest of the Company. Furthermore, even if we do secure a strategic partner, there is no guarantee that the we will be able to obtain regulatory approval in the European Union or that the terms of the strategic partnership will make such regulatory approval lucrative to us.

Risks Related to an Investment in Our Securities and this Offering

Our management has broad discretion as to the use of the net proceeds from this Offering.

We intend to use the net proceeds from this Offering to fund our Phase II clinical trial in squamous cell cancer of the head-and-neck and related expenses and for working capital and general corporate purposes, however we cannot specify with certainty the particular uses of the net proceeds we will receive from this Offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this Offering in ways that holders of our Common Stock and Class A Warrants may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net

There is no public market for the warrants to purchase Common Stock in this Offering.

There is no trading market for the warrants being offered in this Offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

There is no existing market for our Common Stock and we do not know if one will develop to provide you with adequate liquidity.

Prior to this Offering, there has not been a public market for our Common Stock. We cannot assure you that an active trading market for our Common Stock will develop following this Offering, or if it does develop, it may not be maintained. You may not be able to sell your shares of Common Stock quickly or at the market price if trading in our securities is not active. The initial public Unit Offering Price was arbitrarily determined by the Board of Directors and may not be indicative of prices that will prevail in the trading market.

The offered securities have no prior public market, and our Common Stock prices could be volatile and could decline after this Offering.

This Offering constitutes the initial public Offering of our shares of Common Stock and Class A Warrants, and no public market for our shares of our Common Stock or Class A Warrants currently exists. We do not intend to apply for listing of the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

There can be no assurance that an active trading market for our shares of Common Stock will develop or be sustained after this Offering is completed. The initial public Unit Offering Price was arbitrarily determined by the Board of Directors and may not be indicative of prices that will prevail in the trading market.

We intend to make our shares of Common Stock become subject to quotation of the OTC Market Groups quotation system. However, we cannot ensure that an active public market for our shares of Common Stock will develop after this Offering, or that if it does develop, it will be sustained. In the absence of a public trading market:

31

● you may not be able to liquidate your investment in our Common Stock or the Class A Warrants;

● you may not be able to resell your shares or the Class A Warrants at or above the initial public Offering Prices;

● the market price of our Common Stock or the Class A Warrants may experience more price volatility; and

● there may be less efficiency in carrying out your purchase and sale orders.

We have entered into agreements and definitive executed agreements with the holders of all of our outstanding convertible notes, which provide for the conversion of these securities into equity, subject to the closing of the offering.

Our outstanding Convertible Notes, which are substantially identical in form and substance except as to principal amount, are all convertible into shares of our Common Stock, except for two note holders who have the right to convert their notes into shares of Series C Preferred Stock, which, in turn, is convertible, at the option of the holders, into Common Stock, subject to the separate Beneficial Ownership Limitation provisions of Section 1.4 of Exhibit 10.38.2 and the Amended Certificate of Designation, Exhibit 3.4.2 hereto (the “Amended Certificate of Designation”). The conversion of all of the Convertible Notes and the subsequent issuance of a substantial number of shares of Common Stock and Series C Preferred Stock convertible into shares of Common Stock, will result in dilution of the equity interests of our common stockholders. Notwithstanding the foregoing, the Beneficial Ownership Limitation provisions of Section 1.4 of Exhibit 10.38.2 and the Amended Certificate of designation, would prevent the conversion by the respective holders of the Series C Preferred Stock if, as a result of one or more conversions, ownership would exceed 4.99% of the outstanding shares of Common Stock.. Further, the issuance of shares of our Common Stock in lieu of cash, in payment of principal and interest on the Convertible Notes, would result in dilution of the equity interests of our other stockholders. Reference is made to the several agreements with note holders, which agreements are filed as Exhibits 10.38.2 and 10.39.2 to this Registration Statement (collectively, the “Amended Exchange Agreements”). Pursuant to these Exchange Agreements, the holders of the outstanding Convertible Notes defined in Exhibit 10.39.2 have agreed to convert their respective convertible notes into shares of Common Stock, and the holders of convertible notes defined in Exhibit 10.38.2, have executed definitive agreements, to convert their respective convertible notes into shares of Series C Preferred Stock which are convertible, at their option, into shares of Common Stock, subject to the Beneficial Ownership Limitation provisions discussed above and elsewhere in this prospectus. The closing of the Amended Exchange Agreements, attached as Exhibits 10.38.2 and 10.39.2 hereto, are subject to the closing of the Offering, of which there can be no assurance.

See a detailed description of the notes in footnote 6 in our financial statements for the period ended June 30, 2019. Reference is also made to the Disclosure under “Capitalization,” which contains a summary of the Exchange Agreements, above, and “Note 8-Subsequent Events” below.

The market price of our Common Stock and Class A Warrants, if and when we close the offering, may be highly volatile, and you could lose all or part of your investment.

The trading price of our Common Stock and Class A Warrants is likely to be volatile. This volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

● whether we achieve our anticipated corporate objectives;

● actual or anticipated fluctuations in our quarterly or annual operating results;

● changes in financial or operational estimates or projections;

● our ability to implement our pre-clinical, clinical and other development or operational plans;

● termination of the lock-up agreement or other restrictions on the ability of our stockholders and other security holders to sell shares after this Offering;

● changes in the economic performance or market valuations of companies similar to ours; and

● general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission (or SEC) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on NASDAQ, of which there can be no assurance, and if the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

There can be no assurance that we will ever provide liquidity to our investors through a sale of our company.

While acquisitions of pharmaceutical companies like ours are not uncommon, potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our Company will take place following this Offering, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors following this Offering. You should not invest in our Company with the expectation that we will be able to sell the business in order to provide liquidity or a profit for our investors.

32

The financial and operational projections and statements regarding future milestones that we may make from time to time are subject to inherent risks.

The projections and statements regarding future milestones that we provide herein or our management may provide from time to time (including, but not limited to, those relating to potential peak sales amounts, clinical and regulatory timelines, production and supply matters, commercial launch dates, strategic collaborations and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, regulatory, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections and targeted milestones themselves, will prove inaccurate or may not be achieved. There may be differences between actual and projected results, and actual results may be materially different from than those contained in the projections and statements regarding future milestones. The inclusion of the projections and statements regarding future milestones in this prospectus should not be regarded as an indication that we, our management or the future underwriters considered or consider the projections or such statements to be a guaranteed prediction of future events, and the projections and such statements should not be relied upon as such.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this Offering.

You should carefully evaluate all of the information in this prospectus before investing in our Company. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the possible underwriters have not authorized any other party to provide you with information concerning us or this Offering, and you should not rely on this information in making an investment decision.

You will experience immediate and substantial dilution as a result of this Offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the sale by us of all of the 750,000 Units offered in this Offering at the Offering Price of $4.00 per Unit, and after deducting placement agent fees and commissions and estimated Offering expenses payable by us, investors in this Offering can expect an immediate dilution of $4.75 per share, or 119% at the assumed public Offering Price, assuming no exercise of the Class A Warrants. You may experience further dilution to the extent that shares of Common Stock are issued upon exercise of the Class A Warrants. In addition, in the past, we issued warrants to acquire shares of Common Stock. Additionally, to the extent that these warrants, or options we will grant to our officers, directors and employees, are, in fact, exercised, of which there can be no assurance, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of this Offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include, but are not limited to

● deferring compliance with certain changes in accounting standards:

● not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

● being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and

● reduced disclosure obligations regarding executive compensation.

33

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have not included all of the executive compensation information that would be required if we were not an EGC. We cannot predict whether investors will find our Common Stock less attractive if we rely on certain or all of these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. Overall, we estimate that our incremental costs resulting from operating as a public company may be between $300,000 and $400,000 per year.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after we are no longer an EGC, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costlier. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an EGC, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

An investment in our company may involve tax implications, and you are encouraged to consult your own advisors as neither we nor any related party is Offering any tax assurances or guidance regarding our company or your investment.

The formation of our Company and our financings, as well as an investment in our Company generally, involves complex federal, state and local income tax considerations. Neither the Internal Revenue Service nor any State or local taxing authority has reviewed the transactions described herein and may take different positions than the ones contemplated by management. You are strongly urged to consult your own tax and other advisors prior to investing, as neither we nor any of our officers, directors or related parties is Offering you tax or similar advice, nor are any such persons making any representations and warrants regarding such matters.

34

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We believe that, with this Offering, taken together with our private placements within a three-year period and other transactions that have occurred over the past three years, we may have triggered an “ownership change” limitation. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of this Offering when it is taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates, and thus investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our Common Stock.

The Class A Warrants (issued as part of the Units) are a risky investment. You may be unable to exercise your Class A Warrants for a profit.

The amount paid for the Units in this Offering in excess of the value of our shares of Common Stock represents the value of your investment in the Class A Warrants. The value of the Class A Warrants will depend on the value of our Common Stock, which will depend on factors related and unrelated to the success of our clinical development program and cannot be predicted at this time. The Class A Warrants will have an exercise period of five years.

If the price of our shares of Common Stock does not increase to an amount sufficiently above the exercise price of the Class A Warrants during the exercise period of the Class A Warrants, you may be unable to recover any of your investment in the Class A Warrants. There can be no assurance that any of the factors that could impact the trading price of our Units or Common Stock will result in the trading price increasing to an amount that will exceed the exercise price or the price required for you to achieve a positive return on your investment in the Class A Warrants.

The shares of Common Stock that are issuable upon exercise of the Class A Warrants shall remain registered.

We are registering, as part of the registration statement of which this prospectus forms a part, the issuance by us of the shares of Common Stock issuable upon exercise of the Class A Warrants. In order to comply with Section 5 of the Act, the Company shall keep the prospectus, as amended, current for the exercise period of 5 years, whether or not the Class A Warrants are in the money at the time of being exercised, in order to permit the investors to receive registered shares underlying the Class A Warrants.

Holders of the Class A Warrants will have no rights as Common Stockholders until they acquire our Common Stock.

Until you acquire shares of our Common Stock upon exercise of the Class A Warrants, you will have no rights with respect to our Common Stock issuable upon exercise of the Class A Warrants, including the right to receive dividend payments, vote or respond to tender offers. Upon exercise of your Class A Warrants, you will be entitled to exercise the rights of a Common Stockholder only as to matters for which the record date occurs after the exercise date.

35

The Class A Warrants included in this Offering may not have any value.

The Class A Warrants will expire on the five-year anniversary of the closing of the Offering. In the event our Common Stock price does not exceed the exercise price of the Class A Warrants during the period in which the Class A Warrants are exercisable, the Class A Warrants may not have any value.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our Common Stock.

The anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our second amended and restated certificate of incorporation (which we refer to as the certificate of incorporation) and amended and restated bylaws (which we refer to as the bylaws) may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws will:

● provide that vacancies on our Board of Directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

● provide that special meetings of stockholders may only be called by our Chairman and/or President, our Board of Directors or a super-majority (66 2/3%) of our stockholders;

● place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

● not provide stockholders with the ability to cumulate their votes; and

● provide that only a super-majority of our stockholders (66 2/3%) may amend our bylaws.

We do not expect to pay dividends for the foreseeable future.

We do not expect to pay dividends on our Common Stock offered in this transaction for the foreseeable future. Accordingly, any potential investor who anticipates the need for current dividends should not purchase our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of “forward-looking statements”. Specifically, all statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information currently available to management. When used in this prospectus and the documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “continue” and “intend,” and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

● our lack of operating history;

● our current lack of the capital resources needed to progress our business plan;

● our current and future capital requirements and our ability to satisfy our capital needs;

●our reliance on Picoplatin as our only product candidate;

● our ability to complete required clinical trials of our product candidate and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

36

● our ability to secure and maintain key development and commercialization partners for our product candidate;

● our ability to obtain, maintain or protect the validity of our patents and other intellectual property;

● our ability to internally develop new inventions and intellectual property;

● our ability to retain key executive members; and

● interpretations of current laws and the passages of future laws, rules and regulations applicable to our business.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements as anticipated, believed, estimated, expected or intended.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur.

USE OF PROCEEDS

Assuming the sale of 750,000 Units in this Offering at an Offering Price of $4.00 per Unit, the total proceeds from the sale of the Units we are Offering will be $3,000,000. After fees for our placement agent commission, the net proceeds of the Units we sell will be approximately $2,790,000. We cannot predict when the Class A Warrants will be exercised, if at all. If all of the Class A Warrants sold in this Offering are exercised for cash, then we will receive an additional $3,000,000 of gross proceeds. It is possible that all or a portion of the Class A Warrants may expire prior to being exercised, in which case we will not receive any additional proceeds from such unexercised and expired Class A Warrants. If we receive proceeds from the exercise of Class A Warrants, we expect to use such proceeds for clinical development, research and general corporate purposes.

We intend to use the proceeds from this Offering (after deducting placement agent commissions and estimated Offering expenses payable by us) to fund:

● our expenses in connection with our Phase II clinical trial to obtain genomic expression data for Picoplatin in patients with head and neck cancer;

● the manufacturing expenses to procure additional drug product Phase III clinical trials, assuming initial trials meet their endpoints, (drug substance is already produced in sufficient quantities);

● the repayment of debt (unrelated to our convertible notes) in the aggregate principal amount of $360,035 as follows: (i) $35,000, no interest loan maturing on May 31, 2020 borrowed from FIG (an entity controlled by the spouse of our CEO and principal shareholder) for debt incurred in 2016; (ii) $30,000 borrowed from one note holder in 2016 bearing interest of 180% per annum and which matured on December 31, 2016; (iii) $15,000 borrowed from one note holder in 2017 bearing interest of 22.5% per annum and which matured on August 21, 2017; (iv) $80,005 borrowed from three holders of the non-convertible notes issued during the three months ended December 31, 2018 bearing interest of 6% per annum and are due the earlier of December 31, 2019 or the closing of the Offering and (iv) $200,030 to five holders of non-convertible notes issued during the nine months period ended September 30, 2019 bearing interest of 6% per annum and are due the earlier of December 31, 2019 or the closing of the Offering. The funds raised from the short-term debt financing incurred during the three months ended December 31, 2018 and through the date of this filing were used for working capital.

● our working capital and general corporate requirements.

The non-convertible notes issued during the 4th quarter of 2018 plus the 1st and 2nd quarters of 2019 (the “2018-2019 Bridge Financings”) are due the earlier of December 31, 2019 or the closing of the Offering and the holders of these notes, as an inducement, were issued 58,378 Class B Warrants as an inducement to making this non-convertible loans. The Class B Warrants are identical to the Class A Warrants issuable as part of the Unit Offering, including the exercise price of $4.40, except that the Class B Warrants are exercisable for three (3) years upon the effectiveness of a registration statement. Reference is made to the disclosure under “Capitalization” below the footnotes to our financial statements included in this filing.

37

While we expect to use the net proceeds for the purposes described above, the amounts and timing of our actual expenditures will depend upon numerous factors, including the ongoing status and results of our clinical trials. We anticipate an approximate allocation of the use of net proceeds assuming we raise 25%, 50%, 75% or 100% of the maximum offering amount as follows:

	25%	50%	75%	100%	%(1)(2)
Fund the expenses in connection with our Phase II clinical trial to develop genomic expression data for Picoplatin in head and neck cancer patients	$143,465	$561,965	$971,465	$1,369,965	45.7%
Fund the expenses of contract manufacturing the Picoplatin drug product to be used for our contemplated Phase II and Phase III trials	$40,000	$103,000	$200,000	$200,000	6.7%
Repay existing indebtedness, including interest thereon	$360,035	$360,035	$360,035	$360,035	12.0%
Fund working capital and general corporate purposes	$46,000	$155,000	$238,000	$430,000	14.3%
Offering Expenses	$108,000	$215,000	$323,000	$430,000	14.3%
Subtotal – net proceeds	$697,500	$1,395,000	$2,092,500	$2,790,000	93.0%
Total – gross proceeds	$750,000	$1,500,000	$2,250,000	$3,000,000	100.0%

(1) The percentages are based upon the gross proceeds of $3,000,000, assuming 100% of the maximum offering proceeds are received (prior to the deduction of fees for our placement agent commission of $210,000).

(2) The percentages are approximate and are rounded up or down to the next 1/10th of a percent.

The expected net proceeds from the sale of the Units offered hereby of approximately $2,790,000 after taking into account fees for our placement agent commission, if added to our current cash, is anticipated to be sufficient to fund our operations through December 31, 2019, and we expect that the proceeds will be sufficient to complete our Phase II trial for head and neck cancer patients. In the event that our plans change, our assumptions change or prove to be inaccurate, or the net proceeds of this Offering are less than as set forth herein or otherwise prove to be insufficient, it may be necessary or advisable to reallocate proceeds or curtail expansion activities, or we may be required to seek additional financing or curtail our operations. As a result of the foregoing, our success will be affected by our discretion and judgment with respect to the application and allocation of the net proceeds of this Offering.

Pending their use, we plan to invest the net proceeds from this Offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our Board of Directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our Common Stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

38

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2019:

● on an actual basis;

● on a pro forma, as adjusted basis to give effect to: (i) the issuance in connection with the closing of this Offering of 3,134,965 shares of our Common Stock to be issued in exchange of outstanding 2014-2016 Convertible Notes in the principal amount of $3,901,000 plus accrued interest through September 30, 2019 of approximately $1,115,000, and the issuance of 1,662 shares of Series C Convertible Preferred Stock to Alpha and Brio, two of the holders of such notes (defined as Purchasers in Exhibit 10.37.4) who have elected to convert such notes in the aggregate principal amount of $1,035,000 plus accrued interest through September 30, 2019 of approximately $295,000, at an exchange price of $1.60 per share pursuant to an Amended Securities Exchange Agreement (see Exhibit 10.39.2 hereto); (ii) Alpha and Brio, the holders of Convertible Notes in the principal amount of $345,000 plus accrued interest through September 30, 2019 of approximately $155,000 have executed a separate Amended Securities Exchange Agreement (Exhibit 10.38.2 hereto), the closing of which is subject to the closing of the Offering, to convert their interests in such Convertible Notes into 6,596 shares of Series C Convertible Preferred Stock, which are convertible, at the option of the holders, into a total of 3,298,000 shares of Common Stock, subject to the separate Beneficial Ownership Limitation provisions, as defined in this prospectus and Exhibits 3.4.2 and 10.38.2 hereto. The rationale by the Company for the conversion ratio of these $345,000 Notes at a more favorable conversion ratio compared to the 2014-2016 Convertible Notes was because of the economic benefit to the Company from being relieved of the threat of the Confession of Judgment that had been granted to original holder of the $345,000 Note issued on January 30, 2017, which Confession of Judgment will be waived and be deemed null and void upon the closing of the Amended Securities Exchange Agreement (Exhibit 10.38.2 hereto); (iii) the closing of the Founder Shares Assignment Agreement (see Exhibit 10.40 hereto), pursuant to which the Founders are transferring a total of 1,000,000 shares of Common Stock to certain note holders which resulted in an expense of approximately $2,686,200 (estimated using a price of $2.69 per common share after bifurcating the Class A Warrants from the price of our Units of $4.00 per common share and Class A Warrant; the per share value of the Class A Warrants was estimated to be $1.31 per share using a Black-Scholes model with a risk-free rate of 1.59%, an expected term of 5 years, estimated dividends rate of 0% and an expected volatility of 72.03%); (iv) a related estimated charge to the expense in the amount of approximately $12,363,000 for the modification of the conversion options as referenced in (i) and (ii) above (estimated using a price of $2.69 per common share as described in (iii) above for an aggregate value of approximately $19,204,000 for the shares as compared to the carrying value of the notes of approximately $5,281,000 of principal, approximately $1,565,000 of accrued interest and approximately $5,000 of deferred debt discount); (v) the issuance in connection with this Offering of 490,000 shares of our Common Stock underlying our currently outstanding Series A Convertible Preferred Stock held by Tallikut, which will also be converted into shares of our Common Stock upon the closing of this Offering; (vi) our issuance and sale of 25%, 50%, 75% and 100% of the 750,000 Units in this Offering at an assumed public Offering Price of $4.00 per Unit, after deducting estimated Placement Agent fees and estimated Offering expenses payable by us; and (vi) repayment of $360,035 in short term debt.

	As of June 30, 2019 (unaudited)
		Pro Forma As Adjusted
	Actual	25% of Maximum	50% of Maximum	75% of Maximum	100% of Maximum
Cash (1)	$19,870	$424,855	$1,122,355	$1,819,855	$2,517,355
Notes payable, related party	35,000	-	-	-	-
Notes payable, short term	277,515	-	-	-	-
Convertible debt current portion, net of debt discount of $5,485 as of June 30, 2019	5,385,515	130,000	130,000	130,000	130,000
Common Stock	62	95	97	99	101
Series A Convertible Preferred Stock	1	-	-	-	-
Series C Convertible Preferred Stock	-	*	*	*	*
Additional Paid-In Capital	4,685,434	27,272,651	27,970,149	28,667,647	29,365,145
Accumulated Deficit	(12,967,441)	(28,129,263)	(28,129,263)	(28,129,263)	(28,129,263)
Total Stockholders’ Equity (Deficit)	(8,342,323)	(916,895)	(219,395)	478,105	1,175,605
Total Capitalization	(8,342,323)	(916,895)	(219,395)	478,105	1,175,605

* Less than $1.00

(1) Pro forma cash amount includes $47,520 in short-debt proceeds received subsequent to June 30, 2019 from the 3rd Quarter 2019 Bridge Financings that will be repaid on the earlier of December 31, 2019 or the closing of the Offering.

The number of shares outstanding in the foregoing table, unless otherwise indicated, excludes the following:

● 750,000 shares of Common Stock issuable upon exercise of the Class A Warrants offered hereby;

● 392,000 shares of our Common Stock underlying a preferred stock purchase warrant held by Tallikut;

● 128,056 shares of our Common Stock underlying Common Stock purchase warrants issued to Palladium Capital Advisors, LLC with a weighted average exercise price of $3.51; and

● 70,259 shares of our Common Stock underlying Class B Warrants issued to investors in the 2018-2019 Quarter Bridge Financing with an exercise price of $4.40, which warrants are considered to be equity instruments of de minimus value.

● 308,700 shares of our Common Stock underlying outstanding options which were issued prior to the adoption of our 2016 Equity Incentive Plan with an exercise price of $0.41 and reserves relating to the 2016 Equity Incentive Plan for options which may be issued in the future.

39

DILUTION

If you purchase Units in this Offering your interest in our Common Stock will be diluted immediately to the extent of the difference between the assumed public Offering Price of $4.00 per Unit and the as adjusted net tangible book value per share of our Common Stock immediately following this Offering.

Our net tangible book value (deficit) as of June 30, 2019 was $(8,342,323), or approximately $(1.34) per share. Pro forma net tangible book value per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of Common Stock outstanding as of June 30, 2019. Net tangible book value dilution per share to new investors represents the difference between the amount per Unit paid by purchasers in this Offering and the adjusted net tangible book value per share of Common Stock immediately after completion of this Offering.

After giving effect to our sale of 750,000 Units in this Offering at an assumed public Offering Price of $4.00 per Unit, and after deducting the placement agent commission and estimated Offering expenses, our adjusted net tangible book value as of June 30, 2019 would have been approximately $(5,552,323) (1) or $(0.80) per share. This represents an immediate increase in net tangible book value of $0.54 per share to existing stockholders and an immediate dilution in net tangible book value of $4.80 per share to purchasers of shares being offered and sold in this Unit Offering. The following table illustrates this per share dilution:

Assumed public Offering Price per share (as part of the Unit Offering)		$4.00
Net tangible book value per share as of June 30, 2019	$(1.34)
Increase in net tangible book value per share attributable to new investors	$0.54
Adjusted net tangible book value per share as of June 30, 2019, after giving effect to the Offering		$(0.80)

You will experience further dilution if the Class A Warrants and other outstanding warrants are exercised.

(1) Pro forma adjusted numbers assume that the Class A Warrants from this Offering are treated as equity instruments.

In addition, for purposes of this section, the foregoing does not include:

● 750,000 shares of Common Stock issuable upon exercise of the Class A Warrants offered hereby;

● 490,000 shares of our Common Stock underlying our Series A Convertible Preferred Stock held by Tallikut, which preferred stock will be converted into shares of our Common Stock upon the closing of this Offering;

● 392,000 shares of our Common Stock underlying a preferred stock purchase warrant held by Tallikut;

● 3,090,153 shares of our Common Stock to be issued in exchange of outstanding convertible notes (including conversion of accrued interest thereon through September 30, 2019) at an exchange price of $1.60 per share, which notes will be exchanged into shares of our Common Stock subject to the closing of this Offering under the Exchange Agreements;

● 128,056 shares of our Common Stock underlying Common Stock purchase warrants with a weighted average exercise price of $3.51;

● 70,259 shares of our Common Stock underlying Class B Warrants issued to investors in the 2018-2019 Quarter Bridge Financing with an exercise price of $4.40, which warrants are considered to be equity instruments of de minimus value; and

● 308,700 shares of our Common Stock underlying outstanding options which were issued prior to the adoption of our 2016 Equity Incentive Plan with an exercise price of $0.41 and reserves relating to the 2016 Equity Incentive Plan for options which may be issued in the future.

40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is based on, and should be read in conjunction with our financial statements, which are included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” elsewhere in this prospectus, and other factors that we may not know.

Overview

We are a clinical stage biopharmaceutical company focused on utilizing our genomic technology to enhance the development of pharmaceutical products for the treatment of various cancer indications. We were formed in May 2014, and we acquired the worldwide rights to Picoplatin from a third party in December 2014. We thus have a very limited history of operations. We have not generated any revenues to date, having focused most of our effort on research and development activities and raising capital. During the six months ended June 30, 2019 and 2018, we have incurred $57,260 and $0, respectively, of research and development expense. During the years ended December 31, 2018 and 2017, we have incurred $0 and $1,400, respectively, of research and development expense.

Consolidated Results of Operations

Six Months Ended June 30, 2019 Compared to the Six Months Ended June 30, 2018

Summary Table

The following table presents a summary of the changes in our results of operations for the six months ended June 30, 2019, compared with the six months ended June 30, 2018:

	For the Six Months Ended		Percentage
	June 30,		Increase
	2019	2018	(Decrease)
General and Administrative	$188,097	$85,545	120%
Research and Development	$57,260	$-	100%
Total Operating Expenses	$245,357	$85,545	187%
Other Expenses	$248,648	$282,138	-12%
Net Loss	$494,005	$367,683	34%

General and Administrative Expenses

General and administrative expenses consist primarily of professional accounting and legal fees, office expense, and rent expense.

For the six months ended June 30, 2019, general and administrative expenses increased by $102,552, or 120%, to $188,097 from $85,545 for the six months ended June 30, 2018. The increase is primarily due to an increase of approximately $144,000 in professional legal and accounting fees related to our public offering efforts partially offset by a decrease of approximately $31,000 of salary expense to our CFO pursuant to an agreement to waive his salary in 2018.

We expect that our general and administrative expenses will continue to increase as we become a public company.

Research and Development Expenses

For the six months ended June 30, 2019, research and development expenses increased by $57,260 to $57,260 from $0 for the six months ended June 30, 2018 primarily due to an out-of-period adjustment related to 2017 services provided by a vendor. See Note 4 - Out-Of-Period Adjustment in the notes to our condensed consolidated financial statements for the six months ended June 30, 2019 and 2018.

We expect our research and development expenses will increase as we become a public company.

Other Expense

For the six months ended June 30, 2019, other expenses decreased by $33,490, or 12%, to $248,648 from $282,138 for the six months ended June 30, 2018. The decrease was primarily due to an decrease in foreign currency exchange loss in the period.

Net Cash Used in Operating Activities

For the six months ended June 30, 2019 and 2018, cash used in operating activities was $152,084 and $105,134, respectively. Our cash used in operations for the six months ended June 30, 2019 was primarily attributable to our net loss of $494,005, adjusted for net non-cash expenses in the aggregate amount of $30,264, partially offset by $311,657 of net cash provided by changes in the levels of operating assets and liabilities. Our cash used in operations for the six months ended June 30, 2018 was primarily attributable to our net loss of $367,683, adjusted for net non-cash expenses in the aggregate amount of $35,965, partially offset by $226,584 of net cash provided by changes in the levels of operating assets and liabilities.

Net Cash Provided by Financing Activities

For the six months ended June 30, 2019 and 2018, cash provided by financing activities was $152,510 and $110,000, respectively. Cash provided by financing activities during the six months ended June 30, 2019 was due to proceeds from short-term notes of $152,510. Cash provided by financing activities during the six months ended June 30, 2018 was due to proceeds from convertible notes of $110,000.

We have not yet achieved profitability and expect to continue to incur cash outflows from operations.

Year Ended December 31, 2018 Compared With Year Ended December 31, 2017

Summary Table

The following table presents a summary of the changes in our results of operations for the year ended December 31, 2018, compared with the year ended December 31, 2017:

	Year Ended		Percentage
	December 31,		Increase
	2018	2017	(Decrease)
General and Administrative	$189,113	$652,755	(71)%
Research and Development	$-	$1,400	(100)%
Total Operating Expenses	$189,113	$654,155	(71)%
Other Expenses	$541,163	$739,962	(27)%
Net Loss	$(730,276)	$(1,394,117)	(48)%

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and benefits, legal and professional fees, and travel and entertainment expenses.

For the year ended December 31, 2018, general and administrative expenses decreased by $463,642, or 71% to $189,113 from $652,755 for the year ended December 31, 2017. The decrease is primarily due to a decrease in professional legal fees of approximately $196,000, a decrease in professional accounting and audit costs of $77,000, a decrease in payroll expense of approximately $130,000 related to the modification agreement entered into with our Executive Officers and decreased travel and entertainment expenses of approximately $30,000 due to significantly low cash reserves.

We expect that our general and administrative expenses will increase as we become a public company.

Research and Development Expenses

For the year ended December 31, 2018, research and development expenses decreased by $1,400, to $0 from $1,400 for the year ended December 31, 2017. Our research and development efforts have been temporarily put on hold due to our current cash constraints.

We expect that our research and development expenses will increase as we become a public company.

41

Other Expense

For the year ended December 31, 2018, other expense decreased by $198,799 to $541,163 from $739,962 for the year ended December 31, 2017. The decrease was due to a decrease of approximately $333,000 of interest expense attributable to the timing of debt discount amortization partially offset by a gain on the change in the fair value of a warrant liability in 2017 of $85,000 for which there was no equal in 2018 and an increase in foreign currency exchange losses of approximately $49,000.

Net Cash Used in Operating Activities

For the years ended December 31, 2018 and 2017, cash used in operating activities was $198,195 and $547,033, respectively. Our cash used in operations for the year ended December 31, 2018 was primarily attributable to our net loss of $730,276, adjusted for net non-cash expenses in the aggregate amount of $502,377, partially offset by $29,704 of net cash provided by changes in the levels of operating assets and liabilities. Our cash used in operations for the year ended December 31, 2017 was primarily attributable to our net loss of $1,394,117, adjusted for non-cash expenses in the aggregate amount of $807,626, partially offset by $39,458 of net cash provided by changes in the levels of operating assets and liabilities.

Net Cash Provided by Financing Activities

For the years ended December 31, 2018 and 2017, cash provided by financing activities was $190,005 and $510,000, respectively. Cash provided by financing activities during the year ended December 31, 2018 was due to the proceeds from short-term notes of $80,005 and net proceeds from convertible notes of $110,000. Cash provided by financing activities during the year ended December 31, 2017 was due to the net proceeds (after repayments) from short-term notes and short-term related party notes of $20,000 in aggregate and net proceeds from convertible notes of $490,000.

We have not yet achieved profitability and expect to continue to incur cash outflows from operations.

42

Liquidity and Capital Resources

Overview and Going Concern

As of June 30, 2019, we have generated no revenue from operations, and we have incurred cumulative losses of approximately $12,967,000 since inception. Such conditions raise substantial doubt about the entity’s ability to continue as a going concern for at least 12 months from the date of this filing. We have funded our operations primarily from the issuance of convertible notes which will be converted into shares of our Common Stock upon the consummation of this Offering pursuant to an Amended Securities Exchange Agreement to be filed as an exhibit to this Registration Statement upon amendment. We received net cash proceeds of approximately $5,676,000 from financings closed between December 2014 and June 30, 2019. Our convertible debt financings are convertible into equity at a price per share averaging $3.23 per share.

Based upon our lack of revenue expected for 2019, together with the planned expenditures, management currently believes that current cash will be insufficient to fund our research and development expenses and general and administrative expenses beyond December 31, 2019. We will require the estimated $2.8 million in proceeds of this Unit Offering to fund our operations over the 12 - month period from the completion of this Unit Offering, of which there can be no assurance. Upon completion of this Offering, the expected net proceeds from this Offering of approximately $2.8 million, excluding any proceeds from the exercise of Class A Warrants, if any, added to our current cash, is anticipated to be sufficient to fund our operations through September 2020.

Furthermore, if our assumptions underlying our anticipated timing for the completion of our clinical and regulatory program and our anticipated expenses prove to be wrong, we may have to raise additional capital sooner than anticipated. Because of numerous risks and uncertainties associated with the research, development and future commercialization of our product candidate, we are unable to estimate with certainty the amounts of increased capital outlays and operating expenditures associated with our anticipated clinical trials and development activities. Our current estimates may be subject to change as circumstances regarding requirements further develop. We may decide to raise capital through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. We do not have any existing commitments for future external funding. We may seek to sell additional equity or debt securities or obtain a bank credit facility if available. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations or other financing alternatives.

Our ability to continue as a going concern may be dependent on our ability to raise additional capital, to fund our research and development and commercial programs and meet our obligations on a timely basis. If we are unable to successfully raise sufficient additional capital , we may not have sufficient cash flow and liquidity to fund our business operations, forcing us to delay, discontinue or prevent product development and clinical trial activities or the approval of any of our potential products or curtail our activities and, ultimately, potentially cease operations. Even if we are able to raise additional capital, such financings may only be available on unattractive terms, or could result in significant dilution of stockholders’ interests and, in such event, the value and potential future market price of our Common Stock may decline. In addition, the incurrence of indebtedness would result in increased fixed obligations and could result in covenants that would restrict our operations or other financing alternatives.

As of June 30, 2019, we had a working capital deficit (current liabilities minus current assets) of approximately $8,343,000, consisting primarily of $19,870 of cash, offset by $918,873 in accounts payable, $1,675,973 of accrued interest payable and $5,698,030 of short-term convertible and other debt (net of discount).

43

Recently Issued Accounting Pronouncements

See Note 3 – Summary of Significant Accounting Policies of our consolidated financial statements included within this prospectus for a summary of recently issued and adopted accounting pronouncements.

Critical Accounting Policies

See Note 3 – Summary of Significant Accounting Policies of our consolidated financial statements for the year ended December 31, 2018 included within this prospectus for our critical accounting policies.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements between us and any other entity that have, or are reasonably likely to have, a current or future effect on financial conditions, changes in financial conditions, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

44

BUSINESS

Overview

We are a clinical stage biopharmaceutical company focused on utilizing our genomic technology to (i) enhance the development of pre-existing pharmaceutical products for the treatment of various cancer indications, (ii) prospectively identify patients that may respond to such pharmaceutical products and (iii) commercialize such pharmaceutical products for sale in various markets.

Our lead product candidate is Picoplatin, a new generation platinum-based cancer therapy that has the potential for use in different formulations, as a single agent or in combination with other anti-cancer agents, to treat multiple cancer indications. We hold and are the exclusive, worldwide licensee of patented and proprietary technology related to Picoplatin. We will initially use our genomic technology to identify suitable patients prospectively for our anticipated Picoplatin clinical trials described below in hope of obtaining regulatory approval for Picoplatin and commercializing the therapy. We believe that our genomic program will allow us to identify additional drug candidates that can be substantially improved for the treatment of various cancer indications and ultimately create a targeted approach for cancer treatment by selecting patients who will respond to therapy in advance of administering such therapy.

Approximately one-half of all patients who receive anticancer chemotherapy are treated with a platinum drug (Johnstone TC, Park GY, Lippard SJ. Understanding and Improving Platinum Anticancer Drugs – Phenanthriplatin. Anticancer research. 2014;34(1):471-476.) generating several billions of dollars in estimated annual sales. In many cases, these treatments succeed in treatment of tumors. However, approved platinum therapies suffer from two major shortcomings. First, platinum-based chemotherapy often causes serious side effects. Second, recipients often do not respond to these treatments, resulting in the loss of critical time for alternative therapies, which, unfortunately, is a common problem for many cancer treatments. Therefore, while platinum drugs are widely viewed as effective in the treatment of cancer, improvements are highly desired. We believe that our strategy to integrate a new platinum molecule (Picoplatin) with improved properties into existing pharmaceutical regimens can improve the success rates of treatment. Even bigger impact is expected from our genomic technology, which will allow us to identify prospectively patients that will be more likely to respond positively to the treatment. We believe this combination makes Picoplatin a potentially attractive compound for other pharmaceutical companies to partner with us for the commercialization upon or prior to the completion of our anticipated clinical trials and/or U.S. Food and Drug Administration (or FDA) approval, particularly considering the platinum-based drug market which has been genericized.

Picoplatin is a chemotherapeutic designed to treat solid tumors that are resistant to existing platinum-based cancer therapies. Clinical studies have been conducted by a prior licensee of Picoplatin with respect to small cell lung cancer (or SCLC), metastatic colorectal cancer (or CRC), castration-resistant (hormone-refractory) prostate cancer and ovarian cancer. For more information regarding these prior clinical studies see the subsection below entitled “Picoplatin and Platinum-Based Chemotherapeutics.”

45

We believe that our strategy to employ our genomic technology to develop Picoplatin is timely. Recently, there has been a significant focus on further developing and using genomics as an important tool in the treatment of cancer. Large pharmaceutical companies have recognized the value of genomics in their drug development efforts and have implemented large-scale changes to move in that direction. In an April 2016 press release, AstraZeneca announced “an integrated genomics initiative to transform drug discovery and development across its entire research and development pipeline” and that the Company had sequenced “2 million genomes in the hunt for new drugs.” Additionally, in October 2016, the U.S. federal government’s Moonshot Task Force released its report entitled “Cancer Moonshot — Ending Cancer as We Know It”, a significant portion of which was dedicated to describing the government’s goal to provide substantial funds to drug developers and research organizations in an effort to enhance genomics as a tool to fight cancer. This initiative successfully survived changes of US administrations and is alive and well in 2018. The goal of our genomics program with respect to Picoplatin is to use our genomics tools with associated predictive models to select patients who will respond to Picoplatin prospectively. Our genomics technology will be designed to both identify patients who will and who will not benefit from Picoplatin (the expected accuracy of prediction may be higher than 90%) before such patients begin receiving therapy. If a potential patient would not benefit from Picoplatin, such patient can be directed to alternative treatments saving precious time which otherwise would have been spent on a drug treatment therapy that would not have been effective for them. If our genomics technology is proven effective in connection with the Picoplatin trials we intend to conduct, then we believe that our genomics program has the potential to become a platform technology for additional drugs treating cancer and other diseases.

In 2015, we requested a meeting in a letter to FDA to obtain its input on our proposed plans for a clinical study of Picoplatin to be conducted in patients with head and neck cancer. In January 2016, FDA responded to our questions relating to manufacturing, whether we should conduct certain pre-clinical studies as well as our genomics-signature-driven study design submitted to the agency. FDA agreed with our strategy and confirmed that no additional preclinical studies are needed and that it did not object to our study design and did not object to a plan to develop gene expression signatures in order to identify patients who are more likely to respond to Picoplatin. This provided us with clarity for our genomic-driven strategy for the development of Picoplatin and our planned Phase II clinical trials. FDA further agreed that we may submit an IND application that cross references the original IND submitted by Poniard, and such application will include a complete protocol of our Phase II trials. We submitted an IND for head and neck cancer trial in August 2016. Following review of our IND for head and neck cancer trial, the FDA gave us permission to initiate Phase II trials of Picoplatin in patients with squamous cell carcinoma of the head and neck. More recently, in connection with the initiation of our Phase II clinical trial, the FDA has requested us to supplement our clinical trial plan with a more detailed statistical plan to provide a robust justification for the patient sample size that we have proposed. The FDA is requiring that we submit this plan before recruiting over twenty patients, which we intend to do by analyzing genomic and drug response data from first recruited patients to substantiate requested statistical estimates. With respect to our clinical trial plan, the FDA has also provided comments on sample collection and suggested that we begin discussions with the FDA regarding in vitro diagnostic genomic assay before we begin the second arm of our clinical trial.

We intend to conduct Phase II clinical trials both in CRC and squamous cell cancer of the head-and-neck. We expect to first pursue a Phase II clinical trial in squamous cell cancer of the head-and-neck using the proceeds of this Offering. In 2017 we completed GMP manufacturing campaign which produced enough drug product to conduct this trial and several others needed for approval of the drug

Commencing after the closing of this Offering and over the next 24 months thereafter, we expect to conduct a Phase II clinical trial in squamous cell cancer of the head-and-neck in order to determine the genomic signatures for Picoplatin with respect to these indications. We have not yet determined when we will begin a Phase II clinical trial for CRC. For more information on how we will spend the proceeds from this Offering, see “Use of Proceeds” below. If one or both of these trials meets their primary endpoints, we expect to conduct a Phase III study in order to utilize the genomic classifiers (which are individual genes or sets of genes which allow the separation of tumors which differ in response to treatment by looking at their gene expressions) identified in the Phase II clinical trials to prospectively identify patients that we expect to respond positively to and to not respond positively to Picoplatin prior to receiving treatment such that we can achieve positive progression-free survival endpoints, significantly increasing the patient response rate to Picoplatin, which will support submission for drug approval from the FDA and other regulatory agencies.

46

Background on Our Rights to Picoplatin

Picoplatin was first developed by a subsidiary of AstraZeneca PLC which was subsequently sold to Genzyme Corporation (or Genzyme). In 2004, Genzyme entered into an exclusive worldwide license agreement, as amended (which we refer to as the Genzyme License), with Poniard Pharmaceuticals, Inc. (or Poniard) for the development and commercialization of Picoplatin. Under the Genzyme License, Poniard was solely responsible for the development and commercialization of Picoplatin but was required to pay (i) up to $5.0 million in commercialization milestone payments upon the attainment of certain levels of annual net sales of Picoplatin after regulatory approval and (ii) royalty payments equal to a maximum of 9% of annual net product sales. Genzyme retained the right, at Poniard’s cost, to prosecute its patent applications and maintain all of the licensed patents.

The Genzyme License was terminable by either Poniard or Genzyme if either party breached its obligations under the agreement, or if either party filed a petition for bankruptcy or insolvency or either party was reorganized, dissolved, liquidated or made an assignment for the benefit of creditors. Poniard could also terminate the license at any time upon prior written notice to Genzyme. If not earlier terminated, the Genzyme License would continue in effect, in each country in the territory in which the licensed product was sold or manufactured, until the earlier of (i) expiration of the last valid claim of a pending or issued patent covering the licensed product in that country or (ii) fifteen (15) years after first commercial sale of the licensed product in that country.

On November 16, 2009, Poniard announced that its Phase III SPEAR (Study of Picoplatin Efficacy After Relapse) pivotal trial did not meet its primary endpoint of overall survival. The Phase III SPEAR trial, which is described below, was a 401-patient trial to compare the efficacy and safety of Picoplatin as a second-line therapy for SCLC. On March 24, 2010, Poniard announced that it was suspending its effort to seek regulatory approval for Picoplatin in small cell lung cancer (or SCLC). Poniard made this decision following a detailed analysis of primary and updated data from its Phase III SPEAR trial and evaluation of the New Drug Application (or NDA) process with the FDA. Although Poniard completed internal preparation for advancing Picoplatin into pivotal clinical trials in CRC, prostate cancer, ovarian cancer and SCLCs, it ceased to undertake any significant Picoplatin development activities since that time. On June 30, 2013, Encarta, Inc. (or Encarta), the predecessor to Tallikut Pharmaceuticals, Inc. (or Tallikut), acquired certain assets of Poniard, including the Genzyme License and all related intellectual property, providing Encarta with all of Poniard’s rights to develop and commercialize Picoplatin. All previous clinical trials with respect to Picoplatin have been conducted by Poniard and we have not yet initiated any clinical trials with respect to Picoplatin. The previous developers have spent a substantial amount of capital in the development of Picoplatin through its Phase III trials.

Led by Michael Fonstein, our management team decided to form a company in 2014 to pursue the development of novel cancer therapies via in-license. After extensive analysis of the Phase III SPEAR trial which we received in our due diligence of the Picoplatin opportunity, we concluded that the significant clinical data produced in the Phase III SPEAR trial as well as previous trials conducted indicate a strong potential of Picoplatin. We believe that Poniard’s trial design and elements of its clinical trial execution (which were explainable at the time of trials but which defects were clearly seen after the fact), and not the drug itself, are chiefly to blame for its unsuccessful Phase III SPEAR trials. We further believe that, despite the seemingly unsuccessful Phase III SPEAR trial performed by Poniard, if certain subgroups of patients had been excluded from the trials and the trial endpoints were more in line with that of other precedent cancer trials, the data indicated that the trial would have met its endpoints and been successful. Accordingly, given the promising results of prior studies of Picoplatin along with its safety profile, our management identified Picoplatin as a priority to license as the first compound for its drug development program enhanced by its genomics technology.

47

On June 17, 2014, we entered into an exclusive license agreement with Tallikut pursuant to which we acquired from Tallikut the exclusive, global license of all rights to develop and commercialize Picoplatin (we refer to such license, as amended in December 2014 and March 2016, as the Tallikut License). Under the Tallikut License, we received an exclusive sub-license and license, respectively, for the worldwide rights to the patents and patent applications of Genzyme and Poniard, respectively, for the development and commercialization of Picoplatin. Pursuant to the Tallikut License we paid $150,000 as consideration plus 100,000 shares of our Series A Convertible Preferred Stock (or “Series A Preferred Stock”) and a warrant to purchase 80,000 shares of Series A Preferred Stock to Tallikut and were obligated to pay certain royalties to Tallikut relating to sales of Picoplatin in the United States and abroad. This agreement was terminated and superseded based upon our entry into the Assignment Agreement as described below.

On March 15, 2016, we entered into an assignment of license agreement and an assignment agreement (which we refer to, collectively, as the Assignment Agreement) with Tallikut pursuant to which we acquired certain assets of Poniard owned by Tallikut and all related intellectual property, providing us with all of Poniard’s rights to develop and commercialize Picoplatin. We also became the direct assignee of the Genzyme License which enabled us to terminate our License Agreement with Tallikut. As a result of the Assignment Agreement, we are no longer obligated to pay royalty or milestone payments to Tallikut. Pursuant to the Genzyme License, following FDA approval we will pay royalties to Genzyme ranging from 5% to a maximum of 9% (based on designated product sales levels) for annual net product sales of Picoplatin. Additionally, we will be required to pay a total of up to $5,000,000 to Genzyme based upon the achievement of certain sales milestones in the United States following FDA approval.

Our Strategy

Our primary objective is to establish Picoplatin as the preferred platinum-based drug choice for inclusion in treatment protocols by physicians treating cancer patients and to establish the predictive capability of our genomic technology. The following represents our current plan which could change based upon trial results, discussions with the FDA, or other opportunities or information that could cause us to focus on other cancer indications. The key elements of our strategy over the next several years following this Offering in the U.S. are:

● Complete two Phase II clinical trials for Picoplatin. We intend to conduct two Phase II trials for the purpose of defining the genomic signature of the Picoplatin response in patients with (a) squamous cell carcinoma of head and neck (or SCCHN) as well as (b) metastatic CRC, which is the third leading cause of cancer death in both men and women in the U.S. and the second leading cause of cancer death of men and women combined. As described in more detail in “Use of Proceeds,” we expect to initially conduct a Phase II clinical trial with patients suffering from SCCHN using the proceeds from this Offering. We have not yet determined when we will begin a Phase II clinical trial relating to CRC. In October, following its review of our IND for squamous cell cancer of the head and neck, the FDA, through a series of telephonic calls and a confirmatory e-mail, gave us permission to initiate Phase II trials of Picoplatin in patients with squamous cell carcinoma of the head and neck. More recently, in connection with our planned initiation of our Phase II clinical trial, the FDA has requested us to supplement our clinical trial plan with a more detailed statistical plan to provide a robust justification for the patient sample size that we have proposed. The FDA is requiring that we submit this plan before recruiting over twenty patients. which we intend to do by analyzing genomic and drug response data from first recruited patients to substantiate requested statistical estimates. With respect to our clinical trial plan, the FDA has also provided comments on sample collection and suggested that we begin discussions with the FDA regarding in vitro diagnostic genomic assay before we begin the second arm of our clinical trial. The genomic signatures which we expect to define in clinical trials represent a set of 15-40 genes (selected from 22,000 genes examined in an initial analysis) which change their “expression” in a tumor to produce more or less mRNA in a manner which correlates with tumor responses to specified treatment regimens. We expect that the use of such signatures will enable the selection of patients, prospectively, who will have a significantly higher likelihood (potentially up to 90%) of responding to Picoplatin treatment. Our clinical trials may include studying the objective response rate (or ORR) in a group of patients selected based on the presence of the genomic signatures that we determine will predict positive responses to Picoplatin. An objective response rate is the percentage of patients whose cancer shrinks or disappears after treatment. It includes a complete response (CR) when all detectable tumors disappear, and partial response (PR), defined as at least a 50% decrease in the total tumor volume with some residual disease still remaining. ORR has been viewed as a “direct measure of drug antitumor activity” according to the “Guidance for Industry Clinical Trial Endpoints for the Approval of Cancer Drugs and Biologics” as set forth by the U.S. Department of Health and Human Services Food and Drug Administration Center for Drug Evaluation and Research in 2007. Accordingly, we believe that the increases in ORR should be viewed as a strong indicator of the efficacy of the drug.

● Conduct a Phase III clinical trial for SCCHN and/or CRC patients treated by Picoplatin. Following the completion of our Phase II trials, and assuming those trials meet their endpoints, we intend to conduct a Phase III clinical trial for either or both of SCCHN and CRC which would be designed to utilize these genomic classifiers to achieve the progression-free or overall survival endpoints needed to move the product candidate forward and significantly increase the patient response rate to Picoplatin. As described elsewhere in this prospectus, we expect to initially conduct only a Phase II clinical trial with patients suffering from SCCHN using the proceeds from this Offering. We have not yet determined when we will begin a Phase II clinical trial relating to CRC.

48

● Seek a strategic partnership with a European partner to obtain European Union approval of Picoplatin for SCLC. The European Commission designated Picoplatin as an orphan medicinal product for the treatment of SCLC, which, if approved, would qualify Picoplatin for ten years of marketing exclusivity in the European Union. Accordingly, we will seek to enter a strategic partnership with a European partner for obtaining approval of Picoplatin in the European Union.

● Commercially Launch Picoplatin in the U.S. Although we may decide to utilize a small specialty sales strategy for targeting oncologists to launch Picoplatin if it is approved in the U.S., our primary focus will be dedicated to entering into a partnership with a pharmaceutical company with an established sales force for the full commercialization of Picoplatin and retaining a meaningful royalty percentage based upon U.S. sales. Outside the United States, we expect to enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.

● Pursue opportunities to develop and commercialize Picoplatin in foreign markets. As we engage in clinical trials for Picoplatin in the U.S., we will also seek to enter into development and commercialization partnerships with pharmaceutical companies in foreign countries including in Asia.

● Leverage our genomic technology by acquiring rights to other compounds and by seeking to enter into strategic collaborations combining the pipelines of other drug companies with our genomic technology. If our clinical trials and the use of our genomics classifiers to select patients for Picoplatin meet their endpoints, we will seek to in-license or acquire other drug compounds that we believe would be well-suited for our genomic technology. We believe that there is a large addressable market for our genomics technology which is in a nascent stage of adoption. We plan to identify other drug compounds used to treat conditions in which we believe we will be able to use our genomic technology to separate responding and non-responding patients and perform necessary clinical trials leading to approval and the commercialization of these drug candidates. We believe that, once proved by our Picoplatin clinical trials, our genomics program has the potential to become a platform technology that could be used with other drug compounds. Accordingly, we will also seek to work together with other pharmaceutical companies to conduct clinical trials combined with our genomic technology. We could also conceivably seek to exploit our genomics classifiers even if our clinical efforts with Picoplatin are not successful, but our immediate priority is to combine our genomic technology with Picoplatin.

● File new patents with respect to the combination of our genomic technology and Picoplatin and possibly other drug compounds. We believe that patent protection is available for the method of using our genomic technology in combination with Picoplatin as well as other drug compounds in treating cancer and other diseases. We will seek to file new patents, when appropriate, to protect our proprietary technology.

● Publish review papers and participate in recognized genomic and other scientific conferences. Our management team will look to publish peer review papers that describe our genomics technology and clinical trials we conduct in combination with Picoplatin and possibly other drug compounds. We will also participate in genomic and scientific conferences to raise the profile and awareness of our genomic technology in the scientific community.

● Pursue federal and state grants to obtain funding for genomic research. Our management team has had success in the past in obtaining government research grants in order to fund drug research and development. We believe that our genomics technology and related capabilities position us to take advantage of the significant government focus on genomics. We intend to pursue federal and state grants to fund our genomic research efforts which will be geared towards enhancing our genomic capabilities and, potentially, providing us additional tools in expanding our drug pipeline.

49

While we will focus our efforts on achieving these or similar milestones, potential investors are cautioned that no assurances can be given that our Phase II clinical trials for Picoplatin will meet their endpoints (or in the case of CRC, that we will ever conduct a Phase II clinical trial), that our genomic technology will have the effect we expect on patient response to treatment, or that we will be able to achieve all or any of these or similar milestones over the next few years or ever. In describing our targeted milestones, potential investors are advised that we not projecting any specific timeline of results but are rather providing insight into our strategic priorities as a company.

Background on Cancer

Cancer is the second-leading cause of death in the United States. The American Cancer Society estimates that in 2015 there will be approximately 1.7 million new cases and approximately 590,000 deaths from cancer in the United States. Cancer originates from defects in the cell’s genetic code, or DNA, which disrupt the mechanisms that normally prevent uncontrolled cell growth. Increasingly, doctors are using diagnostic tests that identify these genetic aberrations in order to select better treatment options.

The most common methods of treating patients with cancer are surgery, radiation and drug therapy. A cancer patient often receives treatment with a combination of these modalities. Surgery and radiation therapy are particularly effective in patients in whom the disease is localized. Physicians generally use systemic drug therapies in situations in which the cancer has spread beyond the primary site or cannot otherwise be treated through surgery.

The goal of drug therapy is to damage and kill cancer cells or to interfere with the molecular and cellular processes that control the development, growth and survival of cancer cells. In many cases, drug therapy entails the administration of several different drugs in combination. Over the past several decades, drug therapy has evolved from non-specific drugs that kill both healthy and cancerous cells, to drugs that target specific molecular pathways involved in cancer and more recently to therapeutics that target specific oncogenic drivers. These therapies often require genetic testing of a cancer to identify the subsets of patients for whom a drug will most effectively impact tumor growth.

Cytotoxic Therapies. The most established approach to cancer drug therapy has been the development of cytotoxic drugs, commonly referred to as chemotherapy, designed to kill rapidly proliferating cancer cells. While cytotoxic drug therapies act in an indiscriminate manner, killing healthy as well as cancerous cells, in many cases, these treatments succeed in reducing the size of tumors and prolonging survival.

According to a review article published in Cancer Therapy entitled “Designing Platinum Compounds in Cancer,” platinum-based chemotherapy drugs are prescribed for a significant portion of newly diagnosed cancer patients, generating several billions of dollars in estimated annual sales. However, current platinum therapies suffer from two major shortcomings. First, platinum-based chemotherapy often causes severe side effects. Second, and even worse, recipients often simply do not respond to these treatments, resulting in the loss of critical time for alternative therapies. Patients also develop resistance to these drugs over time, due to an ability of cancer cells to evolve under selective pressure, which is a common problem in cancer therapy. Therefore, while platinum drugs are widely viewed as effective in the treatment of cancer, improvements are needed. As the patents for the class of platinum-based chemotherapy drugs being sold in the market continue to expire and platinum-based drugs are marketed on a generic basis, we believe that the emergence of a branded platinum-based chemotherapy agent such as Picoplatin in a largely genericized field, upon regulatory approval, of which there can be no assurance, could have the effect of expanding the overall market in terms of revenues and that we will be able to attract a pharmaceutical partner for the commercialization of the drug as well as fund additional clinical trials for additional indications in the future.

50

Although chemotherapy has been an available treatment for cancer for decades, there have been many new drug therapies, such as immunotherapy, that have shown promise and have been the focus of much of the recent attention in the cancer treatment sector. While we believe that these new therapies have significant potential in the battle to combat cancer, recent examples have demonstrated the continuing importance of chemotherapy and its critical role as a standard of care in treating cancer. For example, Celgene Corporation’s Abraxane sales were approximately $967 million in 2015 after receiving FDA approval in 2012, and Oxaliplatin, the last branded platinum-based chemotherapy drug, generated over $1 billion of sales as late as 2012. Additionally, in 2015, the FDA approved four new chemotherapeutic drugs, and recently, in July 2016, Jazz Pharmaceuticals acquired Celator Pharmaceuticals for $1.5 billon. Celator’s lead product candidate is Vyxeos, a Phase III chemotherapy compound targeting acute myeloid leukemia. Our goal is to establish Picoplatin as a significant entrant into the chemotherapy marketplace.

Targeted Therapies. A more recent class of medicines target specific biological signaling pathways that play a role in rapid cell growth or the spread of cancer. While these drugs have been effective in the treatment of some cancers, most of them are used in combination with various chemotherapeutic agents. Examples of targeted therapies include sunitinib (Sutent), sorafenib (Nexavar), and cabozantinib (Cometriq). The shortcomings of targeted therapies, such as developed resistance and common complications in the selection of patient populations, which detract from the optimal benefits from treatment, are compensated by the use of genetic markers of responses as well as by combining them with traditional chemotherapeutic agents.

Picoplatin and Platinum-Based Chemotherapeutics

Picoplatin is a small molecule, a new-generation platinum-based chemotherapeutic agent designed to address the major weaknesses of existing platinum therapies. To date, over 1,100 patients have received Picoplatin in clinical trials conducted by previous licensees of the drug. Results obtained suggest that decreased production of blood cells, or myelosuppression, is common but manageable. Kidney damage, or nephrotoxicity, and, particularly, nerve damage, or neurotoxicity, have been significantly less frequent and less severe than is commonly observed with other currently-marketed platinum chemotherapy drugs. Picoplatin has shown evidence of anti-tumor activity in a variety of solid tumors, including tumors that have been treated with existing platinum-based therapeutics and became resistant to them.

Previous Picoplatin Clinical Studies

Poniard initiated its Picoplatin clinical program in 2004, which included about 20 various studies (counting earlier trials performed by Astra Zeneca) and has completed a pivotal Phase III SPEAR trial of Picoplatin in the second-line treatment of patients with SCLC. This trial did not meet its primary endpoint of overall survival. Poniard also completed Phase II trials evaluating Picoplatin as a first-line treatment of metastatic CRC and castration-resistant (hormone-refractory) prostate cancer and a Phase I study evaluating an oral formulation of Picoplatin in solid tumors. We performed a detailed analysis of the trial results for the Phase III SPEAR trial and strongly believes that Ponaird’s trial design and elements of its clinical trial execution, and not the drug itself, are chiefly to blame for its unsuccessful Phase III trials. We further believe that, if certain subgroups of patients had been excluded from the Phase III trials, the data indicates that the trial would have met its endpoints and been successful.

Small Cell Lung Cancer — Phase III SPEAR Trial

Poniard initiated its pivotal Phase III SPEAR trial in April 2007. The Phase III trial was undertaken pursuant to a Special Protocol Assessment, or SPA, with the FDA. An SPA is a written agreement between a sponsor and the FDA regarding the objectives, design and endpoints of a study to be used as a basis of filing an NDA and the data analysis plan necessary to support full regulatory approval. The Phase III trial was an international, multi-center, open-label, controlled study to compare the efficacy and safety of Picoplatin plus best supportive care with best supportive care alone as a second-line therapy for SCLC. The study enrolled 401 patients with SCLC whose disease was non-responsive (refractory) to first-line platinum-containing (cisplatin or carboplatin) chemotherapy or whose disease responded initially to first-line platinum-containing therapy but then progressed within six months after treatment was completed. Patients were randomized in a 2:1 ratio to receive Picoplatin plus best supportive care or best supportive care alone. Best supportive care includes all medical, radiation and surgical interventions that SCLC patients should receive to relieve the symptoms and treat the complications caused by SCLC but excludes treatment with other chemotherapy. The study was conducted at clinical sites in Eastern Europe, India and South America, because the greater availability of patients could enable the study to more rapidly complete patient enrollment. Patient enrollment was completed in March 2009.

51

The primary endpoint of the Phase III SPEAR study was overall survival, as measured in time from randomization to death. Secondary endpoints included ORR, disease control and progression-free survival (or PFS)). On November 16, 2009, based on 320 patient deaths, Poniard announced that its pivotal Phase III SPEAR trial did not meet its primary endpoint of overall survival in the intent-to-treat population. Although the study’s secondary endpoint, improvement of PFS had been achieved, in March 2010, following a detailed analysis of primary and updated data from the Phase III SPEAR study and an evaluation of the ongoing NDA process with the FDA, Poniard suspended its efforts to seek regulatory approval based on its Phase III clinical data. In connection with this decision, Poniard, in their press releases dated November 16, 2009 and March 25, 2010, disclosed that the data indicated that more patients on the best supportive care arm received chemotherapy following progression than those on the Picoplatin arm of the trial, a factor which may have contributed to the trial outcome.

Although the previous licensee determined that the Phase III SPEAR trial did not meet the primary endpoint of overall survival, Picoplatin demonstrated a statistically significant survival benefit in multiple subsets of SCLC patients who currently do not have any FDA-approved therapy for the treatment of their disease. When used in this prospectus, the term “statistical significance” refers to whether any differences observed between groups being studied are “real” or whether they are simply due to chance. This commonly used concept to test drugs sets the standard level of significance at 5% (since every experiment is considered to have a 5% error rate). This means that a drug is superior to another drug or control group in a clinical trial only if 95% of the results with respect to such drug being tested are higher than 95% of the results with respect to the other drug/control group. The term “p-value” (“p” stands for probability) reflects the level of significance and is presented in decimal terms, i.e., the p-value should not be higher than 0.05 for general (and FDA) acceptance of clinical trial results as statistically significant. Those statistically significant survival benefits were:

● A statistically significant difference (based on the definition above) in favor of patients in the Picoplatin arm for PFS in the intent-to-treat population. Patients in the Picoplatin arm of the SPEAR trial had PFS of 9.0 weeks, compared to 6.6 weeks for those patients who received best supportive care alone (p-value = 0.028).

● Overall survival in the intent-to-treat population, the primary endpoint of the study, which was based on 320 evaluable events, or deaths, showed a median overall survival of 20.6 weeks in the Picoplatin arm of the SPEAR trial, compared to overall survival of 19.7 weeks in patients who received best supportive care alone — this difference was not statistically significant (p-value = 0.089). Thus, the primary endpoint of the trial was not met, potentially due to an imbalance in the use of post-trial chemotherapy between the Picoplatin arm of the trial and the best supportive care alone arm: 27.6 percent of patients in the Picoplatin arm of the trial received post-trial chemotherapy, compared to 40.6 percent of the patients who received best supportive care alone.

● Among the 273 patients who did not receive post-SPEAR trial chemotherapy, the 194 patients in the Picoplatin arm demonstrated a statistically significant (based on the definition above) improvement in overall survival compared to the 79 patients who received best supportive care alone. In these 273 patients, the patients in the Picoplatin arm demonstrated a median survival of 18.3 weeks, compared to a median survival of 14.4 weeks for patients who received best supportive care alone (p-value = 0.0345).

● The 294 patients who were refractory or relapsed within 45 days of first-line platinum-based therapy, the 202 patients in the Picoplatin arm demonstrated a statistically significant (based on the definition above) improvement in overall survival compared to the 92 patients who received the best supportive care alone. In these 294 patients, the patients in the Picoplatin arm demonstrated a median survival of 21.3 weeks, compared to a median survival of 18.4 weeks for the patients who received best supportive care alone (p-value = 0.0173). We believe that if this subgroup were excluded from the Phase III Spear trial, the trail would have had the potential to meet its primary endpoint.

52

The FDA has designated Picoplatin as an orphan drug for the treatment of SCLC under the provisions of the Orphan Drug Act of 1983, as amended (which we refer to as the Orphan Drug Act). To qualify for orphan drug status, a proposed drug must be intended for use in the treatment of a condition that affects fewer than 200,000 people in the United States. Orphan drug status entitles us to exclusive marketing rights for Picoplatin in the United States for seven years following marketing approval, if any, and qualifies it for research grants to support clinical studies, tax credits for certain research expenses and an exemption from certain application user fees.

In August 2007, the FDA also granted Picoplatin Fast Track designation for the second-line treatment of SCLC. The FDA’s Fast Track programs are designed to facilitate the development and expedite the review of drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Fast Track designation provides for priority interactions with the FDA to improve the efficiency of clinical development and support the expeditious review of promising drug candidates.

The European Commission, in 2007, designated Picoplatin as an orphan medicinal product for the treatment of SCLC in the European Union. To qualify for this designation, a proposed drug must be intended for the treatment of life-threatening or serious conditions that are rare and affect not more than five in 10,000 persons in the European Union. Orphan medicinal product designation entitles us and our potential partners to certain incentives, such as regulatory assistance with protocol design and possible exemptions or reductions of certain regulatory fees during development or at the time of application for marketing approval in the European Union. If such approval is received, Picoplatin would qualify for ten years of marketing exclusivity in the European Union. To this end, our strategy includes identifying European partners to fund trials for a new drug submission to the European Union.

In March 2011, Clinical Trial Application approval was received from the Chinese State Food and Drug Administration, or SFDA, to conduct two Phase III clinical studies of Picoplatin in the treatment of second-line SCLC and second-line ovarian cancer, respectively, in the People’s Republic of China. Although clinical trials are not currently being conducted in China, the approval of these Phase III protocols by the SFDA would allow for the inclusion of Chinese clinical sites by potential partners developing and executing global registration trials in these disease settings in the future.

Below is a summary of the clinical trials conducted by Poniard with respect to Picoplatin.

Clinical Trials	Phase I (# of patients)	Phase II (# of patients)	Phase III (# of patients)	Results
Tolerability monotherapy (3 trials)	68			Tolerable doses established; pharmacokinetics (or PK) parameters determined (linear PK confirmed); Picoplatin excretion with urine was studied*
Tolerability combinations (4 trials)	90			Safety profile described; maximum tolerated doses for combined therapies (Picoplatin and companion drugs) were established*
Small Cell Lung Cancer (SCLC) 2nd line		80	401	Increase in PFS in Picoplatin patients (statistically significant) compared to best supportive care [BSC]. Also for patients not received further anticancer treatment, overall survival (or OS) was statistically significant higher in Pecoplatin group comparing to the best supportive care, including for platinum-resistant patients.
Colorectal 1st line		101		3 times fewer (statistically significant) neurotoxicity events compared to standard care; similar efficacy in Picoplatin and Oxaliplatin (standard of care platinum chemotherapy) groups
Prostate (HRPC) 2nd line	20	30		78% response in Prostate Specific Antigen
Oral Bioavailability		31		Oral formulation similar to intravenous
Ovarian 2nd line		82		40% response, including 10% response rate in platinum-resistant patients
NSCLC (2 trials) 2nd line		68		No effect
Mesothelioma 2nd line		47		No effect

* For single-arm, non-comparative studies (as most Phase I-II early stage trials are), statistical significance is not applicable.

53

In studies conducted prior to the Phase III trial as shown in the table above, indications of activity were seen in patients with SCLC, ovarian cancer, non-small cell lung cancer (or NSCLC), CRC, head and neck cancer, renal cell cancer, thymic cancer, pancreatic cancer, stomach cancer, leiomyosarcoma, liver cancer, mesothelioma, breast and prostate cancers. Overall survival appears to be increased in patients receiving Picoplatin in several of these studies. Additionally, responses in platinum-resistant patients with ovarian cancer, NSCLC, SCLC, and mesothelioma were noted and complete responses were reported in 3 patients with platinum-resistant ovarian cancer; one with platinum resistant SCLC, and 2 with CRC employing a Picoplatin combination.

Metastatic Colorectal Cancer — Phase I-II Clinical Trial

Previously, a Phase I-II study of intravenous Picoplatin in the first-line treatment of patients with metastatic CRC was conducted in Russia, and enrollment was completed in May 2008. The Phase I component of the trial was designed to determine an appropriate dose of Picoplatin, either once every two weeks or once every four weeks, in combination with the chemotherapy agents 5-fluorouracil and leucovorin for further testing in the Phase II component of the trial. This combination is called FOLPI. Based on final Phase I data, both dosing regimens were generally well-tolerated. Twenty-two percent of the patients treated developed neuropathy. In the majority of patients, the neuropathy was mild. Four percent of patients experienced moderate neuropathy and, importantly, no severe neuropathy was observed.

A Phase II trial was initiated in November 2007 to generate proof-of-concept data to demonstrate that Picoplatin can be used as a first-line chemotherapeutic agent as a neuropathy-sparing alternative to oxaliplatin in patients with CRC who had not received prior chemotherapy. Enrollment of 101 patients in this randomized, controlled, Phase II trial was completed in May 2008. The trial’s primary objective was to measure the relative incidence and severity of neuropathy in the FOLPI regimen (our Picoplatin-based chemotherapy regimen for the treatment of CRC) compared to the FOLFOX regimen (a chemotherapy regimen for the treatment of CRC, which is the current standard of care in the United States for the treatment of CRC). FOLFOX is a combination therapy containing 5-fluorouracil and leucovorin and oxaliplatin administered every two weeks. FOLFOX is associated with a high incidence of neuropathy, a peripheral nerve function problem that can cause numbness, tingling and pricking sensations, sensitivity to touch, pain and muscle weakness and wasting, which is key barrier to continued use of oxaliplatin. The study also measured comparative safety and efficacy (assessed by disease control, progression-free survival, and overall survival); however, the study was not powered to assess the statistical significance of these efficacy endpoints.

The Phase II data presented at the American Society of Clinical Oncology (ASCO) Gastrointestinal Cancers Symposium in January 2010 indicate that Picoplatin is a neuropathy-sparing alternative to oxaliplatin and is active in the treatment of CRC:

● FOLPI is associated with a statistically significant reduction in neurotoxicity compared to FOLFOX. Neuropathy is less frequent and less severe with FOLPI. Neuropathy, related to study treatment, occurred in 11 patients (21.6%) of FOLPI-treated patients and in 31 (62.0%) of FOLFOX-treated patients [Exact Fisher test p-value<0.001]. No severe neuropathy was observed in patients who received the FOLPI regimen, whereas 12.0% of subjects who received FOLFOX experienced drug-related grade 3 or 4 peripheral neuropathy[Exact Fisher test p-value =0.012].

● FOLPI had similar efficacy to FOLFOX as measured by:

● Disease control rate of 75% and 76% for FOLPI and FOLFOX, respectively;
● Progression-free survival of 6.8 months and 7.0 months for FOLPI and FOLFOX, respectively; and
● Overall survival of 13.6 months and 15.6 months for FOLPI and FOLFOX, respectively.

● Six-month and one-year survival rates were 80% and 52% for FOLPI and 83% and 55% for FOLFOX, respectively.

54

● More patients who discontinued FOLFOX had associated neuropathy; neurotoxicity was not dose-limiting for FOLPI.

● FOLPI treated patients had more frequent and severe, but manageable, thrombocytopenia and neutropenia; however, complications were rare.

Castration-Resistant Prostate Cancer — Phase I-II Clinical Trial

A Phase I-II study of intravenous Picoplatin in the treatment of patients with castration-resistant prostate cancer, or CRPC, who previously had not been treated with chemotherapy, was conducted in Russia, and enrollment was completed in December 2007.The Phase I component of the trial was designed to evaluate increasing doses of Picoplatin in combination with 60 or 75 mg/m2 of the chemotherapy agent docetaxel (Taxotere®) administered every three weeks with 5 mg prednisone twice daily, to establish a dose of Picoplatin for further testing in the Phase II component of the trial. Interim Phase I safety data showed that the Picoplatin and docetaxel combination was generally well-tolerated, with only mild neuropathy in three of 33 patients (9%), and with a prostate specific antigen, or PSA, response rate (decrease in PSA concentration 50% or more) of 65% (20 of 31 evaluable patients). Myelosuppression was the dose limiting toxicity. The efficacy endpoints of Phase II were:

Primary:

●	PSA response (reduction from baseline of at least 50% maintained for at least 4 weeks).

Secondary:

●	In subjects with measurable disease, overall response rate (ORR) defined as complete responses (CR) + partial response (PR) as assessed according to the Response Criteria in Solid Tumors (RECIST).
●	Time to progression (TTP) of objective disease, i.e., time from the day study treatment is initiated until the first to occur of ≥20% increase in the sum of the longest diameter of target lesions from post-therapy nadir, clear worsening of non-measurable disease (e.g., bone scan), or appearance of a new lesion.
●	TTP of PSA, i.e., time from the day treatment is initiated until the time the PSA has increased at least 50% above the nadir (in subjects who achieve at least a 50% decline in PSA and in whom the PSA has risen a minimum of 5 ng/ml) or, in subjects without a PSA decrease of at least 50%, the time at which a 25% increase in PSA has been achieved. All end dates require a confirmatory PSA value.11
●	Progression free survival (PFS) defined as the time from initiation of treatment until objective disease progression, PSA progression, or death.
●	1 year and overall survival.
●	Duration of PSA response (defined as the time between the first and last evaluations at which the response and progression criteria were met).

The Phase II single-arm non-comparative study data demonstrated that:

● Prostate Specific Antigen (or PSA) response was achieved in 78% of patients with sufficient data to evaluate response (n=27). The combination of docetaxel 75 mg/m2 every three weeks and prednisone 5 mg twice daily was studied in a large-scale international clinical trial sponsored by Aventis during 2000 – 2002. In 291 evaluable patients who were treated for in average 7.7 months [95%CI: 7.1 – 8.6] the PSA response was 45% (Source: Tannock et al, NEJM 2004;351:1502-12).

● The median progression-free survival in 29 patients who received Picoplatin in combination with docetaxel and prednisone was 7.4 months.

● The median overall survival in 29 patients who received Picoplatin in combination with docetaxel and prednisone was 21.4 months. In the above-mentioned clinical trial sponsored by Aventis the median overall survival for patients who received docetaxel 75 mg/m2 every three weeks and prednisone 5 mg twice daily was 18.9 months.

● Picoplatin administered with full-dose docetaxel and prednisone demonstrated no neurotoxicity in Phase II study.

Although the Phase II trial was a small single-arm study, the safety and efficacy results support further development of Picoplatin in combination with docetaxel and prednisone for the first-line treatment of CRPC. Further, the study indicates that Picoplatin could play a role in the treatment of other tumor types where platinum and taxane therapies are currently used.

The data above do not reflect head-to-head clinical safety and efficacy data between our Picoplatin product candidate and any competitor product candidates or approved products. Further, the Company does not intend to use data from the combination therapy trial conducted by Aventis for its clinical trials with the objective to obtain FDA approval because data not based on head-to-head studies are not directly comparable.

Ovarian Cancer

In 2002, a prior licensee reported results of a Phase II open-label, non-comparative, multicenter study of Picoplatin monotherapy in the second-line treatment of women whose ovarian cancer had relapsed or progressed after completion of prior platinum-containing treatment. The study, which assessed tumor response, time to progression, time to death, and safety (adverse effects), was conducted in multiple study locations in Europe and Australia. A total of 94 patients were enrolled. Picoplatin demonstrated activity as a single agent in 82 evaluable patients with platinum-pretreated ovarian cancer, including eight patients with complete responses. Picoplatin appeared to be well tolerated, with manageable myelosuppression. No clinically significant ototoxicity, nephrotoxicity or neurotoxicity was observed. The results of this trial suggest that Picoplatin has a manageable toxicity profile and encouraging activity in advanced ovarian cancer.

The Previous Phase III SPEAR Trial Results

The SPEAR trial designed by the previous licensee was set up with two arms — Picoplatin and best supportive care (BSC) versus BSC alone in patients with refractory or progressive SCLC within six months of completing first-line, platinum-containing chemotherapy. SCLC is fast growing and the most aggressive form of lung cancer. Cisplatin is a standard of care for first line treatment and second line treatment was and remains an unmet medical need. Poniard attempted to obtain Picoplatin approval for this indication in a randomized, controlled Phase III pivotal study (401 patients).

55

We have carefully reviewed the data from the previous Phase III SPEAR trial. There were several elements to the study that we believe adversely impacted the results of the trial. The post clinical trial chemotherapy treatment regimen was not defined/limited in the study protocol, and, therefore was not balanced between the treatment arms (41% for the BSC group compared with 28% for the Picoplatin combined with BSC group. Accordingly, the overall survival endpoint was confounded by the imbalanced post-study therapy as Picoplatin was not the last line of chemotherapy. We believe that PFS, a widely-used endpoint in oncology clinical trials, would have been a better measure of Picoplatin’s activity — median PFS was 9.0 weeks in the Picoplatin and BSC arm compared with just 6.6 weeks in the BSC alone arm. Additionally, a subgroup of patients who did not respond to the first line treatment or progressed within 45 days (thus, not eligible for topotecan treatment) was re-evaluated. The post-study treatment in this subgroup was balanced. An analysis of this group shows that there was a significant survival benefit for the patients who did not respond within 45 days of first line treatment and who were in the Picoplatin plus BSC arm of the trial. Had PFS been the endpoint for the trial, we believe that the trial would have met such endpoints.

Our Clinical Trial Plan for the U.S.

Overview of drug rescuing and repositioning as a clinical development strategy

Our clinical development strategy has been followed before, where a failed clinical trial of an otherwise promising drug was rescued and repurposed in a subsequent clinical trial. There have been many cases where drugs have had experienced initial trial failures only to achieve subsequent success. Viagra, Erbitux, Revlimid and Thalomid are several cases of rescued drugs which have general many billions of annual sales. A 2015 study published in Drug Discovery World found that drug rescue efforts have the potential to “reduce the costs of subsequent drug development by 85% when such activities are restarted from Phase II and increase the chances of success by 2.5 times.”

Overview of our target cancers

Head and Neck Squamous Cell Carcinoma

There are approximately 60,000 new cases of SCCHN in the U.S. and approximately 100,000 new cases in the European Union each year. The demographic of patients has been getting younger due to the prevalence of Human Papillomavirus among other factors. Males are affected with SCCHN at a ratio between 2 to 1 and 4 to 1 versus females depending on geographic region, and oral SCCHN is the sixth most common form of cancer. Additionally, there has been very little improvement in the 5-year survival rate for oral SCCHN during the last 30 years.

Metastatic Colorectal Cancer (mCRC)

While morbidity for mCRC has decreased over the last several decades, mCRC remains the third leading cause of cancer-related deaths in the U.S. according to the American Cancer Society and an estimated $13.8 billion was spent on CRC care in the U.S. in 2014 according to the National Cancer Institute. The treatment approach for first line CRC has been either oxaliplatin or Irinotecan in combination with 5-FU and Leucovarin (FOLFOX or FOLFIRI) and Avastin (bevacizumab) has been also added to these combinations in first-and second-line treatment.

Overview of planned Phase II and Phase III trials

Our initial strategy is to conduct two Phase II clinical trials to define the genomic signature of Picoplatin response in patients with SCCHN and CRC and the potential of these signatures to increase ORR, a measure of how tumors react to treatment. We will first pursue a Phase II clinical trial in squamous cell cancer of the head-and-neck using the proceeds of this Offering. We have not yet determined when we will begin a Phase II clinical trial relating to CRC. These studies will be performed with “second line patients”, which means that they already have failed one previous treatment. Our primary endpoint in these trials is the generation of specific genomic signatures (“specific” in this context means that we will know the exact gene composition needed to correlate signature and drug response). Our secondary endpoint is an increase in ORR in groups of patients selected as having “positive” response signatures (i.e., a genomic signature pointing to a higher likelihood of response to Picoplatin treatment).

56

In evaluating our trials, overall survival (or OS) is commonly defined as a length of time that patients diagnosed with the disease are still alive, measured from either the date of diagnosis or the start of treatment for a disease. In a clinical trial, measuring the overall survival and comparing with another treatment, placebo, or standard-of-care is one way to determine how well a new treatment works. Improvements in OS, if significant, are viewed as an ultimate criterion for FDA drug approval. Progression free survival (or PFS) is commonly defined as a length of time during and after the treatment of a disease, such as cancer, that a patient lives with the disease but it does not get worse. In a clinical trial, measuring the progression-free survival is also a way to see how well a new treatment works and is also a criterion acceptable for drug approval in some situations.

If our Phase II trials meet their primary endpoints, we plan to conduct a randomized Phase III study in which the genomic signatures will be used as a key patient inclusion criterion. This “prospective” use of genomic signatures (i.e., using signatures to determine, before treatment, the patients who are more likely to respond to Picoplatin) in the Phase III study is expected to produce a statistically significant increase in the overall survival (known as OS). OS is considered as a critical standard in cancer studies and would constitute a basis of our drug approval. The term “prospective use of signatures” used above means that patient selection occurs before treatment, and the trial adequately represent situations involving real-life clinical use. The final decision on which particular cancer indication will be the focus for our Phase III study will depend on the results of our Phase II trials as well as our discussions with FDA and other customary factors.

The diagram below represents the general structure of both of our proposed Phase II trials. The blue boxes represent two consequent cohorts of patients planned for the studies; the gray arrows represent the major steps of the studies (drawn to scale to provide a chronology of each activity); and the green boxes at the bottom of the diagram highlight the endpoints of these studies.

Phase II study in the second line of Head and Neck Squamous Cell Carcinoma

Our planned Phase II study in SCCHN, which the FDA has given us permission to initiate following its review of our IND, is designed to include two consequent cohorts: cohort 1, consisting of 30 – 70 patients, and cohort 2, consisting of 30 – 40 patients. In the first cohort, we will enroll all recruited patients, obtain their tumor samples (before treatment) and treat them with the regimen consisting of Picoplatin and Docetaxel. For clarity, we call this regimen “Picoplatin Treatment” in the above diagram, but, as noted, it contains other components of standard-of-care platinum-based chemotherapy.

57

The major phases of our planned Phase II trials are as follows:

(1) drug is infused intravenously every 3 weeks;

(2) treatment duration will be until tumor progression or intolerable adverse events are experienced;

(3) efficacy parameters recorded: ORR and PFS will be recorded where applicable;

(4) tumor tissue samples to be obtained for genomic analysis prior to treatment;

(5) primary endpoint evaluated: to determine genomic signature of Picoplatin response based on ORR; and

(6) secondary endpoint evaluated: to demonstrate increase in ORR for patients selected based on presence of the response signature.

The major steps associated with cohort one of the proposed studies (represented by grey arrows in the diagram) are:

(1) patient recruitment, which includes tumor sample collection for microarray analysis;

(2) treatment using Picoplatin;

(3) evaluation of drug response using standard RECIST (Response Evaluation Criteria In Solid Tumors) classification; and

(4) calculation of gene expression signatures.

After collecting the tumor response data, which requires 4 to 6 months for each individual patient, we will analyze the correlations between tumor gene expressions and the treatment results from our trials. This produces the genomic signatures of drug response which would represent the achievement of one of the primary endpoints of the trials. Based on those genomic statistics generated by this portion of the study, we expect that it will require between 40 to 70 patients to obtain these signatures. This stage of the trial is expected to take one year given the time needed for patient recruitment as well as the time period required for patient treatment and observation.

The major steps associated with cohort two of the proposed studies are essentially the same as in cohort one but with one important difference: here we enroll only patients whose tumors carry expression signatures which indicate expected positive drug response.

Comparing ORR in these two cohorts, based on our pilot calculations, we hope to see an increase in ORR from 30 to 40% in the first cohort to about 80% the second cohort. Evaluation of the effect of signature-based patient selection on ORR represents a secondary endpoint of a study. If the strength of signature effect will be as expected (greater than 80%), we will only need 30 to 40 patients in the second cohort. However, their recruitment will be slower (we expect only to enroll 30% of screened patients), so studying this cohort will likely to take another year.

Phase II study in the second line Metastatic Colorectal Cancer

Our proposed Phase II study in mCRC will be identical in its approach, number of patients and expected timeline to the Phase II SCCHN study described above. The only difference will be the combination of drugs used in the trial which will consist of Leucovorin, 5FU, Picoplatin and Avastin instead of Picoplatin and Docetaxel. We have not yet determined when we will begin a Phase II clinical trial relating to mCRC.

Planned Phase III trials

The diagram below sets forth, in very simple terms, the general structure of our proposed Phase III trial. The blue arrows represent the two parallel arms of the study (the Picoplatin arm as well as the control arm); the gray arrows represent the major steps of the study (drawn to scale to provide a chronology of each activity); and the green box on the right side of the blue arrows represent the anticipated endpoints of these studies.

58

In this diagram “picoplatin” and “oxaliplatin” treatments mean drug cocktails which differ by the presence or absence of abovementioned drugs.

In order to achieve generally acceptable statistical characteristics of the effect of Picoplatin necessary for approval by FDA, we plan to recruit up to 250 patients in our pivotal Phase III trial, which is less than the average number of patients generally seen in such trials. The number of patients necessary for a pivotal trial is generally determined by the strength (increase in occurrence) of the anticipated effects of the drug and the need to collect additional safety information during the trial. The increase in occurrence of the effect is expected to be very significant based an anticipated higher response rate indicated by our pilot findings and that we expect to be supported by our Phase II studies. Picoplatin’s safety is already well characterized by multiple prior studies (1,100 patients in total) conducted by Poniard, so the need to collect additional safety information is minimal.

The enrollment rate is expected to be 0.5 patients per site/month. Approximately 25 to 40 clinical trial sites will be required for an anticipated 15-month enrollment period.

Our Genomics Program

The goal of our genomics program is to use its genomics tools (described below) with associated predictive models to select patients who will respond to Picoplatin treatment prospectively. By identifying patients who are likely responders and non-responders to Picoplatin prior to receiving therapy (the expected accuracy of our predictive technology may be higher than 90%), the patients who will not be expected to benefit from the treatment (as predicted by our genomics predictive model) will be directed to alternative treatments which may benefit the patient, without losing time - a critical factor for cancer patients.

The use of genetic markers to predict the effectiveness of multiple drugs has become part of today’s cancer treatment. The table below details various uses of genetic markers for guiding certain treatment regimens.

59

Moreover, a 2018 study, published in New England Journal of Medicine, demonstrated a high utility of commercially available of 21-gene panel which allowed to select a significant sub-group of breast cancer patients who do not benefit (and do not need) chemotherapy. Similar funding has started to emerge in other cancers.

Although, it doesn’t directly lead us to better treatment, these efforts show the power of genomics in stratifying patients, as far as disease progression is concerned.

Similarly, the main efforts in today’s cancer genomics are focused on at generating a basic understanding of cancer, building cancer atlases and mapping potential therapeutic targets in cancer pathways. The results of such studies are expected to allow for the design of more targeted therapies, and ultimately create knowledge-driven strategies for cancer treatment. However, we believe that a more clinically useful approach would be the reliable identification of patients for whom standard therapies will work and for whom they will fail. These patients could be guided to alternative chemotherapy agents and treatment options, avoiding unnecessary toxicity and the loss of critical time wasted by being treated by agents which produce no benefits.

In our preliminary studies with several chemotherapeutic drugs, we have constructed a set of classifiers that each take as input gene expression values for a patient and produce as output a prediction of the patient’s response to a specific drug therapy. Gene classifiers are individual genes which are derived by identifying their level of expression which enable the separation of tumors based on certain characteristics (in our case, response to treatment). Our preliminary studies have shown that our classifiers use 10 – 40 distinct gene expression values and produce an above 90% accuracy in predicting response when tested in a validation set (taken from the same study). While it is true that many researchers seek to discover classifiers using only 1 – 3 genes on which to discover predictions, we consider it unlikely that they will succeed in achieving similar accuracy levels. The reason lies in the underlying biology: there are multiple mechanisms that a cell may employ to produce resistance, and successful classifiers may well need to be sensitive to a larger set of unrelated genes.

We have chosen to base our classifiers on gene expression data, we believe that the alternative and popular approach of using GWAS (genome-wide association studies) in which individual mutations are detected by whole-genome sequencing and used as a basis for predictions is far more difficult and expensive. Gene expression profiles generate a “simplified” picture of a genome, where the number of elements to look at is reduced to a number of genes (approximately 20,000). We are likely to miss many primary events (a point mutation causing tumor resistance may not produce a detectable change in expression), but their consequences are usually form a cascade of multiple secondary changes in expression. Although these changes do not necessarily tell us how things work, they are hard to miss and easier to correlate with a property of interest or characteristic such as likely response or non-response to a certain drug. Successful classifiers will be based on integration of all of these data-types, but for now we believe that the use of gene expression data is far more accurate and cost effective.

60

Our approach is based on the analysis of the data from studies of expression profiles of other platinum- based drugs. The goal of our genomic program is to:

● identify small collections of “signature” genes whose expression pattern is predictive of tumor responses to Picoplatin;

● confirm the treatment-specific behavior of those genes;

● analyze the expression of these genes to select patients for a pivotal clinical study;

● demonstrate that the genomic-based selection of patients will significantly increase the response rate in studies where genomic markets are used prospectively — patients who are identified as likely responders will be targeted in such studies; and

● use this genomic strategy as a platform technology to identify new drug candidates for us.

We use the GeneChip Human Genome U133 Plus 2.0 platform in our work, which we believe is the first and most comprehensive whole human genome expression array. It represents a complete coverage of the human genome plus 6,500 additional genes for analysis of over 47,000 transcripts (expressed mRNA). When results of hybridization of total mRNA specimens extracted from biological samples (for example, tumors) are compared to other tumors or normal tissues, it allows for the determination of changes in gene expression (the amount of RNA produced by a gene), which in turn allows for the creation of hypothesis or models to explain the studied phenomena. In the future we may switch to the emerging RNA-Seq approach of analyzing a whole genome expression, a method which becomes a more robust and precise substitute of gene-chips.

61

Our genomic process flow is illustrated in the following diagram:

As shown above, we start with tumor expression microarray data for each patient supplemented with treatment-response information and correlate phenotypes (response to treatment/non-response) to the microarray data. An expression microarray is an instrument to measure the expression of a set of genes or a complete genome. With this information in the training set (as described below) of patients, our goal is to build genomic classifiers that will predict treatment response for a test set (as described below) of patients. Our process requires the following steps:

(1) We start by collecting microarray expression data for the patients in each study. In our current work, these data are produced using U133 Plus 2.0 microarrays and are downloaded from the NIH Gene Expression Omnibus Repository (a web depositary) for the relevant studies. We start with the raw data, which we then normalize. Normalization is a necessary part of the conversion of signals detected by an array to a set of numerical values, which is aimed to correct various systematic biases caused by the non-linear nature of measurements and other technical properties of data generation and collection. In order to be compatible, one needs to use the same normalization scheme for all comparable data-points.

(2) The normalized datasets are connected to the patient response type (either “responder” or “non-responder”). Then, we divide the data into a training set and a test set. Typically, the training set is 80% of the data and the test set is 20%. Then we convert signal intensities measured for each gene into the “response vectors” with values 1 (increase in expression) or 0 (decrease in expression). We start with expression information generated for all 22,000 human genes for each tumor sample, which we reduce to the 1,000 most-correlated and anti-correlated genes (i.e., genes for which change in the expression correlate with response/non-response in the strongest manner) for a total of 2,000 genes. Using this reduced feature set, we then use an algorithm to build initial classifiers. As we build these initial classifiers, we compute the “importance value” for each probe (feature) used in the classifier. The “importance value” is an estimate of how much an expression’s presence in the classifier contributes to the accuracy of the classifier.

(3) At this point, the number of genes analyzed has been reduced from 50,000 features to the 2,000 most important, to generate the actual predictor, we run our algorithms again to ascertain the minimal set of the most predictive features (genes or probes) chosen from the 2,000 most important genes as described above. This set consists of from 15 to 40 genes and is called gene expression classifier.

62

(4) Being tested in the validation set of patients, expression classifiers demonstrated an ability to predict more then 90% of patients who responded and not responded to treatment. While this validation is performed in a retrospective manner to derive the classifiers, once the classifiers have been identified, the next step would be to use them on patients prospectively.

The datasets we have used to develop these methods are from prior genomic studies. The samples are all from pre-treatment patient tumor biopsies ranging from 31 to 83 samples. The test data are all from CRC and cover treatment with FOLFOX, FOLFIRI and 5FU. They all use the same U133 Plus 2.0 platform which we normalize using the same algorithm. The patient drug responses were tabulated using the Response Evaluation Criteria in Solid Tumors (known as RECIST).

A critically important property of our classifier is their ability to predict the outcome of a treatment and not simply the difference between easy-to-treat and hard-to-treat cases. The chart below demonstrates that our preliminary studies have confirmed the validity of this approach, and we believe we have achieved a substantially higher predictive accuracy in excess of 90% (up to 95%), with low false negative and false positive rates, when compared to prior studies.

Treatment-specific nature of the classifiers

A principle issue generally defining the utility of expression classifiers is whether they represent prognostic markers, which generally separate hard-to-treat from easy-to-treat tumors, or whether they represent regimen-specific markers with the ability to guide treatment. In order to address this critical question, we compared the performance of various classifiers being used to predict tumor response for the same type of tumor but being treated by different therapeutic regimens. The table below shows the results of testing that we have performed using both FOLFOX and FOLFIRI predictors for patients that received FOLFOX and FOLFIRI treatment. The FOLFOX data is based on a prior study of 83 patients in 2011 at the University of Tokyo and the Tokyo University School of Medicine. The FOLFIRI data is based on two prior studies of 21 and 10 patients performed in 2007 and 2014, respectively, by the Department d’Oncologie of Sanofi-Aventis, among others, in France and by The Spanish National Cancer Research Center, among others, in Madrid, Spain.

Performance of our genomic predictors applied to FOLFOX & FOLFIRI treatment regimens

	FOLFOX Patients	FOLFIRI Patients
FOLFOX Predictors	92%	50%
FOLFIRI Predictors	48%	90%

As indicated above, when we used FOLFOX predictors on FOLFOX patients our accuracy was approximately 90%, but when we used FOLFOX predictors for FOLFIRI patients and FOLFIRI predictors with FOLFOX patients, the accuracy drops to approximately 50%. These results clearly demonstrate a high accuracy in predicting patient responses to specific treatment regimens (either FOLFOX and FOLFIRI) which strongly suggests that our genomics-based predictors are treatment-specific in that patients who predicted to respond well to FOLFOX did so, and those who did not predict to respond well did not, with the same results shown in FOLFIRI. This strongly suggests that treatment specific predictors have strong predictive capability, but only when treatment specific classifiers are matched with patients receiving that particular treatment. We believe that this data demonstrates that we have constructed a set of classifiers that each take as input gene expression values for a patient and produce as output a prediction of the patient’s response to a specific drug therapy.

To develop our method, we applied our algorithms to the data from prior studies which identified genomic classifiers for other platinum-based drugs. We achieved a result that had a predictive accuracy rate in excess of 90% with low false positive and false negative rates. Our classifier identified 15 genes that are the most important for the performance of our prediction model. Out of the 15 top predictors our process identified, 10 could be connected to the known mechanisms of platinum resistance. This finding serves as a critical check on the results generated by expression analysis. It also presents a picture of resistance mechanisms employed in patient population.

63

We believe that this process is repeatable and represents a typical result selected from many dozens of runs with different sets of patients. We also believe that Picoplatin would have similar response characteristics as other platinum-based compounds and that our planned Phase II trials will enable us to build genomic classifiers with similar predictive performances to the results we described above.

Picoplatin Source of Supply

We do not have any manufacturing facilities or personnel. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates (initially only Picoplatin) undergoing preclinical and clinical testing, as well as for commercial manufacture in the event that our product candidates receive marketing approval. We entered into an agreement with Heraeus Precious Metals GmbH & Co. (or Heraeus) on April 27, 2015 for the manufacture of the active pharmaceutical ingredient (or API) of Picoplatin for use in its clinical studies and for commercial purposes. We entered into an agreement with Baxter Oncology GmbH (or Baxter) on August 26, 2015 for the bulk production and distribution of Picoplatin finished drug product for clinical and commercial use.

We believe that there are other contract manufacturers with the capacity to manufacture and formulate the Picoplatin finished drug product and to synthesize the Picoplatin active pharmaceutical ingredient. However, seeking out alternative manufacturers or formulators may result in significant increased costs and may delay the drug development and commercialization process. Both of these manufacturers have worked with Picoplatin in the past and have familiarity with the manufacturing and formulating process with respect to Picoplatin.

Reference is made to the disclosure under the Heraeus and Baxter Agreements below. The Company believes that it has sufficient supply of drug product for its planned initial trials and has allocated $200,000 from its use of proceeds for Heraeus and Baxter to restart activities on our behalf, which activities ceased during the past year following the withdrawal of the 2017 registration statement.

Heraeus Agreement

Heraeus is expected to be the sole supplier of Picoplatin substance for our clinical trials. The API clinical supply agreement with Heraeus has a 7-year term and will continue unless terminated by us and/or Heraeus as follows: (i) by mutual agreement of the parties; (ii) by us, if there is a material breach by the other party that remains uncured; (iii) by us, in the event of insolvency or bankruptcy of Heraeus; or (iv) by either party, upon 15 days’ written notice.

Manufacturing services under the Heraeus clinical supply agreement are provided on a purchase order, fixed-fee basis (other than the cost of the drug product which is based upon the market price at the time of the receipt of a purchase order by Heraeus pursuant to a schedule set forth in the agreement). We believe will have sufficient supply to complete our anticipated clinical trials. We made and received substantially all of our drug product purchases during the third quarter of 2016.

Baxter Agreement

Baxter is expected to be the sole supplier of finished drug product for our clinical trials. The Baxter clinical supply agreement has a term of 7 years unless terminate by us and/or Baxter as follows: (i) by mutual agreement of the parties; (ii) by either party, if there is a material breach by the other party that remains uncured; or (iii) by either party, in the event of insolvency or bankruptcy of the other party.

Upon termination of the agreement, we are obligated to repay Baxter for the purchase and set-up of any equipment that we specifically order in connection with the agreement and any outstanding firm purchase orders of the finished drug product. As in the case of the agreement with Heraeus, manufacturing services under the Baxter clinical supply agreement are provided on a purchase order, fixed-fee basis pursuant to a schedule set forth in the agreement.

We believe we will have a sufficient drug supply to complete our anticipated clinical trials. We made and received substantially all of its drug product purchases during the third quarter of 2016.

64

Patents and Proprietary Rights

We plan to aggressively protect our proprietary technologies. We hold an exclusive worldwide license granted from Genzyme for patents and patent applications for the development and commercialization of Picoplatin (the “Genzyme Patents”). We also own the Picoplatin patent portfolio that was later developed by Poniard (the “Poniard Patents”). Between the Poniard Patents and the Genzyme Patents, we have rights to 20 patents and 15 patent applications.

Our Picoplatin portfolio includes United States and foreign patents and patent applications related to (i) the Picoplatin product, (ii) Picoplatin combination products, (iii) Picoplatin formulations, (iv) methods of treatment and (v) methods of manufacture.

Genzyme retains the right to prosecute patent applications and maintain all licensed Genzyme Patents, and we are required to reimburse such expenses. We have the right to sue any third-party infringers of the patents under the Genzyme License. If we do not file suit, Genzyme, in its sole discretion, has the right to sue the infringer at its own expense.

The Genzyme License may be terminated by either us or Genzyme if either party breaches its obligations under the terms of the agreement, or if the other party files a petition for bankruptcy or insolvency or for reorganization or is dissolved, liquidated or makes assignment for the benefit of creditors. We may terminate the Genzyme License at any time upon prior written notice to Genzyme. If not earlier terminated, the Genzyme License will continue in effect, in each country in the territory in which the licensed product is sold or manufactured, until the earlier of (i) expiration of the last valid claim of a pending or issued patent covering the licensed product in that country due to expire in 2021 (unless extended) or (ii) fifteen (15) years after first commercial sale of the licensed product in that country.

We plan to incorporate genomics into treatment with Picoplatin, which would be the basis for a new method of treatment or use of the patent for this drug. If successful, we may be able to obtain a separate and new method of use patent for another 18 years. There can be given no assurance that our strategy will succeed.

Picoplatin Combination Product Patents

Our Picoplatin portfolio also includes 7 patents and 5 patent applications that cover Picoplatin in combination with other non-platinum chemotherapeutics. We believe that the combination product patents provide effective levels of protection as the Picoplatin product patents will typically be used in combination with other non-platinum chemotherapeutics, such as 5FU and leucovorin.

The Picoplatin combination patents originated with International Patent Publication WO 2001/87313, filed on May 10, 2001. WO 2001/87313 was subsequently nationalized in numerous foreign countries and any patent originating therefrom is expected to expire in 2021. In the United States, application 15/619,934 is currently being prosecuted to cover the Picoplatin combination. A patent issuing in the United States covering the Picoplatin combination is potentially eligible for patent term extension for up to an additional five years as a result of regulatory review by the FDA (See “Patent Term Extension” below). Patents covering the Picoplatin combination have been issued in Australia, Russia, Mexico, Singapore, and Ukraine. Patent applications are pending in Pakistan (2) and Venezuela.

Methods of Manufacture Patents

Our Picoplatin portfolio also includes 8 patents and 1 patent application that cover particular methods of manufacturing Picoplatin products. The initial Picoplatin manufacturing patents originated in the United States with U.S. Patent Application 09/547,074 and internationally with International Patent Publication WO 2000/061590. In the United States, U.S. Patent 6,518,428 covers a specific process of manufacturing a Picoplatin complex and expires no later than April 11, 2020. The 6,518,428 patent is potentially eligible for patent term extension for up to an additional five years as a result of regulatory review by the FDA (See “Patent Term Extension” below). Internationally, additional patents covering the manufacturing of Picoplatin products have been issued in Australia, Czech Republic, Hong Kong, New Zealand, Singapore, the United Kingdom, and Sweden. Additional methods of manufacturing Picoplatin products are covered by International Patent Publication WO 2010/144827, which is currently being prosecuted in South Korea. Any patent issuing from WO 2010/144827 would be expected to expire in 2030.

65

In countries with method of manufacture patents, there is protection against the same methods being performed to manufacture Picoplatin products. There is also protection against the importation of Picoplatin being imported from another country whether the products were made using the same methods. The method of manufacture patents may provide effective protection because regulatory authorities, such as the FDA, may require a potential generic entry to be manufactured using the same methods as the reference product.

Picoplatin Formulation Patents

Our Picoplatin portfolio also includes 1 patent and 7 patent applications, 3 applications of which we co-own with Genzyme, and that cover various stabilized formulations of Picoplatin. The jointly owned stabilized formulations include oral and intravenous formulations of Picoplatin. The jointly owned Picoplatin formulation patents originate from International Patent Publications WO 2008/097658, WO 2008/097661 and/or WO 2009/032034 and are expected to expire in 2028. Patent applications related for Picoplatin formulations are currently being prosecuted in additional countries, including the United States (U.S. Patent Application 15/612,514), Hong Kong, China, Israel and South Korea. A patent covering Picoplatin formulations has been issued in Ukraine (UA Patent 100508).

Methods of Treating Colorectal Cancer Patents

Our Picoplatin portfolio also includes 4 patents that cover a treatment regimen using Picoplatin for treating CRC. The Picoplatin treatment method involves the administration of Picoplatin, 5-FU, and leucovorin. The CRC-related Picoplatin patents consist of U.S. Patents 8,168,661, 8,168,662, 8,173,686 and 8,178,564, which will expire in 2028. One of the CRC-related Picoplatin patents is potentially eligible for patent term extension for up to an additional five years as a result of regulatory review by the FDA (see “Patent Term Extension” below).

Methods of Treating Small Cell Lung Cancer Patents

Our Picoplatin portfolio also includes 3 patent applications that cover a treatment regimen using Picoplatin for treating SCLC. The Picoplatin treatment method involves the administration of Picoplatin to patients with refractory SCLC. The SCLC patent applications include U.S. Patent Application 15/492,533. Any SCLC patent that is issued in the United States is projected to expire on November 5, 2027 and is potentially eligible for patent term extension for up to an additional five years as a result of regulatory review by the FDA (See “Patent Term Extension” below). SCLC patent applications are being pursued in foreign countries through the nationalization of WO 2011/109752, including China and South Korea.

Patent Term Extension

A number of additional potential avenues exist which may further extend our Picoplatin patent protection and exclusivity. In the United States, patent term extension (or PTE) is available to restore patent term that is lost due to pre-market approval requirements of the FDA for a new drug product that has not been previously approved. In addition, since Picoplatin has not been previously approved for marketing in the United States, Picoplatin may qualify for new chemical entity data exclusivity, under which the FDA bans, for a period of time, submissions of applications from competitors based on published data or Abbreviated New Drug Applications for a drug containing the same active agent. Certain patent term restoration procedures and marketing exclusivity rights also may be available for qualifying drug products in the European Union or individual foreign countries. We intend to evaluate the availability of these mechanisms for extending the patent term and marketing exclusivity for Picoplatin on an individual regional or country basis. We cannot be certain that we will be successful in any efforts to extend the term of any patent relating to Picoplatin or that Picoplatin will be granted additional marketing exclusivity rights in the United States or abroad.

66

In the United States, PTE is available for patents that claim the new drug product, method of using the new drug product for treatment or method of manufacturing the new drug product. For combination products containing multiple active ingredients, the combination product is available for PTE if any one active ingredient has not been previously approved. In order to be eligible for PTE, the patent in question must not have expired before the application for PTE has been submitted, with submission being within 60 days of the FDA approving the NDA for the new drug product. The term of only 1 U.S. patent may be extended by one-half of the amount of time of the FDA review period with a reduction for any period of time where there is a failure to exercise due diligence. The total market exclusivity time of the drug product cannot exceed 14 years, regardless of how much time was lost to clinical testing and regulatory review, and the total time of extension cannot exceed 5 years. Interim PTE is available if the patent will expire before product approval by filing an application for interim extension between six months and fifteen days before patent expiration. Each interim PTE extends the term of a patent for up to one year, with a total of 5 requests for interim PTE being available.

Orphan Drug Exclusivity

The FDA designated Picoplatin as an orphan drug for the treatment of SCLC under the provisions of the Orphan Drug Act, which potentially entitles us to exclusive marketing rights for Picoplatin in the United States for seven years following market approval. In addition, the European Commission has designated Picoplatin as an orphan medicinal product for the treatment of SCLC in the European Union, which potentially entitles us to exclusive marketing rights for Picoplatin in the European Union for ten years following market approval.

Development of Future Intellectual Property

We intend to develop additional inventions arising from our drug discovery program and intend to file additional patent application in the United States and foreign countries to protect future commercialization efforts.

We believe our genomics technology will enable us to identify novel genomic or expression signatures that will allow effective selection of patients for treatment with Picoplatin or other therapeutic agents. While recent holdings by the U.S. Supreme Court may make it difficult to obtain patents on diagnostic patents based on the identify genetic signatures, we believe that patent protection continues to be available in the United States for any patent directed to a method of treating a genetically-defined group of patients. If successful, this strategy will reduce the importance of our existing patents and become its extension and substitute. It will make us less sensitive to expirations of any elements of our existing portfolio.

Below we provide a more detailed description of our views on patenting drug use based on molecular diagnostics, which is an important part of our strategy.

Method of use could reset patent clocks. A number of drugs for which composition of matter or other types of patents were expired, got second patent life through a new method of use. Such famous drugs as azidothymidine (AZT), which was a failed anticancer drug, became the “first breakthrough in AIDS therapy” and was patented as such. It was originally patented in 1964 by Jerome P. Horwitz, a chemistry professor at Wayne State University. In 1985 Burroughs Wellcome successfully filed a patent application to protect its rights to AZT, which became a major first-generation ant AIDs drug.

Even more striking example is Celgene’s thalidomide which was patented by Grünenthal in Stolberg in 1954. Much later Celgene successfully patented its method of use in cancer thalidomide which is expected to expire in 2023 USA, and 2019 in EU (https://www.sec.gov/Archives/edgar/data/816284/000095012310055985/filename1.htm)

Confusion around “standalone companion diagnostics”. There was always an issue with patenting of DNA sequences, even with a clear use as diagnostics based on a historical stance of patent office that natural, non-modified product could not be patented. Specifically a recent court case, Association for Molecular Pathology v. Myriad Genetics, Inc., 569 U.S. 576 (2013),  challenged many relevant claims in issued patents.

API strategy in patenting going forward. Our intention is not to patent DNA signatures, but use of our drug, picoplatin, for patients having tumors with certain DNA signatures which predict higher likelihood of patient response, which is not different as to patent a drug with a new method of use like described above. Some of our existing patents will start to expire in 2021. Prior to the expiration, we plan to file new method of use patents which, if approved, will expand Picoplatin patent life for another 20 years (starting from Patent Cooperation Treaty (PCT) application). There can be given no assurance that a new method of use patent application with respect to Picoplatin will be successful.

Important current FDA stance.With the progress in development of molecular diagnostics, FDA started granting approval for drugs only to be used with a specific diagnostics adding another dimension of marketing protection for companies developing such combinations. In 2017, FDA announced its first approval of an anticancer drug (a combination of targeted therapeutics, dabrafenib (Tafinlar) and trametinib (Mekinist) for use based on whether a patient has a tumor with certain biomarkers (a specific mutation in the BRAF gene, BRAF V600E ). Since then, there were several more examples of the same approach by FDA. This has a potential of giving API another layer of protection for picoplatin used in combination with our DNA signatures as of the only way this drug could be used if successfully developed.

Risks. We need to recognize specific risks associated with our approach. These risks include possible changes in position of patent office, as happened in the past, which may invalidate certain, or all claims, in patent applications or issued patents.

We will also pursue patent protection for any discoveries that are made during past or future clinical trials. Based on its review of the data from the clinical trials previously conducted by Poniard using Picoplatin for different forms of cancer therapy, we believe that additional patent protection may be obtained. We are currently evaluating the potential scope of patent claims that may be obtained.

Competition

The competition for development of cancer therapies is worldwide and substantial. There is intense competition from biotechnology and pharmaceutical companies, as well as academic research institutions, clinical reference laboratories and government agencies that are pursuing research and development activities similar to ours in the United States and abroad. We have developed potential registration strategies for Picoplatin in CRC, head and neck, prostate, ovarian and SCLCs. If approved, Picoplatin will be competing with existing treatment regimens, as well as emerging therapies for these indications and other platinum-based therapeutics. Large biotechnology and pharmaceutical companies, including Abbott Laboratories, Amgen, Inc., AstraZeneca PLC, Baxter Healthcare, Bayer Healthcare, Bristol-Myers Squibb Company, Eli Lilly and Company, Genentech, Inc., GlaxoSmithKline PLC, Merck & Co., Inc., Nippon Kayaku Co. Ltd., Novartis, Pfizer Inc., and Sanofi are marketing and/or developing therapeutics in late-stage clinical trials for the treatment of one or more of these indications or platinum agents for the treatment of cancer. Multiple biotechnology companies are engaged in clinical trials for the treatment of one or more of these indications and other platinum-based therapeutics, including Access Pharmaceuticals Inc., AscentaTherapeutics, Inc., ImmunoGen, Inc., Ipsen Group, Meabco A/S, MolMedS.p.A., Onyx Pharmaceuticals Inc., PharmaMar (Zeltia Group), Regulon, Inc., Simcere Pharmaceutical Group and Synta Pharmaceuticals Corp. If we or a potential partner were to seek to expand the use of Picoplatin into other oncology indications, we will be facing additional competition from major pharmaceutical companies, biotechnology companies, research institutions and government agencies.

67

Most of our potential competitors have, or have access to, substantially greater financial, research and development, marketing and production resources, and are better equipped, to develop, manufacture and market competing products. Further, such potential competitors may have, or may develop and introduce, new products that would render Picoplatin less competitive, uneconomical or obsolete.

Our ability to commercialize Picoplatin and to compete effectively will depend in large part on:

● our ability to meet all necessary regulatory requirements and to advance Picoplatin through the approval processes of the FDA and foreign regulatory health authorities in a timely manner;

● the perception by physicians and other members of the health care community of the safety, efficacy and benefits of Picoplatin compared to those of competing products or therapies;

● our ability to acquire Picoplatin API and finished drug product on a commercial scale;

● timing of market introduction;

● the effectiveness of the sales and marketing efforts by us and/or any pharmaceutical company in which we enter a strategic partnership;

● the willingness of physicians to adopt new or modified treatment regimens using Picoplatin and to embrace the use of our genomic technology to be used in connection with treatment regimens with Picoplatin;

● our ability to secure third party reimbursement for Picoplatin;

● the price of Picoplatin relative to competing products; and

● our ability to develop a commercial and sales infrastructure, either on its own or with a collaborator, which would include the development of a distribution network and other operational and financial systems necessary to support the increased scale of activities.

We believe that competition among products approved for sale will be based, among other things, on product safety, efficacy, reliability, extent of adverse side effects, time to market, availability, third party reimbursement, price and patent position. Our competitiveness also will depend on our ability to advance our product candidates, license additional technology, maintain a proprietary position in its technologies and product candidates, obtain required government and other approvals on a timely basis, attract and retain key personnel, and enter into collaborative or other arrangements that enable us and any strategic partners to develop effective products that can be manufactured cost-effectively and marketed successfully.

Summarizing:

●	About 25-30% of Phama and Biotec KR&D is in theatre of cancer drug development
●	The same time cancer market crossed a $100 Billon mark in 2015
●	Market also represent about a 1000 of different types and sub-types of cancer, many of which has to be treated separately
●	Many of these cancer sub-types represent cases of unmet medical need according to FDA classification
●	Introducing genomic-driven patient selection as a form of personalized medicine is poised to become a major new direction in cancer drug development and treatment

This all means that although competition in the fiend is extremely intense, there are multiple opportunities for API to bring its technology and drug candidates into clinical practice.

Government Regulation and Product Testing

The FDA and comparable regulatory health authorities in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture, marketing and distribution of drugs. These health authorities and other federal, state, local and foreign entities regulate research and development activities and the testing, manufacture, quality control, safety, storage, record-keeping, approval, advertising and promotion of Picoplatin and any other future drug candidates. Product development and approval within these regulatory frameworks take a number of years to accomplish, if at all, and involve the expenditure of substantial resources.

68

U.S. Government Regulation

In the United States, drugs and biologics are subject to regulation by the FDA under the Federal Food, Drug and Cosmetic Act of 1976, as amended, and implementing regulations. The process required by the FDA before Picoplatin and any other future drug candidates may be marketed in the United States generally involves the following:

● completion of extensive preclinical laboratory tests, in vivo preclinical studies and formulation studies;

● submission to the FDA of an Investigational New Drug Application, (or IND), which must become effective before clinical trials can commence;

● performance of properly designed and well-controlled clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

● submission of an NDA to the FDA; and

● FDA review and approval of the NDA prior to any commercial sale or shipment of the drug.

In addition to obtaining FDA approval for each product, each domestic drug manufacturing establishment must be registered with and inspected by the FDA. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with current Good Manufacturing Practice, or cGMP, regulations which are enforced by the FDA through its facilities inspection program for biologics, drugs and devices. To supply products for use in the United States, foreign manufacturing establishments must also comply with cGMP regulations and are subject to periodic inspection by the FDA or by corresponding regulatory health authorities in such countries under reciprocal agreements with the FDA.

Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with the FDA’s Protection of Human Subjects regulations and Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent Institutional Review Board, or IRB, at the institution where the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects, and the possible liability of the institution.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the drug is tested for:

● safety (adverse effects);

● dosage tolerance;

● pharmacokinetics (how the body processes the drug); and

● clinical pharmacology (how the drug works in the body).

In Phase II, a limited patient population is studied to:

● determine the efficacy of the drug for specific, targeted indications;

● determine the dosage tolerance and optimal dosage; and

● identify possible adverse effects and safety risks.

If a compound is found to have potential activity in a disease or condition and to have an acceptable safety profile in Phase II clinical trials, Phase III clinical trials are undertaken to further evaluate clinical activity and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. Often, Phase IV (post-marketing) studies are required by the FDA in order to gain more data on safety and efficacy of a drug after it has transitioned into general medical practice.

69

With respect to Picoplatin or any proposed products subject to clinical trials, there can be no assurance that Phase I, Phase II or Phase III studies will be completed successfully within any specific time period, if at all. For example, in connection with our planned initiation of our Phase II clinical trial, the FDA has requested us to supplement our clinical trial plan with a more detailed statistical plan to provide a robust justification for the patient sample size that we have proposed and is requiring that we submit this plan before recruiting over twenty patients. If the FDA does not accept our plan, the FDA will likely require a modified statistical plan which could cause additional delays in our trials and if the FDA does not accept our statistical plan then we will be unable to enroll over twenty patients and our planned clinical trial would be adversely affected. Further, clinical studies are inherently uncertain, and future clinical trials may not confirm the results achieved in earlier clinical or preclinical trials. If Picoplatin is not shown to be safe and effective, we will not be able to obtain the required regulatory approvals for commercial sale of that product. Furthermore, we or the FDA may suspend clinical trials at any time if it is determined that the subjects or patients are being exposed to an unacceptable health risk.

The results of the pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the drug. The testing and approval processes are likely to require substantial cost, time and effort, and there is no assurance that approval will be granted on a timely basis, or at all. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, may require additional testing or information, or may require post-market testing and surveillance to monitor the safety of the product. If regulatory approval is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. The FDA may withdraw product approvals if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for NDA approval is the requirement that the prospective manufacturers’ quality control and manufacturing procedures conform to cGMP regulations. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the areas of production and quality control to ensure full technical compliance.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. FDA also may require post-marketing testing, known as Phase 4 testing, risk evaluation and mitigation strategies, or REMS, and surveillance to monitor the effects of an approved product, or FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging and labeling procedures must continue to conform to current good manufacturing practices, or cGMPs, after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with FDA subjects entities to periodic unannounced inspections by FDA, during which the Agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Foreign Regulation

In addition to regulation in the United States, we will be subject to a variety of foreign regulations governing clinical trials and will be subject to foreign regulations with respect to commercial sales and distribution of Picoplatin and any proposed future products. Whether or not we obtain FDA approval for a product, we must obtain approval to conduct a clinical trial of a product by comparable regulatory health authorities of foreign countries before we can commence clinical trials, or we must obtain an approval of a product before we can commence marketing of the product in those counties. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country.

70

Under the European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. For oncology products, a centralized procedure is required. It provides for the grant of a single marketing authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the application and assessment report, each member state must decide whether to recognize approval.

Coverage and Reimbursement

Sales of pharmaceutical products depend significantly on the extent to which coverage and adequate reimbursement are provided by third-party payors. Third-party payors include state and federal government health care programs, managed care providers, private health insurers and other organizations. Although we currently believe that third-party payors will provide coverage and reimbursement for our product candidates, if approved, we cannot be certain of this. Third-party payors are increasingly challenging the price, examining the cost-effectiveness, and reducing reimbursement for medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. The U.S. government, state legislatures and foreign governments have continued implementing cost containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. We may need to conduct expensive clinical studies to demonstrate the comparative cost-effectiveness of our products. The product candidates that we develop may not be considered cost-effective and thus may not be covered or sufficiently reimbursed. It is time consuming and expensive for us to seek coverage and reimbursement from third-party payors, as each payor will make its own determination as to whether to cover a product and at what level of reimbursement. Thus, one payor’s decision to provide coverage and adequate reimbursement for a product does not assure that another payor will provide coverage or that the reimbursement levels will be adequate. Moreover, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis.

Employees

As of the date of this prospectus, we have six full-time employees and 3 consultants that work with us. Of these full-time employees, two hold Ph.D. degrees, two hold a medical doctor degree, and one holds a J.D. and M.B.A. degree. Of the total full-time employees, two employees are engaged in regulatory and clinical activities and four are in general administration. We consider our relations with employees to be good. None of our employees are covered by a collective bargaining agreement. We believe that our current workforce is sufficient to execute our business plan for the next year and will hire additional employees and/or consultants as needed.

Properties

We currently occupy approximately 300 square feet of office space provided by our CEO on a rent-free basis in Burr Ridge, IL. This office space is adequate for the foreseeable future.

71

Legal Proceedings

As of June 30, 2019, and the date of this prospectus, we are not a party to any legal proceedings.

Changes in and Disagreements with Accountants

None

Corporate Background

We were organized as a corporation under the laws of the State of Delaware in May 2015. Our principal executive office is located at 15W155 81st Street, Burr Ridge, IL 60527. Telephone (773) 517-0789.

MANAGEMENT

Set forth below is information regarding our current directors and executive officers. Each director holds his office until he resigns or is removed, and his successor is elected and qualified.

Name	Age	Position
Michael Fonstein, PhD.	60	Chief Executive Officer, Interim Chief Financial Officer and Director
Randy S. Saluck, JD, MBA	52	Chief Strategic Officer and Treasurer
Ekaterina Nikolaevskaya,	58	Chief Operating Officer and Director
Dmitry Prudnikov, MD	55	Chief Medical Officer and Director
Rick Stevens, MS (1)(2)(3)	59	Director
Michael Yomtov (1)(3)	50	Director

(1) member and/or chairman of the audit committee

(2) member of the compensation committee

(3) member of nominating and corporate governance committee

There are no family relationships between any of our directors or executive officers.

In February 2017, Daniel H. Perez resigned as a director and Chairman of our Board due to his stated lack of available time to serve as such given his other business commitments. On August 1, 2017, Douglas Watson resigned as a director to pursue other business opportunities.

72

Dr. Michael Fonstein, age 60: Dr. Fonstein is a co-founder of our Company and has been our Chief Executive Officer since our inception in May 2014 and effective in August 2018 was appointed as Interim Chief Financial Officer. From 2003 to 2013, Dr. Fonstein was the Chief Executive Officer and a Director of Cleveland Biolabs, Inc., a publicly-traded healthcare company that he co-founded which has been focused on the development of oncology and anti-radiation syndrome products. From 2012 to 2014, he was the Chief Executive Officer and President of Panacela Labs, Inc., a subsidiary of Cleveland Biolabs and a company focused on developing several oncology compounds. From 1997 to 2003, he was Chief Executive Officer and President of Integrated Genomics, Inc., a company that he founded. Integrated Genomics was a pioneer in providing genomic sequencing and research for a number of research-oriented healthcare companies. Prior thereto, he was the founder and Director of the DNA Sequencing Center at the University of Chicago from its creation in 1994 until 1998, where he became a recognized expert and pioneer in genomics and published numerous papers in top peer-reviewed scientific journals and where he sequenced over 40 bacterial and fungal genomes. From 1994 to 1998, Dr. Fonstein was an assistant professor of molecular genetics and cell biology at the University of Chicago. Dr. Fonstein received a master’s degree from the Biological Department of Moscow University in 1981 and received a PhD in Microbial Genetics at VNIIGenetika (Institute of Genetics and Selection of Industrial Microorganisms). Dr. Fonstein has supervised the development, human drug trials and the FDA approval process for multiple drug candidates and developed a leading bioinformatics program and has generated substantial governmental grant fund and contracts with leading pharmaceutical and chemical companies.

Randy S. Saluck, JD, MBA, age 52: Chief Strategic Officer and Treasurer, on a part-time basis and is staying in his current position as Part-Time Chief Strategic Officer. He is expected to devote from 30 to 50% of his professional time. He joined our Company in February 2015 as Chief Financial Officer and Secretary and in August 2018, Mr. Saluck informed the Company that he would continue to serve, in a part-time capacity, as Chief Strategic Officer and Treasurer. Since May 2017, Mr. Saluck has been the Chief Executive Officer of Libertas Funding, LLC (“Libertas”), a privately-held merchant cash advance company. From January 2017 to April 2017, Mr. Saluck was the Chief Financial Officer and General Counsel of Libertas. Since October 2017, Mr. Saluck has been the part-time Chief Financial Officer and General Counsel of Convexity Scientific Inc.(“Convexity”), a privately held medical device company. From February 2017 to September 2017, Mr. Saluck was a Director and the Chief Operating Officer of Convexity. From 2005 to 2015, Mr. Saluck was the managing member and portfolio manager of Mortar Rock Capital Management, LLC, a private investment firm. From May 2013 to April 2016, Mr. Saluck served as a member of the Board of Directors and a member of the Audit Committee for Cleveland Biolabs, Inc., a publicly-listed healthcare company focused on the development of oncology and anti-radiation syndrome products. In July 2016, Mr. Saluck was reappointed to the Board of Directors of Cleveland Biolabs, Inc. to fill a vacancy and currently sits on its audit committee as chairman. From 2002 to 2005, Mr. Saluck was a portfolio manager at Meisenbach Capital Management, LLC, a private investment firm. From 1998 to 2002, Mr. Saluck worked as a junior partner and senior analyst for private investment firms. From 1997 to 1998, Mr. Saluck was an investment banking associate for Salomon Brothers Inc, focusing on mergers and acquisitions. Prior thereto Mr. Saluck was a corporate attorney for Cahill Gordon & Reindel and Blank Rome Tenzer, focusing on equity and debt financings, mergers and acquisitions, corporate restructurings and other corporate and securities matters. Mr. Saluck has a Bachelor’s Degree from the University of Pennsylvania, a J.D. from the University of Virginia School of Law and an MBA from the Wharton School of the University of Pennsylvania, with a concentration in Finance and Accounting and where he served as the Chairman of the Wharton Ethics Committee.

Ekaterina E. Nikolaevskaya, age 58: Ms. Nikolaevskaya is a co-founder of our Company has been our Chief Operating Officer since August 2015. From 2011 to 2015, she was the Chief Executive and Chief Operating Officer of Panacela Labs, LLC, a subsidiary of Panacela Labs, Inc., and a company focused on the development of several oncology drug compounds. From 2012 she was also a co-founder and Chief Operating Officer of FNP Clinical LLC, a contract research organization. From 2007 to 2012, she was the Chief Operating Officer of Prudentas LLC, a contract research organization. From 2000 to 2007, she was the Senior Project Manager for ClinStar Europe LLC, a U.S. contract research organization with operations in Russia and Ukraine. From 1984 to 1998, she was a Senior Research Manager at the VNII Genetika (Institute of Genetics and Selection of Industrial Microorganisms) where she focused on genetic engineering research in the field of amino acid operons regulations and amino acid producers. Ms. Nikolaevskaya graduated from the Moscow Institute of Fine Chemical Technology with a Master’s Degree in chemical engineering in 1984 with a specialization in chemical synthesis of biologically active compounds.

73

Dr. Dmitry Prudnikov, age 55: Dr. Prudnikov is a co-founder of our Company has been our Chief Medical Officer since February 2015. From 2011 to 2014, Dr. Prudnikov was the VP Scientific & Regulatory for Panacela Labs Inc., a subsidiary of Cleveland Biolabs and a company focused on the development of several oncology drug compounds. From 2012 to 2014, Dr. Prudnikov was the Executive Director of BioLabs612 LLC, an affiliate of Cleveland Biolabs and also focused on developing drug compounds focused on oncology. He was also the Chief Executive Officer of FNP Clinical LLC, a contract research company, during the same time period. From 2007 to 2012, he was the Chief Executive Officer of Prudentas LLC a contract research organization. From 2002 to 2007, Dr. Prudnikov held several upper level management positions at ClinStar, a contract research organization, and from 1997 to 2002, Dr. Prudnikov held managerial positions at Janssen Pharmaceutica, a contract research organization and a division of Johnson and Johnson. Dr. Prudnikov graduated with MD degree from Smolensk State Medical Academy in the Russian Federation.

Rick Stevens, age 59: Mr. Stevens has been a director of our Company since April 2015. He is the Associate Laboratory Director for Computing, Environment and Life Sciences for Argonne National Laboratory, a world-renowned multi-disciplinary science and engineering research center with a budget in excess of $750 million and over 3,400 total employees and 1,400 scientists. Argonne is managed for the U.S. Department of Energy’s Office of Science. Mr. Stevens has been at Argonne since 1982 where he has served as the director of its Mathematics and Computer Science Division and Associate Laboratory Director for Physical, Biological and Computing Sciences. He is currently also the leader of Argonne’s Petascale Computing Initiative. From 2000 to 2004, Mr. Stevens also served as the Director of the National Science Foundation’s Teragrid project and from 1997 to 2001 as the Chief Architect for the National Computational Science Alliance. He is a Professor of Computer Science and a Senior Fellow of the Computation Institute at the University of Chicago and Professor at the University of Chicago Physical Sciences Collegiate Division. Mr. Stevens has a Bachelor’s Degree in 1984 in Applied Mathematics and Philosophy from the Western University Macomb, IL.

Michael Yomtov, age 50: Mr. Yomtov has been a director of our Company since October 2015. Since 2002, Mr. Yomtov served as an Investment Banker at Palladium Capital Advisors until his resignation on May 22, 2018 and continues to serve as an advisor to Eagle Advisers. Previously, Mr. Yomtov worked for MH Meyerson, a New York based investment banking firm from 1996 to 2002. In that capacity he managed assets for high net worth individuals, including pension assets and participated in a number of IPO deals, helping raise working capital for start-up companies. From 1994 to 1996 Mr. Yomtov worked for Smith Barney, where he managed retail accounts for high net worth individuals, helped clients structure portfolios and performed both fundamental and technical research. Mr. Yomtov has helped numerous companies in the Biotech and Telecom industries to raise capital.

Employment Agreements

On June 10, 2016, the Company entered into written employment agreements with its executive officers as discussed more-fully below (the “June 2016 Employment Agreements”), which provided for annual base salaries and bonuses, among other benefits and consideration. The June 2016 Employment Agreements expressly provided that they would not become effective until the successful completion of the Company’s IPO (referred to in this prospectus as the “2017 IPO”, which never was completed. Notwithstanding the foregoing, on September 14, 2018, the Company entered into a Modification Agreement with its executive officers, attached as exhibit 10.35 hereto, which superseded the June 2016 Employment Agreements in their entirety and specifically provide that effective January 1, 2017 through the present, no payments or accruals of salaries or other consideration are due and payable thereunder as a result of the fact that the 2017 IPO was not consummated and, as a result, the executive officers did not provide the services required under the Employment Agreements because the Company lacked the financial resources to pay the executive officers and to actively pursue its business plan during that period. Each of the executive officers has agreed, effective on the closing of this Offering, to accept salary equal to 30% to 35% of the base annual base salary, of which there can be no assurance.

Michael Fonstein, PhD., Chief Executive Officer and Interim Chief Financial Officer. In June 2016, we entered into a three-year employment agreement with Dr. Fonstein (the “Fonstein Employment Agreement”). Pursuant to the terms of the Fonstein Employment Agreement, we agreed to pay Dr. Fonstein an annual base salary of $365,000. In addition, at the discretion of the Compensation Committee, payment of an annual bonus of up to 50% of the annual base salary based on the achievement of certain milestones, including: (i) sufficient cash flow from operations and/or significant equity raises in amounts deemed sufficient by the Compensation Committee; and/or (ii) the commencement of phase II clinical trials. In addition, the Fonstein Employment Agreement contemplated the grant of a one-time cash bonus and options to purchase shares of Common Stock as set forth in said agreement. This Employment Agreement was superseded in its entirety by the Modification Agreement Notwithstanding the foregoing, the Company has agreed to enter into a new employment agreement with Mr. Fonstein, to be effective upon the closing of this Offering, pursuant to which Mr. Fonstein has agreed to serve without compensation and without any base salary until the closing of the Offering. Effective upon the closing of the Unit Offering, the success of which there can be no assurance, Mr. Fonstein has agreed to serve as chief executive officer and interim chief financial officer under a new employment agreement, as amended, at an annual base salary equal to 30% of his annual base salary under the previous Fonstein Employment Agreement which never became effective. No salary or other compensation has been accrued nor is payable to Mr. Fonstein under the previous Fonstein Employment Agreement.

Randy S. Saluck, JD, MBA., Chief Strategic Officer and Treasurer, part-time. In June 2016, we entered into a three-year employment agreement with Mr. Saluck (the “Saluck Employment Agreement”). Pursuant to the terms of the Saluck Employment Agreement, we agreed to pay an annual base salary of $325,000, subject to the successful completion of the 2017 IPO, which did not occur. In addition, at the discretion of the Compensation Committee, payment of an annual bonus of up to 50% of the annual base salary based on the achievement of certain milestones, including: (i) sufficient cash flow from operations and/or significant equity raises in amounts deemed sufficient by the Compensation Committee; and/or (ii) the commencement of phase II clinical trials. In addition, the Saluck Employment Agreement contemplated the grant of a one-time cash bonus and options to purchase shares of Common Stock as set forth in said agreement. The Saluck Employment Agreement, which never became effective because the 2017 IPO did not close, is in the process of being renegotiated in connection with his change in status from CFO to serving in a part-time capacity as Chief Strategic Officer and Treasurer for an undefined period of time. The precise terms of any new employment agreement with Mr. Saluck, if and when negotiated, has not yet been determined.

74

Ekaterina Nikolaevskaya, Chief Operating Officer. In June 2016, we entered into a three-year employment agreement with Dr. Nikolaevskaya (the “Nikolaevskaya Employment Agreement”). Pursuant to the terms of the Nikolaevskaya Employment Agreement, we agreed to pay an annual base salary of $275,000. In addition, at the discretion of the Compensation Committee, payment of an annual bonus of up to 50% of the annual base salary based on the achievement of certain milestones, including: (i) sufficient cash flow from operations and/or significant equity raises in amounts deemed sufficient by the Compensation Committee; and/or (ii) the commencement of phase II clinical trials. In addition, the Nikolaevskaya Employment Agreement contemplated the grant of a one-time cash bonus and options to purchase shares of Common Stock as set forth in said agreement. Notwithstanding the foregoing, the Company has agreed to enter into a new employment agreement with Dr. Nikolaevskaya, to be effective upon the closing of this Offering, pursuant to which Dr. Nikolaevskaya has agreed to serve without compensation and without any base salary until the closing of this Offering. Effective upon the closing of the Unit Offering, the success of which there can be no assurance, Dr. Nikolaevskaya has agreed to serve as chief operating officer under a new employment agreement, as amended, at an annual base salary equal to 35% of his annual base salary under her previous employment agreement which never became effective. No salary or other compensation has been accrued nor is payable to Dr. Nikolaevskaya under her previous employment agreement.

Dmitry Prudnikov, MD, Chief Medical Officer. In June 2016, we entered into a three-year employment agreement with Dr. Prudnikov (the “Prudnikov Employment Agreement”). Pursuant to the terms of the Prudnikov Employment Agreement, we agreed to pay an annual base salary of $275,000. In addition, at the discretion of the Compensation Committee, payment of an annual bonus of up to 50% of the annual base salary based on the achievement of certain milestones, including: (i) sufficient cash flow from operations and/or significant equity raises in amounts deemed sufficient by the Compensation Committee; and/or (ii) the commencement of phase II clinical trials. Notwithstanding the foregoing, the Company has agreed to enter into a new employment agreement with Dr. Prudnikov, to be effective upon the closing of this Offering, pursuant to which Dr. Prudnikov has agreed to serve without compensation and without any base salary until the closing of this Offering. Effective upon the closing of the Unit Offering, the success of which there can be no assurance, Dr. Prudnikov has agreed to serve as chief medical officer under the amended employment agreement at an annual base salary equal to 35% of his annual base salary under the previous employment agreement, which never became effective. No salary or other compensation has been accrued nor is payable to Dr. Prudnikov under the previous employment agreement.

Board Committees and Director Independence

Director Independence

Of our current directors, we have determined that Messrs. Stevens and Yomtov are “independent” as defined by applicable rules and regulations. Our Board of Directors is not composed of a majority of “independent” directors. In accordance with NASDAQ Rule 5615(b)(1), we intend to appoint an additional independent director within one year following the completion of this Offering.

Board Committees

Our Board of Directors has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance. All standing committees operate under a charter that has been approved by our Board of Directors.

Audit Committee

Our Board of Directors has an Audit Committee, composed of Messrs. Yomtov and Stevens, each of whom are independent directors as defined in accordance with section Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market. Mr. Yomtov serves as chairman of the Audit Committee. The Board of Directors has determined that Mr. Yomtov is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which will be reviewed annually) and performs several functions. The Audit Committee:

● evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;

● approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and fees therefor to be provided by the independent auditor;

● monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

● reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

75

● oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the board; and

● provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board of Directors regarding corporate governance issues and policy decisions.

The Audit Committee has a charter, which will be reviewed annually.

Compensation Committee

Our Board of Directors has a Compensation Committee composed of Mr. Stevens, who is independent in accordance with rules of the NASDAQ Stock Market. Our Compensation Committee reviews or recommends the compensation arrangements for our management and employees and also assists the Board of Directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter, which will be reviewed annually.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee composed of Messrs. Stevens and Yomtov, respectively, each of whom are independent in accordance with rules of the NASDAQ Stock Market. Mr. Yomtov serves as the chairman of the committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. The Nominating and Corporate Governance Committee has a charter which is reviewed annually. The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders.

Code of Business Conduct and Ethics and Insider Trading Policy

In June 2016, our Board of Directors adopted a Code of Ethical Conduct and an Insider Trading Policy.

76

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2018 and 2017. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2018. Notwithstanding the annual base salary and bonuses set forth in the disclosure under “Employment Agreements” above and the tables below, Michael Fonstein, our CEO, has agreed to accept salary equal to 30% of the stated salary in his former employment agreement and Ekaterina Nikolaevskaya, our COO and Dmitry Prudnikov, our Chief Medical Officer, have agreed accept salaries equal to 35% of the stated salaries in their former employment agreements.

							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earning	Compensation	Total
Michael Fonstein, PhD.	2018	$-	$-	$-	$-	$-	$-	$-	$-
Chief Executive Officer	2017	$-	$-	$-	$-	$-	$-	$-	$-
Randy S. Saluck, JD, MBA	2018	$-	$-	$-	$-	$-	$-	$-	$-
Chief Financial Officer	2017	$-	$-	$-	$-	$-	$-	$-	$-
Ekaterina Nikolaevskaya,	2018	$-	$-	$-	$-	$-	$-	$-	$-
Chief Operating Officer	2017	$-	$-	$-	$-	$-	$-	$-	$-
Dmitry Prudnikov, MD	2018	$-	$-	$-	$-	$-	$-	$-	$-
Chief Medical Officer	2017	$-	$-	$-	$-	$-	$-	$-	$-

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding equity awards as of December 31, 2018 to the Named Executive Officers:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Randy S. Saluck, JD, MBA	196,000	-	-	$0.41	1/31/2026	-	$-	-	$-

2016 Equity Incentive Plan

On June 10, 2016, our Board of Directors adopted a 2016 Equity Incentive Plan. The holders of majority of our outstanding Common Stock approved such plan on June 10, 2016. No options or other awards have been granted as of the date of this prospectus under our 2016 Equity Incentive Plan. In general, awards under the 2016 Equity Incentive Plan shall vest ratably over a period of three years (on the first, second and third anniversaries of the agreement) subject to accelerated vesting upon a change of control of our Company (although awards may be granted with different vesting terms).

The purpose of our 2016 Equity Incentive Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. The 2016 Equity Incentive Plan will be administered by the Compensation Committee of our Board of Directors or by the full board, which may determine, among other things, the (a) terms and conditions of any option or stock purchase right granted, including the exercise price and the vesting schedule, (b) persons who are to receive options and stock purchase rights and (c) the number of shares to be subject to each option and stock purchase right. The 2016 Equity Incentive Plan will provide for the grant of (i) “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended) to employees of our Company and (ii) non-qualified options to directors and consultants of our Company.

77

In connection with the administration of our 2016 Equity Incentive Plan, our Compensation Committee will:

● determine which employees and other persons will be granted awards under our 2016 Equity Incentive Plan;

● grant the awards to those selected to participate;

● determine the exercise price for options; and

● prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards.

Any grant of awards to any of directors under our 2016 Equity Incentive Plan must be approved by the Compensation Committee of our Board of Directors. In addition, our Compensation Committee will: (i) interpret our 2016 Equity Incentive Plan; and (ii) make all other determinations and take all other action that may be necessary or advisable to implement and administer our 2016 Equity Incentive Plan.

The 2016 Equity Incentive Plan provides that in the event of a change of control event, the Compensation Committee or our Board of Directors shall have the discretion to determine whether and to what extent to accelerate the vesting, exercise or payment of an award.

In addition, our Board of Directors may amend our 2016 Equity Incentive Plan at any time. However, without stockholder approval, our 2016 Equity Incentive Plan may not be amended in a manner that would:

● increase the number of shares that may be issued under our 2016 Equity Incentive Plan;

● materially modify the requirements for eligibility for participation in our 2016 Equity Incentive Plan;

● materially increase the benefits to participants provided by our 2016 Equity Incentive Plan; or

● otherwise disqualify our 2016 Equity Incentive Plan for coverage under Rule 16b-3 promulgated under the Exchange Act.

Awards previously granted under our 2016 Equity Incentive Plan may not be impaired or affected by any amendment of our 2016 Equity Incentive Plan, without the consent of the affected grantees.

During 2017 and 2018, to date, no grants were made under our 2016 Equity Incentive Plan, and notwithstanding the foregoing, it is not anticipated that any other grants will be made before the end of 2018.

Compensation of Directors

The following table summarizes the compensation of our directors for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Rick Stevens, PhD	$-	$-	$-	$-	$-	$-	$-
Michael Yomtov	$-	$-	$-	$-	$-	$-	$-

Cash Compensation

Each independent director will receive annual cash compensation equal to $30,000 per year for such directors’ services to the Board and the Chairman of the Board will receive an additional $10,000 per year, subject to approval by the Compensation Committee and available cash resources. In addition to the annual cash compensation for serving on the Board, each independent director that also serves on a committee of the Board will receive compensation as follows: each member of the Audit Committee and Compensation Committee (not including the chairperson) will receive annual cash compensation of $5,000 per year and each member of the Nominating and Corporate Governance Committee (not including the chairperson) will receive annual cash compensation of $2,000 per year. The chairperson of our Audit Committee and Compensation Committee will each receive annual compensation of $10,000 and the chairperson of our Nominating and Corporate Governance Committee will receive annual compensation of $4,000.

78

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of our Common Stock as of June 30, 2019 with respect to: (i) each person known to us to be the beneficial owner of more than five percent of our Common Stock; (ii) all directors; (iii) all named executive officers; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of Common Stock subject to options or warrants that are exercisable as of the date of this prospectus or are exercisable within 60 days of such date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

Name of beneficial owner	Amount and nature of beneficial ownership of Common Stock	Percentage of outstanding Common Stock Before the Offering(1)	Amount and nature of beneficial ownership of Common Stock Following the Offering(2)	Percentage of Outstanding Common Stock Following the Offering(2)
Michael Fonstein, PhD. (3)	1,421,000	22.8%	1,021,000	9.6%
Ekaterina Nikolaevskaya (4)	882,000	14.2%	582,000	5.5%
Dmitry Prudnikov, MD (5)	882,000	14.2%	582,000	5.5%
Randy S. Saluck, JD, MBA (6)	416,500	6.6%	416,500	3.9%
Rick Stevens, PhD (7)	14,700	*	14,700	*
Michael Yomtov (8)	367,500	5.9%	367,500	3.5%
Tallikut Pharmaceuticals, Inc. (9)	882,000	12.4%	882,000	8.0%
API Bio Investors (10)	379,448	5.9%	633,956	5.7%
RR Investment 2012 LP (11)	376,243	5.8%	626,158	5.6%
Alpha Capital Anstalt (12)	331,687	5.3%	539,046	4.9%
Brio Capital Master Fund LTD (13)	149,602	2.4%	539,046	4.9%
All directors and executive officers as a group (6 persons)	3,983,700	61.9%	2,983,700	27.7%

* Less than 1%

(1) Applicable percentages based on 6,220,190 shares of Common Stock outstanding as of the June 30, 2019.

(2) Applicable share amounts consider the closing of the Founder Shares Assignment Agreement, attached hereto as Exhibit 10.40, pursuant to which the Founders are transferring a total of 1,000,000 shares of Common Stock to certain note holders. Applicable percentages are based on 10,595,155, shares outstanding which assumes the issuance of 750,000 shares of Common Stock in this Unit Offering, the issuance of 3,134,965 shares of Common Stock to the holders of outstanding Convertible Notes for conversion of all of such Convertible Notes, together with any unpaid and accrued interest thereon, at the closing of this Unit Offering and the exercise of 100,000 of Series A Preferred Stock into 490,000 shares of Common Stock at the closing of this Offering. Percentages do not include any shares of Common Stock underlying the Class A Warrants issued in this Offering.

(3) Michael Fonstein is our Chief Executive Officer. Consists of 1,421,000 shares of Common Stock prior to the closing of the Offering and Exchange Transaction and 1,021,000 shares of Common Stock following the closing of the Offering and Exchange Transaction. Mr. Fonstein’s address is 15W155 81st Street, Burr Ridge, IL 60527.

(4) Ekaterina Nikolaevskaya is our Chief Operating Officer. Consists of 882,000 shares of Common Stock prior to the closing of the Offering and Exchange Transaction and 507,000 shares of Common Stock following the closing of the Offering and Exchange Transaction. Dr. Nikolaevskaya’s address is 1-17 Zvonarsky Lane, 10731, Moscow, Russian.

(5) Dmitry Prudnikov is our Chief Medical Officer. Consists of 882,000 shares of Common Stock prior to the closing of the Offering and Exchange Transaction and 507,000 shares of Common Stock following the closing of the Offering and Exchange Transaction. Dr. Dmitry Prudnikov’s address is 122-309, Mozhaiskow Shosse, 143005, Odintsovo, Moscow Region, Russian Federation.

(6) Randy Saluck was our full-time Chief Financial Officer, and Chief Strategic Officer and Secretary until August 2018, at which time he became our part-time Chief Strategic Officer and Treasurer. Consists of 220,500 shares of Common Stock and 196,000 fully vested options to purchase shares of Common Stock. Excludes options issuable upon consummation of this Offering pursuant to an employment agreement. Mr. Saluck’s address is 10 Mortar Rock Road, Westport, CT 06880. As discussed more fully under Employment Agreements above, Mr. Saluck’s Employment Agreement is presently being renegotiated, in view of his part-time service to the Company, which may be expected to result in adjustments to his options.

(7) Rick Stevens is a member of our Board of Directors. Consists of 14,700 fully vested options to purchase shares of Common Stock. Mr. Stevens’ address is 1140 Lake Street, Suite 304, Oak Park, IL 60301.

(8) Michael Yomtov is a member of our Board of Directors. Consists of 367,500 shares of Common Stock. Mr. Yomtov’s address is 10 Rockefeller Plaza, Suite 909, New York, New York 10020.

(9) Consists of 100,000 shares of Series A Convertible Preferred Stock which are convertible into 490,000 shares of our Common Stock and a preferred stock purchase warrant to purchase 80,000 shares of Series A Convertible Preferred Stock which are convertible into 392,000 shares of our Common Stock. All shares of Series A Convertible Preferred Stock will convert into shares of our Common Stock at the closing of this Offering.

(10) Consists of 124,584 shares of Common Stock and convertible notes convertible into 254,864 share of Common Stock prior to the closing of the Offering and Exchange Transaction and 509,372 shares of Common Stock following the closing of the Offering and Exchange Transaction.

(11) Consists of 118,884 shares of Common Stock and convertible notes convertible into 257,359 shares of Common Stock prior to the closing of the Offering and Exchange Transaction and 626,158 shares of Common Stock following the closing of the Offering and Exchange Transaction.

(12) Konrad Ackermann has voting and dispositive power over the securities owned by Alpha Capital, or Alpha. The address of Alpha is Lettstrasse 32, 9490 Vaduz, Liechtenstein.

(13) ________ has voting and dispositive power over the securities owned by Brio Capital, or Brio. The address of Brio is _____________.

The share ownership of Michael Fonstein, Ekaterina Nikolaevskaya and Dmitry Prudnikov (sometimes referred to as the “Founders”) in the table above have been adjusted to reflect the reversal of certain purchase agreements between these executive officers/Founders and Alpha Capital Anstalt, Azzura Holdings LLC and Brio Capital Master Fund Ltd dated June 29, 2017 (the “Purchase Agreements”) that were executed in contemplation of the completion of our 2017 Underwritten Offering, which, in fact was not successful and was withdrawn on August 23, 2017. Reference is made to the disclosure under the “Rescission of June 2017 Purchase Agreements” below. Reference is also made to Founder Shares Assignment Agreement, attached as Exhibit 10.40 hereto, pursuant to which the Founders agreed to transfer and assign 1,000,000 shares of the Founders’ Common Stock to certain note holders listed in Exhibit 10.40.

Rescission of June 2017 Purchase Agreements

On July 30, 2018, the Founders enters into Stock Purchase Rescission Agreements with Alpha, Azzura and Brio, respectively, pursuant to which the above-referenced Purchase Agreements were rescinded and, in connection therewith, the Founder’s received back a total of approximately 1.3 million shares from Alpha, Azzura and Brio, effectively restoring the Founder’s ownership interests prior to the June 2017 Purchase Agreements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On occasion we may engage in certain related party transactions. All prior related party transactions were approved by a majority of the disinterested directors. Upon the consummation of Offering, our policy is that all related party transactions will be reviewed and approved by the Audit Committee of our Board of Directors prior to our entering into any related party transactions.

In August 2015, we entered into an agreement with the Fellowship for Interpretation of Genomes (or FIG) pursuant to which FIG provides services related to our genomics efforts such as designing a database to hold the data needed to generate genomic classification requests and to establish the conceptual framework needed to support a growing body of metadata and gene expression profiles. FIG also is responsible for carrying out several analytic tasks, including recreating and cross-validating the genomic classifiers in the prior genomic studies using FOLFOX and FOLFIRI predictors for platinum drugs, testing the predictive power of the FOLFOX (oxaliplatin) base predictor on test data used with FOLFIRI (irinotecan) and vice versa to determine if the classifiers reflect tumor properties or properties of the drug along with the tumor, and comparing our genomic expression based predictors with the genomic predictors reported in prior studies to determine the uniqueness and performance of our predictors. Our agreement with FIG is for a term of 5 months and then continues on a month-to-month basis until cancelled by either party. We pay FIG $10,000 per month for its services. Veronica Vonstein, the President of FIG, is the wife of Michael Fonstein, our Chief Executive Officer.

In December 2014, we entered into a consulting agreement with FNP Clinical, a Russian Federation company, pursuant to which FNP Clinical provided consulting services to us regarding the regulatory, operational, administrative and ethics requirements for the conduct of clinical trials for the clinical development of Picoplatin in Russia. FNP Clinical is an affiliate of Ekaterina Nikolaevskaya, our Chief Operating Officer, and Dmitry Prudnikov, our Chief Medical Officer. Under this agreement, we paid FNP Clinical a total of $34,500. This agreement was terminated as of January 31, 2015, following which Drs. Nikolaevskaya and Prudnikov joined our Company as officers.

79

On June 17, 2014, we entered into an exclusive license agreement with Tallikut pursuant to which we acquired from Tallikut the exclusive, global license of all rights to develop and commercialize Picoplatin. Under the Tallikut License, we received an exclusive sub-license and license, respectively, for the worldwide rights to the patents and patent applications of Genzyme and Poniard, respectively, for the development and commercialization of Picoplatin. Pursuant to the Tallikut License, we paid $150,000 as consideration plus 100,000 shares of our Series A Preferred Stock and a warrant to purchase 80,000 shares of Series A Preferred Stock to Tallikut and were obligated to pay certain royalties to Tallikut relating to sales of Picoplatin in the United States and abroad. This agreement was terminated and superseded based upon entry into the Assignment Agreement as described below.

On March 15, 2016, we entered into an assignment of license agreement and an assignment agreement with Tallikut pursuant to which we acquired certain assets of Poniard owned by Tallikut and all related intellectual property, providing us with all of Poniard’s rights to develop and commercialize Picoplatin. We also became the direct assignee of the Genzyme License which enabled us to terminate our License Agreement with Tallikut. As a result of the Assignment Agreement, we are no longer obligated to pay royalty or milestone payments to Tallikut. Pursuant to the Genzyme License, following FDA approval we will pay royalties to Genzyme ranging from 5% to a maximum of 9% (based on designated product sales levels) for annual net product sales of Picoplatin. Additionally, we will be required to pay a total of up to $5,000,000 to Genzyme based upon the achievement of certain sales milestones in the United States following FDA approval.

On November 11, 2016, the Company issued a $30,000 unsecured non-interest-bearing promissory note to FIG. The proceeds from the loan were used for working capital purposes. The principal balance of the note was due on February 11, 2017. On March 23, 2017, the Company and FIG entered into an agreement to extend the maturity date of the note to May 31, 2017.It was paid in November 2017. On May 6, 2017, the Company issued a $35,000 unsecured non-interest-bearing promissory note to FIG, the proceeds on which were due on May 31, 2017. On June 12, 2017, the Company and FIG extended the maturity date on both notes to July 15, 2017.

Statement of Policy

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, during the past three fiscal years, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

DESCRIPTION OF SECURITIES

General

Our certificate of incorporation authorizes the issuance of up to 500,000,000 shares of Common Stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share. As of the date of this prospectus, we have 6,220,190 shares of Common Stock issued and outstanding and 100,000 shares of Series A Preferred Stock issued and outstanding.

80

Common Stock

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters are decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our bylaws also provide that our directors may be removed only for cause by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our bylaws; provided, however, that no such change to any bylaw may alter, modify, waive, abrogate or diminish the our obligation to provide the indemnity called for by Article 10 thereunder. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 20,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. In February 2016, we designated 180,000 shares of preferred stock as Series A Preferred Stock. In December 2018 , we designated 7,000 shares of preferred stock as Series C Preferred Stock. In June 2018, we increased the number of authorized shares of Series C Convertible Preferred Stock from 7,000 shares to 15,000 shares. Accordingly, as of the date of this prospectus there are 19,805,000 shares of blank check preferred stock available for future designation. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. We may issue some or all of the preferred stock to affect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Series A Preferred Stock

In connection with the license for our lead product candidate Picoplatin, we issued 100,000 shares of Series A Preferred Stock to Tallikut, our former licensor. The Series A Preferred Stock is convertible (upon the satisfaction of certain conditions) into shares of our Common Stock on a 4.9 for one basis. Shares of Series A Preferred Stock may be converted at any time and are mandatorily converted upon consummation of an initial public Offering, and as such will convert into Common Stock on the closing of this Offering. The holders of the Series A Preferred Stock have preference to the holders of Common Stock upon any liquidation, dissolution or winding up of our Company. The holders of the Series A Preferred Stock have voting rights on an as converted basis.

Series C Convertible Preferred Stock

On December 31, 2018, the Company authorized a new series of preferred stock designated as Series C Convertible Preferred Stock, 7,000 shares of which were initially authorized, in contemplation of the execution of a Securities Exchange Agreement between the Company, Alpha Capital Anstalt and Brio Capital Master Fund Ltd effective January 17, 2019, that was attached as Exhibit 10.38 to the Company’s amendment no. 1 to its registration statement on Form S-1/A filed with the SEC on January 25, 2019 Reference is also made to the Certificate of Designation filed as Exhibit 3.4 to the same amendment no. 1 to the registration statement. The Securities Exchange Agreement contemplated the issuance of 6,596 shares to Alpha and Brio. Subsequent to the filing of the registration statement on January 25, 2019, the Company has negotiated an Amended Securities Exchange Agreement with Alpha and Brio (Exhibit 10.38.2) and a separate Amended Securities Exchange Agreement with the holders of the 2014-2016 Convertible Notes (Exhibit 10.39.2) which will result in the issuance of an additional 1,639 shares of Series C Convertible Preferred Stock. As a result of the foregoing, the Company determined to increase the number of authorized shares of Series C Convertible Preferred Stock from 7,000 shares to 15,000 shares. Reference is made to Exhibit 3.4.2, the Amended Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock and Exhibit 10.38.2, the Exchange Agreement. At the date of this prospectus, and prior to the closing of the Offering and Exchange Agreement with Alpha and Brio, the Company has outstanding a convertible note payable to Firstfire Global Opportunities fund LLC (“Firstfire”) in the aggregate principal amount of $345,000 plus accrued interest (the “Firstfire Note”). In addition, in connection with the issuance of the Firstfire Note, the Company granted Firstfire a Confession of Judgment (the “Confession of Judgment”). In the event that Firstfire elected to pursue the Confession of Judgment, Firstfire would have been able to pursue its legal remedies, including foreclosure on the Company’s assets. The Company has executed an Amended Securities Purchase and Assignment Agreement (see Exhibit 10.37.4 attached to this Form S-1/A#4) with Firstfire, Firstfire’s assignee, Efrat Investments LLC (“Efrat”), Alpha and Brio, pursuant to which Alpha and Brio will: (i) acquire the Firstfire Note from Efrat: (ii) 115,000 shares of Common Stock from Firstfire; (iii) the Confession of Judgment against the Company will be waived and forgiven, as will any actual or perceived default under the Firstfire Note; and (iv) upon the closing of the Offering, the Company will issue the Alpha and Brio Notes; and (v) upon the closing of the Offering, Alpha has agreed to convert $308,257.50 of such Firstfire Note plus accrued interest into 5,891 shares of Series C Preferred Stock and Brio has agreed to convert $36,742.50 of such Firstfire Note plus accrued interest into 705 shares of Series C Preferred Stock. Upon and assuming the closing of the Offering, of which there can be no assurance, Alpha and Brio shall have the right, subject to the separate Beneficial Ownership Limitation provisions applicable to each of Alpha and Brio, respectively, to convert their Series C Preferred Stock into a total of 3,298,000 shares of Common Stock. The Company has agreed to this conversion ratio, which exceeds the conversion ratio previously granted to Firstfire and the other note holders, because of the economic benefit to the Company from being relieved of the threat of the Confession of Judgment, that had been granted to Firstfire and that is no longer part of the Company’s obligations under the new Alpha or Brio Notes, assuming closing of the Offering.

As described above and elsewhere in this prospectus and Exhibits 3.4.2 and 10.38.2 to this Registration Statement, the Series C Preferred Stock is subject to separate Beneficial Ownership Limitation provisions that apply to Alpha and Brio, respectively, as follows: (i) that in no event may Alpha convert the shares of Series C Preferred Stock or exercise or convert any other securities issued by the Company to Alpha (collectively, the “Securities”) if, as a result of any such conversion or exercise, Alpha shall be the beneficial owner of more than 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series C Preferred Stock or the exercise of any Securities containing rights to acquire or be exchanged for shares of Common Stock; and (ii) that in no event may Brio convert the shares of Series C Preferred Stock or exercise or convert any other Securities issued by the Company to Brio if, as a result of any such conversion or exercise, Brio shall be the beneficial owner of more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series C Preferred Stock or the exercise of any Securities containing rights to acquire or be exchanged for shares of Common Stock. The foregoing is defined in the Amended Securities Exchange Agreement, attached as Exhibit 10.38.2 hereto, as the “Beneficial Ownership Limitation.” Reference is also made to the Certificate of Designation with respect to the Series C Preferred Stock, attached as Exhibit 3.4 hereto. Alpha may decrease the Beneficial Ownership Limitation at any time and, upon not less than 61 days’ prior notice to the Company, may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock or the exercise of any Securities containing rights to acquire or be exchanged for shares of Common Stock held by Alpha and the Beneficial Ownership Limitation provisions of this Section 1.3 shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of Section 1.4 of the Amended Securities Exchange Agreement attached as Exhibit 10.38.2 hereto, to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended separate Beneficial Ownership Limitation provisions contained in this prospectus or Exhibits 3.4. and/or 10.38.2 hereto, or to make changes or supplements necessary or desirable to properly give effect to such Beneficial Ownership Limitation provisions, which provisions shall apply to any successor holder of the Alpha and Brio Convertible Notes or any Securities issued to Alpha or Brio, respectively.

Class A Warrants

The Class A Warrants to be issued with each Unit in this Offering will entitle the registered holder to purchase one share of Common Stock at an exercise price per share of $4.40. The Class A Warrants will be exercisable from their date of issuance and may be exercised for a period of five years from the date of issuance.

The Class A Warrants will be issued pursuant to a Class A Warrant Agreement between us and the investors. Certain provisions of the Class A Warrants are set forth herein but are only a summary and are qualified in their entirety by the relevant provisions of the Class A Warrant Agreement, the form of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

81

The Class A Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Class A Warrants being exercised. Under the terms of the Class A Warrant Agreement, we have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Class A Warrants until the expiration of the Class A Warrants. The Class A warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Class A Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Class A Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The Class A Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise.

The exercise price of the Class A Warrants is subject to adjustment in the case of stock dividends or other distributions on shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders, all as set forth in the Class A Warrant Agreement. Additionally, upon an extraordinary event as described in the Class A Warrant Agreement, the warrant holder will have the option to receive like consideration to the Common Stockholders or receive a cash payment equal to the Black Scholes value of their Class A Warrants as described in the Class A Warrant Agreement.

Prior to the exercise of any Class A Warrants, holders of the Class A Warrants will not have any of the rights of holders of Common Stock purchasable upon exercise, including voting rights.

Class B Warrants

The Company has agreed to issue 70,259 Class B Warrants to the persons/entities who funded a total of $280,035 between the 4th Quarter 2018 and 3rd Quarter 2019 Bridge Financings, pursuant to which the Company issued non-convertible notes bearing interest at 6% per annum and are due the earlier of December 31, 2019 or the Company raising $500,000 in its Offering. The Class B Warrants are identical to the Class A Warrants, except the shares underlying the Class B Warrants are not registered and are exercisable for a period of three (3) years from the date of issuance.

Convertible Notes

December 29, 2014 Secured Convertible Notes

On December 29, 2014, we issued secured convertible notes (which, as amended, we refer to as the “December 2014 Notes”) for $750,000 in exchange for an aggregate net cash proceeds of $624,650, net of financing costs. The December 2014 Notes have a stated interest rate of 8% per annum payable monthly beginning February 1, 2015, and were originally due on May 31, 2017 and were convertible into shares of our Common Stock at the option of the holder at a conversion price of $2.45 subject to certain anti-dilution provisions, and were mandatorily convertible upon closing of a financing (which can encompass one or more closings) where we received not less than $5,000,000 in gross proceeds from the sale of Common Stock on or before May 31, 2017, which was expected from the 2017 IPO, which did not occur and was withdrawn. The December 2014 Notes are secured by a general lien on all of the Company’s assets and contain customary negative covenants. In connection with the issuance of the December 2014 Notes, we issued the holders of such notes warrants to purchase shares of our Common Stock. Such warrants were subsequently exchanged for an aggregate of 114,843 shares of our Common Stock. On October 8, 2018, we entered into Note Extension Agreements with the holders of the December 2014 Notes, May 2015 Notes and November 2015 Notes (discussed below), pursuant to which the maturity date on the December 2014 Notes, May 2015 Notes and November 2015 Notes was extended until January 31, 2019, effective as of December 31, 2017 and any defaults under the December 2014 Notes, May 2015 Notes and November 2015 Notes were waived. Reference is made to the Form of Note Extension Agreement attached hereto as Exhibit 10.36

May 8, 2015 Senior Secured Convertible Notes

On May 8, 2015, we issued secured convertible notes (which, as amended, we refer to as the “May 2015 Notes”) for $2,100,000 in exchange for an aggregate net cash proceeds of $1,797,058, net of financing costs. The May 2015 Notes have a stated interest rate of 7% per annum payable monthly beginning June 1, 2015, and were originally due on May 31, 2017 and are convertible into shares of our Common Stock at the option of the holder at a conversion price of $2.81 subject to certain anti-dilution provisions and were mandatorily convertible upon closing of a financing (which can encompass one or more closings) where we receive not less than $5,000,000 in gross proceeds from the sale of Common Stock on or before May 31, 2017, which was expected from the 2017 IPO, which did not occur and was withdrawn. The May 2015 Notes are secured by a general lien on all of the Company’s assets and contain customary negative covenants. In connection with the issuance of the May 2015 Notes, we issued the holders of such notes warrants to purchase shares of our Common Stock. Such warrants were subsequently exchanged for an aggregate of 467,175 shares of our Common Stock. On October 8, 2018, we entered into Note Extension Agreements with the holders of the December 2014 Notes, the May 2015 Notes and the November 2015 Notes (discussed below), pursuant to which the maturity date on the December 2014 Notes, May 2015 Notes and November 2015 Notes was extended until January 31, 2019, effective as of December 31, 2017 and any defaults under the December 2014 Notes, May 2015 Notes and November 2015 Notes were waived. Reference is made to the Form of Note Extension Agreement attached hereto as Exhibit 10.36.

82

November 6, 2015 Senior Secured Convertible Notes

On November 6, 2015, we issued secured convertible notes (which, as amended, we refer to as the November 2015 Notes) for $500,000 in exchange for an aggregate net cash proceeds of $440,000, net of financing costs. The November 2015 Notes have a stated interest rate of 7% per annum payable monthly, were originally due on May 31, 2017 and are convertible into shares of our Common Stock at the option of the holder at a conversion price of $2.81 subject to certain anti-dilution provisions and were mandatorily convertible upon closing of a financing (which can encompass one or more closings) where we receive not less than $5,000,000 gross proceeds from the sale of Common Stock on or before May 31, 2017, which was expected from the 2017 IPO, which did not occur and was withdrawn. The November 2015 Notes are secured by a general lien on all of the Company’s assets and contain customary negative covenants. In connection with the issuance of the November 2015 Notes, we issued the holders of such notes warrants to purchase shares of our Common Stock. Such warrants were subsequently exchanged for an aggregate of 111,235 shares of our Common Stock. On October 8, 2018, we entered into Note Extension Agreements with the holders of the December 2014 Notes and the May 2015 Notes and November 2015 Notes, pursuant to which the maturity date on the December 2014 Notes, May 2015 Notes and November 2015 Notes was extended until January 31, 2019, effective as of December 31, 2017 and any defaults under the December 2014 Notes, May 2015 Notes and November 2015 Notes were waived. Reference is made to the Form of Note Extension Agreement attached hereto as Exhibit 10.36, which Note Extension Agreement was fully-executed and is in full force and effect.

2016 Senior Secured Convertible Notes

From April 1 through October 2, 2016, we issued secured convertible notes (which, as amended, we refer to as the 2016 Notes) in the aggregate principal amount of $1,386,000. The 2016 Notes have a stated interest rate of 7% per annum payable monthly, are due at various times in 2019 and are convertible into shares of our Common Stock at the option of the holder at a conversion price equal to the lower of $3.96 and seventy-five percent (75%) of the initial public Offering Price, subject to certain anti-dilution provisions and were mandatorily convertible upon closing of a financing (which can encompass one or more closings) where we receive not less than $5,000,000 gross proceeds from the sale of Common Stock on or before May 31, 2017. The 2016 Notes are secured by a general lien on all of the Company’s assets and contain customary negative covenants. In connection with the issuance of the 2016 Notes, we issued the holders of such notes warrants to purchase shares of our Common Stock. Such warrants were subsequently exchanged for an aggregate of 411,487 shares of our Common Stock. We have agreed with the noteholders to extend the date on which a financing may occur to cause a mandatory conversion of the notes to July 21, 2017.

All of the convertible notes described above will be converted into shares of our Common Stock on the consummation of this Offering as described above. All of the convertible notes described above were offered pursuant to an exemption from registration under the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereunder and Rule 506(b) promulgated thereunder. Palladium Capital Advisors, LLC acted as our placement agent for the Offerings of the December 2014 Notes, the May 2015 Notes, the November 2015 Notes and the 2016 Notes.

The 2017 Bridge Notes

On January 30, 2017, we issued a $345,000 senior convertible promissory note (now in the principal amount of $395,000 as a result of an event of default) to Firstfire Global Opportunities Fund, LLC, bearing interest at 2% per annum, and due on April 30, 2017. In consideration for the issuance of the note, we received $290,000 in net proceeds after taking into consideration a 15% original issue discount and legal fees. In connection with the issuance of the note, we issued the investor 40,000 shares of Common Stock.

The holder has the right to convert any portion of the note at a price equal to the lower of $4.00 per share or 50% of the lowest sales price of our Common Stock during the 21 consecutive trading day period immediately preceding the trading day that we receive a notice of conversion.

On June 6, 2017 the Company extended the maturity of the note until July 15 and agreed to issue the holder 75,000 additional shares of our Common Stock in connection therewith.

The 2018 – 2019 Bridge Notes

Between November 1, 2018 and June 30, 2019, we entered into separate securities purchase and loan agreements with eight accredited investors (the “Lenders”) pursuant to which we issued to the Lenders promissory notes in the aggregate principal amount of $232,515 (the “2018 – 2019 Bridge Notes”). The 2018 – 2019 Bridge Notes, which have no conversion rights, bear interest at 6% per annum, payable at maturity, and are due at the earlier of: (i) December 31, 2019; or (ii) the receipt by the Company of proceeds from a financing of at least $500,000 pursuant to a registration statement filed with the Securities and Exchange Commission. In connection with the note issuances, we agreed to issue to the Lenders an aggregate of 58,378 Class B Warrants as described above.

83

Warrants, Options and Incentive Plan

Palladium Capital Advisors acted as our placement agent for our convertible note offerings and, in connection therewith, we issued Palladium warrants to purchase an aggregate of 145,856 shares of our Common Stock with a weighted average exercise price of $3.49. The warrants issued to Palladium are identical to the warrants issued to the investors in our convertible note offerings and expire five years from issuance.

In connection with our licensing transaction with Tallikut, on February 1, 2016, we issued Tallikut warrants to acquire shares of our Series A Preferred Stock, which are exercisable at $2.94 per share and expire five years from the date of issuance.

Reference is made to the disclosure under “Executive Compensation” and specifically under “2016 Equity Incentive Plan” with respect to grants of options and awards made to be made under the 2016 Equity Incentive Plan.

Delaware Anti-Takeover Law and Provisions of Certificate of Incorporation and By-Laws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

● upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

● at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

● any merger or consolidation involving the corporation and the interested stockholder;

● any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

● subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

● subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

● the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

● the owner of 15% or more of the outstanding voting stock of the corporation;

● an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

● the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

84

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our Company. These provisions are as follows:

● they provide that special meetings of stockholders may be called only by the Board of Directors, our Chairman of the Board of Directors, one of our executive officers, or at the request in writing by stockholders of record owning at least sixty-six and two thirds (66 2/3%) percent of the issued and outstanding voting shares of Common Stock; and

● they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our Board of Directors.

Elimination of Monetary Liability for Officers and Directors

Our certificate of incorporation incorporates certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director’s duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director’s duty of care. Moreover, these provisions do not apply to claims against a director for certain violations of law, including knowing violations of federal securities law. Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our certificate of incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We are also a party to indemnification agreements with each of our directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this Offering, there was no public market for our Common Stock or Class A Warrants. Future sales of substantial amounts of our Common Stock or Class A Warrants in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this Offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our Common Stock as well as our ability to raise equity capital in the future.

85

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this Offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

● 1% of the number of shares of our Common Stock then outstanding, which will equal approximately 951,480 shares immediately after this Offering; and

● the average weekly trading volume of our Common Stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our Common Stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement. Notwithstanding the availability of Rule 144, the holders of approximately 5.9 million restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our Common Stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

● persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

● our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Equity Incentive Plans

We intend to file registration statements on Form S-8 under the Securities Act after the closing of this Offering to register the shares of our Common Stock that are issuable pursuant to our 2016 Equity Incentive Plan. The registration statements are expected to be filed and become effective as soon as practicable after the completion of this Offering. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

86

PLAN OF DISTRIBUTION

Plan of Distribution

This is a self-underwritten (“best efforts”) offering of units by the Company (the “Unit Offering” or “Offering”) at a price of $4.00 per unit (the “Units”). Each Unit consists of: (i) one share of Common Stock, $0.00001 par value (the “Shares” or “Common Stock”); and (ii) one Class A Warrant entitling the holder to purchase one additional Share (the “Warrant Shares”) at an exercise price of $4.40 (“Class A Warrants”) during a period of five (5) years from the Effective Date of this registration statement.

This prospectus is part of a registration statement that permits our officers and directors to sell the Units being offered by the Company directly to the public. The Company’s officers and directors will not be paid any commission or other remuneration in connection with the Unit Offering or the sale of any Units. Currently, we expect that our officers and directors will personally contact institutional and other investors in order to inform them about the Unit Offering by the Company. We may also offer our Units through brokers, dealers or placement agents (collectively, the “Placement Agents”) and, in connection therewith, we expect to offer and pay the Placement Agents a commission equal to 7% of the proceeds received by the Company through the efforts of the respective Placement Agents. In addition, the Placement Agents will be issued Class A Warrants equal to 7% of the Units sold to investors through the efforts of the respective Placement Agents. While we have not entered into any placement agent agreements with any Placement Agents to date, we expect that the placement agent agreement will be substantially in the form attached as exhibit 10.33 hereto (“Placement Agent Agreement”). We reasonably expect to enter into Placement Agent Agreement prior to the Effective Date of this registration statement.

This Unit Offering will terminate on the date which is 180 days from the Effective Date, although we may close the Unit Offering on any date prior to 180 days after the Effective Date if the Unit Offering is fully subscribed. Nevertheless, the Company may determine to extend the Unit Offering for a period of an additional 90 days, upon the determination of the Company’s executive officers and Board of Directors.

In Offering the Securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set forth in Rule 3a4-1 under the Exchange Act. The officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth the conditions under which a person associated with an issuer may participate in the Offering of an issuer’s securities and not be deemed to be a broker-dealer. In that regard, we confirm that:

a. None of our officers or directors is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act;

b. None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Units;

c. None of our officers or directors is or will be, at the time of his participation in the Offering, an associated person of a broker dealer; and

d. Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (A) primarily perform substantial duties for or on our behalf, other than in connection with transactions in securities, and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding 12 months, and (C) has not participated in selling and Offering securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

Some of our officers or directors, control persons or affiliates may purchase Units in this Unit Offering, although none has formally committed to do so.

The Company may also sell Units directly to market makers acting as principals or brokers or dealers, who may act as Placement Agents or acquire the Units as a principal. Any broker or dealer participating as agent in such transactions may receive a commission from the Company or, if they act as agent for the purchaser of such Units, a commission from the purchaser. The Company will likely pay the usual and customary brokerage fees, not to exceed 7%, for such services. Brokers or dealers may agree with the Company to sell a specified number of Units at a negotiated price per Unit and, to the extent such broker or dealer is unable to do so acting as agent for the Company, to purchase, as principal, any unsold Units at the price required to fulfill the respective broker’s or dealer’s commitment to the Company.

87

Brokers or dealers who acquire Units as principals may thereafter resell such Units and the Shares underlying the Units, which may be separated and sold separately after the Effective Date, from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such Units or Shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

If, after the Effective Date of this prospectus, the Company enters into an agreement to sell its Units to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file an amendment to the registration statement. We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the registration statement. Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the FINRA Corporate Finance Department.

We will bear all costs relating to the preparation of this registration statement, which are estimated at $145,000 inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses. In the event that all of the Units are sold in the Unit Offering through the efforts of one or more Placement Agents, The Company will incur commissions payable to the Placement Agents in the aggregate amount of $300,000. In addition, in order to comply with the applicable securities laws of certain states, the Units will be offered or sold in those states only if they have been registered or qualified for sale by the Company, or an exemption from registration or qualification is available.

Commissions and Expenses

As stated above, we contemplate entering into agreements with one or more Placement Agents, pursuant to which we will pay commissions equal to seven (7%) percent of the gross proceeds of this Unit Offering that are received from investors with whom the Placement Agents have arranged meetings and generated sales of Units during the term of the respective Placement Agent Agreements.

Lock-up Agreements

Our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any Shares or other securities of the Company during this Unit Offering or for a period of twelve months after the effective date of this registration statement. In connection with this agreement, each of our executive officers and directors have entered into lock-up agreements in the form attached as exhibit 10.34 hereto.

Determination of Offering Price

The Unit Offering price of $4.00 per Unit subject to this Unit Offering was determined arbitrarily by our Board of Directors. The Unit Offering price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of Units to be offered, the Securities comprising the Units and the Unit Offering price, we took into consideration our capital structure and the amount of money we would need to implement our business plan. Accordingly, the Unit Offering price should not be considered an indication of the actual value of our Securities or the Company.

Other factors considered in determining the Offering Price of the Units subject to this Offering include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Listing

Our Common Stock is not currently quoted on the OTC Market Group’s quotation system or any other quotation system or exchange and we have no ticker symbol for our Shares of Common Stock or Class A Warrants. There is no trading market for our securities whatsoever.

88

State Blue Sky Information

We have not applied to register the Units or Shares to be issued in this Unit Offering for offers and sales to retail customers. In connection with this Unit Offering, we will rely on exemptions from registration for sales of securities in this Offering solely to institutional investors pursuant to an exemption provided for sales to these investors under the state Blue Sky laws. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

The National Securities Markets Improvement Act of 1996, which is a federal statute, pre-empts the states from regulating transactions in certain securities, which are referred to as “covered securities.” The resale of Units and the Share component of the Units as well as any Shares issued or issuable upon the exercise of warrants by persons other than underwriters or dealers is exempt from state registration requirements under the National Securities Markets Improvement Act because, upon the Effective Date, we intend to file a registration statement on Form 8A under the Securities Exchange Act of 1934 (the “Exchange Act”) and, as a result, we will be required to file periodic and annual reports under the Exchange Act. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming either do not presently require any notice filings or fee payments or have not yet issued rules or regulations indicating whether notice filings or fee payments will be required. The District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Rhode Island, Tennessee, Texas and Vermont currently permit the resale of the securities, if we have registered the Common Stock in the state or the proper notice filings and fees have been submitted. As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required notice filings or pay the required fee. Additionally, if any of the states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for our Common Stock to continue to be eligible for resale in those jurisdictions pursuant to the exemption provided by the National Securities Markets Improvement Act.

Aside from the exemption from registration provided by the National Securities Markets Improvement Act, the Units and underlying Shares issued in this Offering or issuable upon warrants issued in this Offering may be eligible for sale on a secondary market basis in various states based on the availability of other applicable exemptions from state registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

Selling Restrictions outside the United States

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the Securities or possession or distribution of this prospectus or any other Offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the Company has undertaken that it will not, directly or indirectly, offer or sell any Securities or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

89

Placement Agent Compensation

In connection with any Placement Agent Agreements, we expect that we will agree to pay the Placement Agents a cash fee equal to seven (7%) percent of the aggregate gross proceeds sold in the Unit Offering generated by the efforts of the respective Placement Agents. We expect to utilize the services or more than one Placement Agent but to date we have not entered into any Placement Agent Agreements with any Placement Agent. In addition, as discussed above, we have agreed to issue to the Placement Agents a number of Class A Warrants (equal to seven (7%) percent of the number of Units sold to investors as a result of the efforts by each such Placement Agent. Any Placement Agent Agreement will provide that the payment of the cash compensation and the issuance to the respective Placement Agents of a number of Class A Warrants (also referred to as Placement Agent Warrants) equal to an aggregate of seven (7%) percent of the number of Units sold as a result of the direct selling efforts of each of the respective Placement Agents.

The following table summarizes the public Unit Offering Price, Placement Agent commissions (assuming all of the Units subject to the Unit Offering are sold as a direct result of the efforts of the Placement Agents and no Units are sold from the efforts of our executive officers and directors) and proceeds before expenses to us.

Per Unit(1)
Public Offering Price	$4.00
Placement Agent commissions	$0.28
Proceeds, before expenses, to us	$3.72

(1) The fees shown do not include the Placement Agent Warrants issuable to the respective Placement Agents at closing of the Unit Offering.

We estimate that the total expenses of the Unit Offering, including registration, filing and listing fees, if any, printing/EDGAR fees and legal and accounting expenses, but excluding Placement Agent commissions, will be approximately $50,000, all of which are payable by us.

Indemnification

We expect in connection with any Placement Agent Agreements that we will agree to indemnify the Placement Agents against liabilities relating to the Offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the Placement Agents may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by one or more of the Placement Agents and may also be made available on a website maintained by other broker dealers. No forms of electronic prospectus other than prospectuses that are printable as Adobe PDF will be used in connection with this Offering.

Other than the prospectus in electronic format, the information on any Placement Agent’s website and any information contained in any other website is not part of the prospectus or the registration statement (of which this prospectus forms a part), has not been approved and/or endorsed by us and should not be relied upon by investors.

Foreign Regulatory Restrictions on Purchase of Securities Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public Offering of the Securities offered by this prospectus, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the Securities offered hereby may not be offered or sold, directly or indirectly, and neither this prospectus nor any other Offering material or advertisements in connection with the Securities offered hereby may be distributed or published in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Placement Agents may arrange to sell Securities offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

90

EXPERTS

The December 31, 2018 and 2017 financial statements of our Company appearing in this prospectus have been included herein in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Marcum LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by The Lonergan Law Firm, LLC, Lawrence R. Lonergan, Esq.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or view them online. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements, and other information about us, are available at the SEC’s website, www.sec.gov.

As a result of this Offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.apipharmaceuticals.com. Upon the completion of this Offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

91

INDEX TO FINANCIAL STATEMENTS

ACCELERATED PHARMA, INC.

F-1

ACCELERATED PHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current Assets:
Cash	$19,870	$18,871
Total Current Assets	19,870	18,871

Property and equipment, net	283	618

Total Assets	$20,153	$19,489

Liabilities and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$918,873	$895,246
Accrued interest payable	1,675,973	1,457,543
Accrued expenses	69,600	-
Notes payable, related party	35,000	35,000
Notes payable, short term	277,515	125,005
Convertible debt current portion, net of debt discount and issuance costs of $5,485 and $35,414 as of June 30, 2019 and December 31, 2018, respectively	5,385,515	5,355,586

Total Liabilities	8,362,476	7,868,380

Commitments and contingencies

Stockholders’ Deficiency:
Preferred stock, $0.00001 par value, 20,000,000 shares authorized
Series A Convertible Preferred Stock, $0.00001 par value, 180,000 shares authorized, 100,000 issued and outstanding as of June 30, 2019 and December 31, 2018	1	1
Series C Convertible Preferred Stock, $0.00001 par value, 15,000 shares authorized, none issued and outstanding as of June 30, 2019 and December 31, 2018	-	-
Common stock, $0.00001 par value, 500,000,000 shares authorized, 6,220,190 shares issued and outstanding as of June 30, 2019 and December 31, 2018	62	62
Additional paid-in capital	4,685,434	4,685,434
Accumulated deficit	(12,967,441)	(12,473,436)
Accumulated other comprehensive loss	(60,379)	(60,952)

Total Stockholders’ Deficiency	(8,342,323)	(7,848,891)

Total Liabilities and Stockholders’ Deficiency	$20,153	$19,489

See the accompanying notes to these condensed consolidated financial statements.

F-2

ACCELERATED PHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	For the Six Months Ended
	June 30,
	2019	2018

Operating Expenses:
General and administrative	$188,097	$85,545
Research and development	57,260	-
Total operating expenses	245,357	85,545

Loss from operations	(245,357)	(85,545)

Other expense:
Foreign currency exchange loss	(289)	(24,720)
Interest expense	(248,359)	(257,418)
Total other expense	(248,648)	(282,138)

Net loss	$(494,005)	$(367,683)

Net loss per common share, basic and diluted	$(0.08)	$(0.06)

Weighted average common shares outstanding, basic and diluted	6,220,190	6,220,190

Comprehensive loss:
Net loss	$(494,005)	$(367,683)
Foreign currency translation gain	573	23,311

Total comprehensive loss	$(493,432)	$(344,372)

See the accompanying notes to these condensed consolidated financial statements.

F-3

ACCELERATED PHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

(unaudited)

	FOR THE SIX MONTHS ENDED JUNE 30, 2019
	Series A		Series C						Accumulated
	Convertible		Convertible				Additional		Other
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Total

Balance, January 1, 2019	100,000	$1	-	$-	6,220,190	$62	$4,685,434	$(12,473,436)	$(60,952)	$(7,848,891)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	573	573

Net loss	-	-	-	-	-	-	-	(494,005)	-	(494,005)

Balance, June 30, 2019	100,000	$1	-	$-	6,220,190	$62	$4,685,434	$(12,967,441)	$(60,379)	$(8,342,323)

	FOR THE SIX MONTHS ENDED JUNE 30, 2018
	Series A		Series C						Accumulated
	Convertible		Convertible				Additional		Other
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Total

Balance, January 1, 2018	100,000	$1	-	$-	6,220,190	$62	$4,324,683	$(11,659,277)	$(95,903)	$(7,430,434)

Reclassify derivative liability to equity	-	-	-	-	-	-	84,007	(83,883)	-	124

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	23,311	23,311

Net loss	-	-	-	-	-	-	-	(367,683)	-	(367,683)

Balance, June 30, 2018	100,000	$1	-	$-	6,220,190	$62	$4,408,690	$(12,110,843)	$(72,592)	$(7,774,682)

See the accompanying notes to these condensed consolidated financial statements.

F-4

ACCELERATED PHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended
	June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(494,005)	$(367,683)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	335	1,441
Amortization of debt discount and issuance costs	29,929	34,524
Changes in operating assets and liabilities:
Accounts payable	23,627	(16,944)
Accrued expenses	69,600	-
Accrued compensation	-	24,619
Accrued interest payable	218,430	218,909

Total adjustments	341,921	262,549

Net cash used in operating activities	(152,084)	(105,134)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term notes payable	152,510	-
Proceeds from convertible notes payable	-	110,000

Net cash provided by financing activities	152,510	110,000

Effect of currency rate change on cash	573	187

Net increase in cash	999	5,053

Cash, beginning of period	18,871	26,818
Cash, end of period	$19,870	$31,871

Non-cash investing and financing activities:
Reclassify fair value of warrant liabilities to equity	$-	$124

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See the accompanying notes to these condensed consolidated financial statements.

F-5

ACCELERATED PHARMA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(unaudited)

NOTE 1	BUSINESS

Accelerated Pharma, Inc. (the “Company”), a Delaware corporation organized May 12, 2014, is a biopharmaceutical company focused on utilizing its genomic technology to enhance the development and commercialization of pharmaceutical products. The Company’s lead product candidate is Picoplatin, a new generation platinum-based cancer therapy that has the potential for use in different formulations, as a single agent or in combination with other anti-cancer agents, to treat multiple cancer indications. The Company’s primary activities since inception have been research and development, managing collaborations, and raising capital.

On January 15, 2015, the Company formed a wholly-owned subsidiary, Acceler Limited Liability Company (“Acceler”), in the Russian Federation, for the purpose of conducting research and development.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed consolidated financial statements of the Company as of June 30, 2019 and for the six months ended June 30, 2019 and 2018. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the operating results for the full year ending December 31, 2019, or any other period. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related disclosures of the Company as of December 31, 2018 and for the year then ended, which are included elsewhere in this document.

NOTE 2	GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of June 30, 2019, the Company had cash of $19,870 and a working capital deficit of $8,342,606. During the six months ended June 30, 2019, the Company used net cash in operating activities of $152,084. The Company has not yet generated revenue and has incurred net losses since inception. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of the condensed consolidated financial statements.

During the six months ended June 30, 2019, the Company raised net proceeds of $152,510 through the issuance of notes payable – short-term (see Note 4 – Notes Payable – Short-Term). The Company does not believe that its current cash on hand will be sufficient to fund its projected operating requirements. The Company is filing a unit offering on Form S-1/A to register shares and Class A Warrants for a capital raise of up to $3 million (the “Unit Offering”). However, there can be no assurance that such Unit Offering will be successfully completed.

The Company’s primary source of operating funds since inception has been cash proceeds from the private placements of convertible debt and short-term debt. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables and indebtedness, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Accordingly, the accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

F-6

ACCELERATED PHARMA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(unaudited)

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The condensed consolidated financial statements include the accounts of Accelerated Pharma, Inc. and its wholly owned subsidiary, Acceler. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, assumptions used in the fair value of equity instruments, and the valuation allowance against deferred tax assets.

Foreign Currency Translation

The operations of Acceler are conducted in local currency, which represents its functional currency. The balance sheet accounts of Acceler were translated from foreign currency into U.S. dollars at the exchange rate in effect at the balance sheet date and income statement accounts were translated at the average rate of exchange prevailing during the period. Equity accounts are translated at historical rates, except for the change in accumulated deficit during the period, which is the result of the income statement translation process. Translation adjustments resulting from this process, were included in accumulated other comprehensive loss on the accompanying condensed consolidated balance sheets.

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting equity that are excluded from net loss, which consists of foreign currency translation.

The exchange rates used to translate amounts in Russian rubles (“RUB”) into U.S. Dollars (“USD”) for the purposes of preparing the condensed consolidated financial statements were as follows:

Balance Sheets:

	June 30,
	2019	2018
Period-end RUB: USD exchange rate	$63.0756	$62.7565

Statements of Operations:

	For the Six Months Ended
	June 30,
	2019	2018
Average Period RUB: USD exchange rate	$65.3370	$61.7324

F-7

ACCELERATED PHARMA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(unaudited)

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Net Loss per Share of Common Stock

The Company computes basic net loss per share by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic and diluted loss per share for the six months ended June 30, 2019 and 2018 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share as of June 30, 2019 and 2018 are as follows:

	June 30,
	2019	2018
Common stock issuable upon conversion of convertible debt and accrued interest	2,325,209	1,823,607
Warrants to purchase common stock	186,434	145,863
Warrants to purchase Series A convertible preferred stock	392,000	392,000
Options to purchase common stock	308,700	436,100
Series A convertible preferred stock	490,000	490,000
Totals	3,701,269	3,287,570

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which primarily aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees. ASU 2018-07 also clarifies that any share-based payment issued to a customer should be evaluated under ASC 606, Revenue from Contracts with Customers. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The adoption of ASU 2018-07 did not have a material effect on its condensed consolidated financial statements.

Reclassification

Certain amounts in prior periods have been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported net loss.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements, except as disclosed in Note 8.

F-8

ACCELERATED PHARMA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(unaudited)

NOTE 4	OUT-OF-PERIOD ADJUSTMENT

During the six months ended June 30, 2019, the Company discovered an error which occured during the three months ended March 31, 2017, and impacts the Company’s annual and interim financial statements for the years ended December 31, 2017 and 2018. The Company evaluated such error in accordance with Staff Accounting Bulletin (“SAB”) 108 and determined that such error was immaterial to the current and prior periods. Accordingly, the Company corrected the error during the six months ended June 30, 2019, by recording approximately $53,000 of research and development expense related to 2017 services provided by a vendor.

NOTE 5	NOTES PAYABLE – SHORT TERM

Between January 1, 2019 and June 30, 2019, the Company entered into separate securities purchase and loan agreements with six investors (the “Lenders”) pursuant to which the Company issued to the Lenders promissory notes in the aggregate principal amount of $152,510 (the “2019 Short-term Notes”). The 2019 Short-term Notes, as amended, have (a) no conversion rights, (b) bear interest at 6% per annum payable at maturity, and (c) are due at the earlier of: (i) December 31, 2019 (as amended), depending on the note; or (ii) the receipt by the Company of proceeds from a financing of at least $500,000 pursuant to a registration statement filed with the Securities and Exchange Commission.

As an inducement to the Lenders and in connection with the issuance of the 2019 Short-term Notes, the Company issued to the Lenders a total of 38,187 Class B Warrants. The Class B Warrants have an exercise price of $4.40 per share and are exercisable for three years upon the effectiveness of a registration statement. The aggregate issuance date fair value of the Class B Warrants was determined to be de minimis.

NOTE 6	CONVERTIBLE DEBT

Effective as of January 30, 2019, the Company entered into a note extension agreement, as amended (the “Extension Agreement”) with certain holders of the Company’s convertible debt. The Company and the noteholders mutually agreed to extensions of the maturity date of their debt from maturity dates ranging from January 31, 2019 to August 31, 2019 to a new maturity date of December 31, 2019 and to waive any defaults. Upon the effective date of the Unit Offering, (i) certain noteholders agreed to mandatorily convert their respective debt in the aggregate principal amount of $3,901,000, plus the respective accrued interest on such principal, into shares of the Company’s common stock at a price of $1.60 per share and (ii) certain other noteholders agreed to mandatorily convert respective debt in the aggregate principal amount of $1,035,000, plus respective accrued interest, into an amount of shares of the Company’s Series C Convertible Preferred Stock equivalent to if the holders had converted such outstanding indebtedness into common stock at a price of $1.60 per share. The Company determined that the extension of the notes which were past due or near maturity was in substance no different than issuing new financial instruments and accordingly, the Company did not recognize a gain or loss in connection with the Extension Agreement. Additionally, the Company determined that (i) that the conversion option should not be bifurcated and accounted for as a derivative liability since there is currently no market for the Company’s common stock, and (ii) the mandatory conversion option represented a contingent beneficial conversion feature which would be accounted for at the time the contingency was resolved.

As of June 30, 2019, convertible debt in the principal amount of $110,000 was not extended and past maturity.

Note 7	Stockholders’ Equity

On May 31, 2019, the Company’s board of directors and majority stockholders approved an increase to the number of authorized shares of Series C Convertible Preferred Stock from 7,000 shares to 15,000 shares.

On June 6, 2019, the Company’s board of directors and majority stockholders approved an increase to (i) the number of authorized shares of common stock from 45,000,000 shares of common stock to 500,000,000 shares of common stock and (ii) the number of authorized shares of preferred stock from 5,000,000 shares of preferred stock to 20,000,000 shares of preferred stock.

NOTE 8	SUBSEQUENT EVENTS

Notes Payable

Subsequent to June 30, 2019, the Company entered into a securities purchase and loan agreement with three investors pursuant to which the Company issued to the investors notes payable in the aggregate principal amount of $47,520. The notes have (a) no conversion rights, (b) bear interest at 6% per annum payable at maturity, and (c) are due at the earlier of: (i) December 31, 2019; or (ii) the receipt by the Company of proceeds from a financing of at least $500,000 pursuant to a registration statement filed with the Securities and Exchange Commission. In connection with the note issuances, the Company issued to the investors Class B Warrants to purchase an aggregate 11,881 shares of common stock. The Class B Warrants have an exercise price of $4.40 per share and are exercisable for three years upon the effectiveness of a registration statement.

Convertible Notes Payable

Subsequent to June 30, 2019, the Company entered into a securities purchase and loan agreement with an investor pursuant to which the Company issued to the investor a convertible note payable in the aggregate principal amount of $20,000. The convertible note matures (a) on April 9, 2020, (b) bears interest at a rate of 10% per annum payable at maturity, and (c) is convertible starting 180 days from the issuance date of the note at a conversion price equal to 50% of the market price of the Company’s common stock, as defined within the note. The note has a prepayment premium, whereby, in the event that the Company elects to prepay the note during the one hundred eighty-day period following the issue date, the holder is entitled to receive a prepayment premium of up to 45% on the then outstanding principal balance and accrued interest.

Notes Payable – Related Party

Subsequent to June 30, 2019, the Company amended and restated a $35,000 promissory note with a related party. The agreement extended the previous maturity date from July 15, 2017 to May 30, 2020.

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Accelerated Pharma, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Accelerated Pharma, Inc. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2015.

New York, NY
July 23, 2019

F-10

ACCELERATED PHARMA, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2018	2017
Assets
Current Assets:
Cash	$18,871	$26,818

Property and equipment, net	618	2,795

Total Assets	$19,489	$29,613

Liabilities and Stockholders’ Deficiency
Current Liabilities:
Accounts payable	$895,246	$900,298
Accrued interest payable	1,457,543	1,026,916
Accrued compensation	-	276,744
Notes payable, related party	35,000	35,000
Notes payable, short term	125,005	45,000
Convertible debt current portion, net of debt discount and issuance costs of $35,414 and $0 as of December 31, 2018 and 2017, respectively	5,355,586	3,895,000
Warrant liability	-	124

Total Current Liabilities	7,868,380	6,179,082

Convertible debt non-current portion, net of debt discount and issuance costs of $0 and $105,035 as of December 31, 2018 and 2017, respectively	-	1,280,965

Total Liabilities	7,868,380	7,460,047

Commitments and contingencies

Stockholders’ Deficiency:
Preferred stock, $0.00001 par value, 20,000,000 shares authorized
Series A Convertible Preferred Stock, $0.00001 par value, 180,000 shares authorized, 100,000 and issued and outstanding as of December 31, 2018 and 2017	1	1
Series C Convertible Preferred Stock, $0.00001 par value, 15,000 shares authorized, none issued and outstanding as of December 31, 2018 and 2017	-	-
Common stock, $0.00001 par value, 500,000,000 shares authorized, 6,220,190 shares issued and outstanding as of December 31, 2018 and 2017	62	62
Additional paid-in capital	4,685,434	4,324,683
Accumulated deficit	(12,473,436)	(11,659,277)
Accumulated other comprehensive loss	(60,952)	(95,903)

Total Stockholders’ Deficiency	(7,848,891)	(7,430,434)

Total Liabilities and Stockholders’ Deficiency	$19,489	$29,613

See the accompanying notes to these consolidated financial statements.

F-11

ACCELERATED PHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For The Years Ended
	December 31,
	2018	2017

Operating Expenses:
General and administrative	$189,113	$652,755
Research and development	-	1,400
Total operating expenses	189,113	654,155

Loss from operations	(189,113)	(654,155)

Other (expense) income:
Foreign currency exchange (loss) gain	(34,931)	13,692
Gain on change in fair value of warrant liability	-	85,464
Interest expense	(506,232)	(839,118)
Total other expense	(541,163)	(739,962)

Net loss	$(730,276)	$(1,394,117)

Net loss per common share, basic and diluted	$(0.12)	$(0.24)

Weighted average common shares outstanding, basic and diluted	6,220,190	5,791,323

Comprehensive loss:
Net loss	$(730,276)	$(1,394,117)
Foreign currency translation gain (loss)	34,951	(10,077)

Total comprehensive loss	$(695,325)	$(1,404,194)

See the accompanying notes to these consolidated financial statements.

F-12

ACCELERATED PHARMA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Series A		Series C						Accumulated
	Convertible		Convertible				Additional		Other
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Total

Balance, January 1, 2017	100,000	$1	-	$-	5,000,450	$50	$3,947,777	$(10,265,160)	$(85,826)	$(6,403,158)

Common shares issued in connection with the issuance of note payable	-	-	-	-	40,000	-	11,947	-	-	$11,947

Common shares issued in exchange for liability warrants	-	-	-	-	1,104,740	11	341,755	-	-	$341,766

Common shares issued for extension of convertible notes	-	-	-	-	75,000	1	23,204	-	-	$23,205

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(10,077)	$(10,077)

Net loss	-	-	-	-	-	-	-	(1,394,117)	-	$(1,394,117)

Balance, December 31, 2017	100,000	$1	-	$-	6,220,190	$62	$4,324,683	$(11,659,277)	$(95,903)	$(7,430,434)

Reclassify derivative liability to equity	-	-	-	-	-	-	84,007	(83,883)	-	$124

Waived executive officer/shareholder accrued compensation	-	-	-	-	-	-	276,744	-	-	$276,744

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	34,951	$34,951

Net loss	-	-	-	-	-	-	-	(730,276)	-	$(730,276)

Balance, December 31, 2018	100,000	$1	-	$-	6,220,190	$62	$4,685,434	$(12,473,436)	$(60,952)	$(7,848,891)

See the accompanying notes to these consolidated financial statements.

F-13

ACCELERATED PHARMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended
	December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(730,276)	$(1,394,117)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	2,130	4,956
Amortization of debt discount and issuance costs	69,621	136,567
Accrued interest payable	430,626	573,960
Write-off of deferred offering costs	-	75,000
Gain on change in fair value of warrant liability	-	(85,464)
Fair value of warrants issued for debt extension	-	79,402
Common stock issued for debt extension	-	23,205
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	-	2,657
Accounts payable	(5,012)	19,294
Accrued compensation	34,716	17,507

Total adjustments	532,081	847,084

Net cash used in operating activities	(198,195)	(547,033)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term notes	80,005	60,000
Proceeds from short-term related party notes	-	35,000
Proceeds from convertible notes payable, net of financing costs of $0 and $55,000	110,000	490,000
Repayments of short term related party notes	-	(30,000)
Repayment of short term notes	-	(45,000)

Net cash provided by financing activities:	190,005	510,000

Effect of currency rate change on cash	243	1,835

Net decrease in cash	(7,947)	(35,198)

Cash, beginning of period	26,818	62,016
Cash, end of period	$18,871	$26,818

Non-cash investing and financing activities:
Reclassify fair value of warrant liabilities to equity	$124	$-
Common stock issued in connection with debt issuance	$-	$11,947
Common stock issued in exchange for cancellation of liability warrants	$-	$341,766
Waived executive officer/shareholder accrued compensation contributed to capital	$276,744	$-

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See the accompanying notes to these consolidated financial statements.

F-14

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 1	BUSINESS

Accelerated Pharma, Inc. (the “Company”), a Delaware corporation organized May 12, 2014, is a biopharmaceutical company focused on utilizing its genomic technology to enhance the development and commercialization of pharmaceutical products. The Company’s lead product candidate is Picoplatin, a new generation platinum-based cancer therapy that has the potential for use in different formulations, as a single agent or in combination with other anti-cancer agents, to treat multiple cancer indications. On January 15, 2015, the Company formed a wholly-owned subsidiary, Acceler Limited Liability Company (“Acceler”), in the Russian Federation for the purpose of conducting research and development.

The Company’s primary activities since inception have been research and development, managing collaborations, and raising capital.

NOTE 2	GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of December 31, 2018, the Company had cash of $18,871 and a working capital deficit of $7,849,509. During the year ended December 31, 2018, the Company used net cash in operating activities of $198,195. The Company has not yet generated revenue and has incurred net losses since inception. These conditions indicate that there is substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of the consolidated financial statements.

During the year ended December 31, 2018, the Company raised net proceeds of $190,005 through the issuance of short-term notes and convertible notes (see Note 6 – Notes Payable – Short-Term and Note 7 – Convertible Debt). The Company does not believe that its current cash on hand will be sufficient to fund its projected operating requirements. The Company is filing a unit offering on Form S-1 to register shares and Class A Warrants for a capital raise of up to $3 million (the “Unit Offering”). However, there can be no assurance that such Unit Offering will be successfully completed.

The Company’s primary source of operating funds since inception has been cash proceeds from the private placements of convertible debt and short-term debt. The Company intends to raise additional capital through private placements of debt and equity securities, but there can be no assurance that these funds will be available on terms acceptable to the Company or will be sufficient to enable the Company to fully complete its development activities or sustain operations. If the Company is unable to raise sufficient additional funds, it will have to develop and implement a plan to further extend payables, reduce overhead, or scale back its current business plan until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Accordingly, the accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES

Consolidation

The consolidated financial statements include the accounts of Accelerated Pharma, Inc. and its wholly owned subsidiary, Acceler. All significant intercompany balances and transactions have been eliminated in consolidation.

F-15

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, assumptions used in the fair value of equity instruments, the valuation allowance against deferred tax assets, and the estimates of fair value of warrant liabilities.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2018 and 2017, the Company did not have any cash equivalents.

Property and Equipment

Property and equipment consists of office equipment recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which for office equipment is three to five years. Expenditures for major renewals and betterments that extend the useful lives of the property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Research and Development Costs

Internal research and development costs are charged to expense as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved.

For the years ended December 31, 2018 and 2017, the Company’s expenditures on research and product development were $0 and $1,400, respectively.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to a concentration of credit risk is cash. Generally, the Company’s cash in non-interest-bearing accounts may exceed FDIC insurance limits. The financial stability of these institutions is periodically reviewed by senior management.

Foreign Currency Translation

The operations of Acceler are conducted in local currency, which represents its functional currency. The balance sheet accounts of Acceler were translated from foreign currency into U.S. dollars at the exchange rate in effect at the balance sheet date and statement of operations accounts were translated at the average rate of exchange prevailing during the period. Equity accounts are translated at historical rates, except for the change in accumulated deficit during the period, which is the result of the statement of operations translation process. Translation adjustments resulting from this process, were included in accumulated other comprehensive loss on the accompanying consolidated balance sheets.

F-16

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting equity that are excluded from net loss, which consists of foreign currency translation adjustments.

The exchange rates used to translate amounts in Russian rubles (“RUB”) into U.S. Dollars (“USD”) for the purposes of preparing the consolidated financial statements were as follows:

Balance Sheets:

	December 31,
	2018	2017
Period-end RUB: USD exchange rate	$69.4706	$57.6002

Statements of Operations:

	For The Years Ended
	December 31,
	2018	2017
Average Period RUB: USD exchange rate	$62.6736	$58.4210

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2018 and 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable and short-term notes payable. Fair values were assumed to approximate carrying values for cash, accounts payable and short-term notes because they are short-term in nature.

Net Loss per Share of Common Stock

The Company computes basic net loss per share by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic and diluted loss per share for the years ended December 31, 2018 and 2017 excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share as of December 31, 2018 and 2017 are as follows:

	December 31,
	2018	2017
Common stock issuable upon conversion of convertible debt	2,226,500	1,950,680
Warrants to purchase common stock	148,247	145,863
Warrants to purchase Series A convertible preferred stock	392,000	392,000
Options to purchase common stock	308,700	436,100
Series A convertible preferred stock	490,000	490,000
Totals	3,565,447	3,414,643

F-17

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional.

The Company has determined that the embedded conversion options should not be bifurcated from their host instruments and the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments (the beneficial conversion feature) based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. During the years ended December 31, 2018 and 2017, the Company did not issue convertible notes with beneficial conversion features and did not record debt discounts related to beneficial conversion features.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedging relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2018 and 2017, the Company did not have any derivative instruments that were designated as hedges.

In 2017 and prior and in accordance with ASC 815, certain warrants with anti-dilutive provisions (“down round feature”) were deemed to be derivatives. The value of the derivative instrument will fluctuate with the price of the Company’s common stock and was recorded as a current liability on the Company’s consolidated balance sheet. The change in the value of the liability is recorded as “unrealized gain (loss) on derivative liability” on the consolidated statements of operations.

Effective January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features.

In accordance with ASU No. 2017-11, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. Accordingly, warrants that were recorded as current liability at December 31, 2017 were reclassified to equity on January 1, 2018.

F-18

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Common Stock Purchase Warrants and Other Derivative Financial Instruments

Effects of adoption of ASU 2017-11, using the modified retrospective approach are as follows:

	At January 1, 2018:
	Prior to adoption of ASU 2017-11	Subsequent to adoption of ASU 2017-11	Change
Warrant liability	$124	$-	$(124)
Additional paid-in capital	$4,324,683	$4,408,690	$84,007
Accumulated deficit	$(11,659,277)	$(11,743,160)	$(83,883)

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The Company records an estimated valuation allowance on its deferred income tax assets if it is not more likely than not that these deferred income tax assets will be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2018, and 2017, the Company has not recorded any unrecognized tax benefits.

The Company’s policy is to classify assessments, if any, for tax-related interest as interest expense and penalties as general and administrative expenses in the statements of operations. The Company did not recognize any such penalties or interest during 2018 and 2017.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which primarily aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees. ASU 2018-07 also clarifies that any share-based payment issued to a customer should be evaluated under ASC 606, Revenue from Contracts with Customers. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company expects to adopt ASU 2018-07 effective January 1, 2019 and the adoption of ASU 2018-07 is not expected to have a material effect on its consolidated financial statements.

F-19

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 3	SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements, except as disclosed.

NOTE 4	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures the fair value of financial assets and liabilities based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company also follows a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable based on an entity’s own assumptions, as there is little, if any, related market activity (e.g., cash flow modeling inputs based on assumptions).

As of December 31, 2018 and 2017, the Company did not have Level 1 and Level 2 financial assets or liabilities. The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis from January 1, 2017 through December 31, 2018:

Balance – January 1, 2017	$347,952
Aggregate allocated fair value of derivative instruments issued	79,402
Aggregate fair value of derivative instruments transferred out	(341,766)
Change in fair value of derivative liabilities	(85,464)
Balance – December 31, 2017	124
Reclassification to equity on January 1, 2018 adoption of ASU 2017-11	(124)
Balance – December 31, 2018	$-

F-20

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 4	FAIR VALUE OF FINANCIAL INSTRUMENTS – CONTINUED

The fair value of the warrants was calculated using a binomial lattice pricing model with the following weighted average assumptions during the years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
Fair Value of Common Stock	N/A	$0.31
Contractual Term	N/A	2.01 years
Volatility	N/A	77.03%
Risk-free Interest Rate	N/A	1.36%
Dividend Yield	N/A	0.00%

The risk-free interest rate is the United States Treasury rate on the measurement date having a term equal to the remaining contractual life of the instrument. The volatility is a measure of the amount by which the comparable companies’ share price has fluctuated or is expected to fluctuate. Since the Company’s common stock has not been publicly traded, an average of the historical volatility of comparative companies was used. The dividend yield is 0% as the Company has not made any dividend payment and has no plans to pay dividends in the foreseeable future.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Interim Chief Financial Officer, who is also the Chief Executive Officer, determines valuation policies and procedures.

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Significant observable and unobservable inputs include stock price, exercise price, annual risk-free rate, term, and expected volatility, and are classified within Level 3 of the valuation hierarchy. An increase or decrease in volatility or interest free rate, in isolation, can significantly increase or decrease the fair value of the derivative liabilities. Changes in the values of the derivative liabilities are recorded as a component of other income (expense) on the accompanying consolidated statement of operations and comprehensive loss.

NOTE 5	NOTES PAYABLE – RELATED PARTY

On May 5, 2017, the Company issued a $35,000 unsecured promissory note to a company owned by the wife of the Chief Executive Officer (the “Related Party Company”). The note is non-interest bearing and was due on July 15, 2017 (as extended). The note currently is in default.

During the year ended December 31, 2017, the Company repaid a different note held by the Related Party Company in the principal amount of $30,000.

See Note 8 – Related Party Transactions for details regarding an accounts payable balance due to the Related Party Company.

F-21

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 6	NOTES PAYABLE – SHORT-TERM

On December 7, 2016, the Company issued a $30,000 unsecured promissory note due to an individual lender bearing fixed interest of $6,000 that was due at maturity along with principal on December 31, 2016. The note is in default as of the date of this filing. Under the default terms, the Company is obligated to pay additional interest (“penalty interest”) at a rate of 15% per month on all unpaid principal and interest, provided that such aggregate penalty interest over the term of the default shall be a minimum of $5,000.

On July 18, 2017, the Company issued a $60,000 unsecured promissory note due to an individual lender bearing fixed interest of $15,000 that was due at maturity along with principal on August 21, 2017. The Company repaid $45,000 during the year ended December 31, 2017 such that a principal balance of $15,000 remained as of December 31, 2018 and 2017. The note is currently in default. Under the default terms, the Company is obligated to pay additional interest (“penalty interest”) at a rate of 22.5% per annum on all unpaid principal and interest. In addition, the Company is obligated to issue warrants to purchase 10,000 shares of the Company’s common stock at an exercise price of $2.00 per share for each 30-day period following the maturity date. As of December 31, 2018, the Company has accrued $24,191 of accrued interest and the estimated fair value of 16 30-day periods of warrants of $5,320 within accrued interest payable on the consolidated balance sheets.

Between November 1, 2018 and December 31, 2018, the Company entered into separate securities purchase and loan agreements with three investors (the “Lenders”) pursuant to which the Company issued to the Lenders promissory notes in the aggregate principal amount of $80,005 (the “2018 Bridge Notes”). The 2018 Bridge Notes, which have no conversion rights, bear interest at 2% per month, payable at maturity, and are due at the earlier of: (i) June 30, 2019; or (ii) the receipt by the Company of proceeds from a financing of at least $500,000 pursuant to a registration statement filed with the Securities and Exchange Commission. Such notes are currently past due and in default.

As an inducement to the Lenders and in connection with the issuance of the 2018 Bridge Notes, the Company agreed to issue the Lenders a total of 20,191 Class B Warrants to purchase common stock. The Class B Warrants have an exercise price of $4.40 and are exercisable for three years upon the effectiveness of a registration statement. The aggregate issuance date fair value of the Class B Warrants was determined to be de minimis.

NOTE 7	CONVERTIBLE DEBT

The following table summarizes the Company’s convertible debt as of December 31, 2018 and 2017:

	December 31,
	2018	2017
Senior Secured Convertible Notes	$4,936,000	$4,936,000
January 2017 Note	345,000	345,000
2018 Convertible Notes	110,000	-
Total	5,391,000	5,281,000
Less: unamortized debt discount and issuance costs	(35,414)	(105,035)
Convertible debt, net of unamortized debt discount and issuance costs	5,355,586	5,175,965
Less: current portion	-	(3,895,000)
Convertible debt, non-current	$5,355,586	$1,280,965

During the years ended December 31, 2018 and 2017, the Company amortized $69,621 and $136,567, respectively, of debt discount and issuance costs as interest expense.

F-22

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 7	CONVERTIBLE DEBT – CONTINUED

Senior Secured Convertible Notes

Between December 2014 and December 2016, the Company issued senior secured convertible notes in the aggregate principal amount of $4,736,000 (the “Senior Secured Convertible Notes”) which are convertible into shares of the Company’s common stock at the option of the holder at conversion prices between $2.45 per share to $3.96 per share with certain anti-dilutive (reset) provisions and are mandatorily convertible upon closing one or more transactions where the Company receives not less than $5,000,000 of gross proceeds from the sale of its common stock at the qualified offering price, as defined in the note agreements. As of December 31, 2018, the notes bear interest at rates ranging between 7% to 8% per annum and mature on dates between January 31, 2019 and September 30, 2019. These Senior Secured Convertible Notes are secured by a general lien on all of the Company’s assets and contain customary negative covenants. As long as the Senior Secured Convertible Notes remain outstanding, the Company is restricted from incurring any indebtedness or liens, except as permitted (as defined), amending its charter in any matter that materially effects rights of note holders, repaying or repurchasing more than a de minimis number of shares of common stock other than conversion or warrant shares, repaying or repurchasing all or any portion of any indebtedness or paying cash dividends.

In November 2017, the Company added an aggregate $200,000 of principal to certain Senior Secured Convertible Notes and received net cash proceeds of $175,000 after debt issuance costs of $25,000. The principal bears interest at a rate of 7% per annum and is due, along with accrued interest on December 31, 2017. The principal was loaned under the same terms as the Senior Secured Convertible Notes.

During the year ended December 31, 2017, the Company and the holders of certain of the Senior Secured Convertible Notes in the aggregate principal amount of $3,550,000 entered into various extension agreements pursuant to which the maturity date of the notes were extended from original maturity dates ranging from December 31, 2016 to December 31, 2017 to a new maturity date of December 31, 2018. In connection with the various extension agreements, (i) the holders were issued immediately vested three-year warrants to purchase an aggregate of 157,351 shares of the Company’s common stock with exercise prices ranging from $2.98 to $4.74 per share, which contained a cashless exercise and certain anti-dilutive (reset) provisions and as a result, were recorded by the Company as a warrant liability on the issuance date in the amount of $79,402 with a charge to interest expense during the year ended December 31, 2017, and (ii) the holders and the Company agreed to exchange the warrants held by such holders to purchase an aggregate of 941,855 shares of the Company’s common stock for 1,104,740 shares of the Company’s common stock and accordingly, the Company reclassified the fair value of the warrants on the exchange date of $341,766 from warrant liability to equity.

During the year ended December 31, 2018, the Company and the holders of certain of the Senior Secured Convertible Notes in the aggregate principal amount of $3,550,000 entered into extension agreements pursuant to which the maturity date of the notes were extended from December 31, 2018 to January 31, 2019 and any defaults under the Senior Secured Convertible Notes were waived.

See Note 12 – Subsequent Events for details regarding additional extensions of the Senior Secured Convertible Notes.

F-23

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 7	CONVERTIBLE DEBT – CONTINUED

January 2017 Note

On January 30, 2017, the Company issued a $345,000 senior convertible promissory note (the “January 2017 Note”) which bears interest at a rate of 2% per annum and matured on April 30, 2017 for $290,000 of cash proceeds. The Company recorded the difference of $55,000 between the note principal and the cash proceeds as debt discount which was amortized over the term of the note to interest expense. In connection with the issuance of the January 2017 Note, the Company issued 40,000 shares of its common stock to the note holder. The Company recognized the relative fair value of the common stock of $11,947 as debt discount which was amortized over the term of the note as interest expense. If the January 2017 Note were to be unpaid at maturity, the holder shall have the right to convert any portion of the note into shares of the Company’s common stock at a price equal to the lower of (i) $4.00 per share; or (ii) 50% of the lowest sales price of the Company’s common stock during the 21 consecutive trading day period immediately preceding the trading day that the Company receives a notice of conversion.

During the year ended December 31, 2017, the Company and the holder of the January 2017 Note agreed to extend the due date of the note to July 15, 2017. Pursuant to the extension agreement, the Company issued 75,000 shares of its Common Stock and the Company would be obligated to pay $481,318 at maturity on July 15, 2017. The Company recorded the fair value of the common stock of $23,205 as debt discount and amortized it to interest expense over the extend term of the January 2017 Note. As of December 31, 2018, the promissory note was in default pursuant to which the holder is entitled to pursue legal remedies including foreclosure on the Company’s assets. See Note 12 – Subsequent Events for additional details regarding the agreement to exchange the January 2017 Note into shares of the Company’s Series C Convertible Preferred Stock upon the closing of the Units Offering.

2018 Convertible Notes

In March 2018, the Company issued convertible notes in the aggregate principal amount of $110,000 (the “2018 Convertible Notes”) which bear interest at 8% per annum and are due twelve months from the date of issuance. The 2018 Convertible Notes are convertible into the Company’s common stock at the lower of (i) $2.00 per share or (ii) the offering price of the Company’s IPO or secondary offering. In the event that the Company issues additional securities, including convertible securities, at a purchase price or conversion price less than the conversion price of the 2018 Convertible Notes, the conversion price of the notes is adjusted to the lower purchase or conversion price. Such notes are past due and in default.

NOTE 8	RELATED PARTY TRANSACTIONS

In August 2015, the Company entered into an agreement with the Related Party Company pursuant to which the Related Party Company provided services related to the Company’s genomics efforts such as designing a database to hold the data needed to generate genomic classification requests and to establish the conceptual framework needed to support a growing body of metadata and gene expression profiles. As of December 31, 2018 and 2017, there was an unpaid balance of $10,000 included in accounts payable due to the Related Party Company for services provided in 2015. See Note 5 – Notes Payable Related Party for details regarding notes payable issued to the Related Party Company.

F-24

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 9	INCOME TAXES

The Company files tax returns in the United States (“U.S.”) in the Federal and Delaware jurisdictions, which are subject to examination by taxing authorities beginning with the year ended December 31, 2015, plus in Russia.

United States and international components of net loss before income taxes were as follows:

	For The Years Ended
	December 31,
	2018	2017
United States	$(673,759)	$(1,216,426)
International	(56,517)	(177,691)
Net loss before income taxes	$(730,276)	$(1,394,117)

The tax effects of temporary differences that give rise to deferred tax assets as of December 31, 2018 and 2017 are presented below:

	December 31,
	2018	2017
Deferred Tax Assets:
Net operating loss carryforwards	$2,982,000	$2,874,000
Warrant and debt discount	-	82,000
Interest expense limitation	410,000	-
Stock-based compensation	116,000	160,000
Gross deferred tax assets	3,508,000	3,116,000
Valuation allowance	(3,508,000)	(3,116,000)

Deferred tax asset, net of valuation allowance	$-	$-

Changes in valuation allowance	$392,000	$(744,000)

F-25

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 9	INCOME TAXES – CONTINUED

The income tax provision (benefit) for the years ended December 31, 2018 and 2017 consist of the following:

	For The Years Ended
	December 31,
	2018	2017
Federal:
Current	$-	$-
Deferred	(395,587)	951,000

State and local:
Current	-	-
Deferred	(129,413)	(172,000)

Foreign
Current	-	-
Deferred	133,000	(35,000)

	(392,000)	744,000
Change in valuation allowance	392,000	(744,000)
Income tax provision (benefit)	$-	$-

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2018 and 2017 are as follows:

	For The Years Ended December 31,
	2018	2017

Tax benefit at federal statutory rate	(21.0)%	(34.0)%
State statutory rate, net of federal benefit	(6.9)%	(5.9)%
Permanent differences	7.9%	0.0%
Foreign rate differential	(0.2)%	0.0%
True-up and other	(33.5)%	2.8%
Effect of change in tax rate	0.0%	89.6%
Change in valuation allowance	53.7%	(52.5)%
Effective income tax rate	(0.0)%	0.0%

The Company assesses the likelihood that deferred tax assets will be realized. To the extent that realization is not likely, a valuation allowance is established. Based upon the Company’s history of losses since inception, management believes that it is more likely than not that future benefits of deferred tax assets will not be realized.

F-26

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 9	INCOME TAXES – CONTINUED

The Company is in the process of filing its U.S. federal and state tax returns for the years ended December 31, 2018, 2017 and 2016. The net operating losses (“NOLs”) for these years will not be available to reduce future taxable income until the returns are filed. Assuming these returns are filed, as of December 31, 2018, the Company had approximately $10.5 million of federal and state NOLs that may be available to offset future taxable income, of which $10.3 million of NOLs are subject to expiration and will begin to expire in 2034 unless utilized, while $0.2 million of NOLs are not subject to expiration. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s U.S. net operating carryovers may be subject to an annual limitation in the event of a change of control as defined the regulations. A full Section 382 analysis has not been prepared and the Company’s NOLs could be subject to limitation. The Company has approximately $0.2 million of Russian NOLs that are not subject to expiration.

The Tax Cuts and Jobs Act (the “Act”) was enacted in December 2017. Among other things, the primary provision of Tax Reform impacting the Company is the reduction to the U.S. corporate income tax rate from 35% to 21%. The change in tax law required the Company to remeasure existing net deferred tax assets using the lower rate in the period of enactment, resulting in an income tax expense of approximately $1.3 million, which is fully offset by the corresponding tax benefit of $1.3 million from the reduction in the valuation allowance, in the year ended December 31, 2017.

NOTE 10	COMMITMENTS AND CONTINGENCIES

Operating leases

During the year ended December 31, 2018, the Company terminated its month to month operating leases for office space such that at December 31, 2018, the Company had no operating leases.

Rent expense under the operating leases totaled $7,500 and $9,000 for the years ended December 31, 2018 and 2017, respectively.

Employment Agreements

In June 2016, the Company entered into at-will employment agreements (the “2016 Employment Agreements”) with its four executive officers which provided certain severance arrangements. On September 14, 2018, the Company and its four executive officers/shareholders entered into modification agreements to the 2016 Employment Agreements pursuant to which (i) the executive officers agreed to waive their right to any and all payments, consideration, compensation, options, severance arrangements and other benefits under the 2016 Employment Agreements for the period beginning January 1, 2017 and ending on September 14, 2018, and (ii) the Company and three of the executive officers have agreed to enter into new at-will employment agreements which shall become effective upon the successful closing of the Units Offering. In connection with the modification agreement, the Company extinguished accrued compensation of $276,744 which was reclassified as a contribution to equity.

License Agreement

On June 17, 2014, the Company entered into an exclusive license agreement with a pharmaceutical company pursuant to which the Company acquired from such pharmaceutical company the exclusive, global license of all rights to develop and commercialize Picoplatin (the “Initial License”). On March 15, 2016, the Company entered into an assignment of license agreement and an assignment agreement with the same pharmaceutical company (collectively, the “Assignment Agreement”) pursuant to which (i) the Company was assigned certain assets and related intellectual property providing the Company with all of the rights to develop and commercialize Picoplatin, (ii) the Initial License was terminated, and (iii) the Company acquired a license (the “Second License”) with a different pharmaceutical company (the “Second License”) pursuant to which the Company will pay royalties to Genzyme ranging from 5% to a maximum of 9% (based on designated product sales levels) for annual net product sales of Picoplatin. Additionally, the Company will be required to pay Genzyme a total of up to $5,000,000 based upon the achievement of certain sales milestones in the United States.

Litigation, Claims, and Assessments

The Company may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. There are no such matters as of December 31, 2018.

F-27

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 11	STOCKHOLDERS’ EQUITY

There is not a viable market for the Company’s common stock to determine its fair value; therefore, management estimated the fair value to be utilized in the determining the fair value of issued warrants and conversion options. In estimating the fair value, management considered the estimated fair value of assets received in exchange for equity instruments and placement agents’ assessments of the underlying common shares relating to our issuance of our senior convertible debt. Considerable management judgment is necessary to estimate the fair value. Accordingly, actual results could vary significantly from management’s estimates.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of $0.00001 par value preferred stock. As of December 31, 2018, and 2017, 180,000 shares have been designated as Series A Convertible Preferred Stock and 100,000 shares Series A Convertible Preferred Stock have been issued. The Series A Convertible Preferred Stock convert into shares of the Company’s common stock on a 4.9 shares of common for one share of Series A Convertible Preferred Stock basis. Shares of Series A Convertible Preferred Stock may be converted at the election of the stockholder at any time and are mandatorily convertible upon consummation of an initial public offering. The holders of the Series A Convertible Preferred Stock have preference over the holders of common stock upon any liquidation, dissolution or winding up of the Company. The holders of the Series A Convertible Preferred Stock do not have any voting rights. The Series A Convertible Preferred Stock have a stated price of $12.00 per share, and as of December 31, 2018, a liquidation preference of $1,200,000.

On December 31, 2018, the Company authorized 7,000 shares of Series C Convertible Preferred Stock. The Series C Convertible Preferred Stock convert into shares of the Company’s common stock on a 500 shares of common for one share of Series C Convertible Preferred Stock basis. Subsequent to December 31, 2018, the Company’s board of directors and majority stockholders approved an increase to the number of authorized shares of Series C Convertible Preferred Stock from 7,000 shares to 15,000 shares. Shares of Series C Convertible Preferred Stock may be converted at the election of the stockholder at any time. The holders of the Series C Convertible Preferred Stock have equal preference to the Company’s Series A Convertible Preferred Stock upon any liquidation, dissolution or winding up of the Company and preference over the holders of common stock upon any liquidation, dissolution or winding up of the Company. Shares of Series C Convertible Preferred Stock are subject to separate beneficial ownership limitation provisions.

Dividends

Holders of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock shall be entitled to receive, pari passu with holders of common stock, all cash or in-kind dividends or distributions on an as converted basis from time to time at any time declared, set aside, or paid by the Company, in each case only when, as and if declared by the Board, and, in the case of cash dividends, only out of funds that are legally available therefor. Such dividends shall be non-cumulative.

Common Stock

See Note 7 – Convertible Debt for details regarding the issuance of common stock in connection with convertible note issuances and extensions.

Equity Incentive Plan

An aggregate number of shares of our common stock equal to 20% of our issued and outstanding common stock are reserved for issuance under our 2016 Equity Incentive Plan. No options or other awards have been granted as of December 31, 2018 under our 2016 Equity Incentive Plan. In general, awards under the 2016 Equity Incentive Plan shall vest over a period of three years (on the first, second and third anniversaries of the agreement) subject to accelerated vesting up on a change of control of the Company (although awards may be granted with different vesting terms).

F-28

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 11	STOCKHOLDERS’ EQUITY – CONTINUED

Stock Option and Warrant Valuation

Stock option and warrant valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model with a volatility figure derived from an index of historical stock prices for comparable entities. For warrants and stock options issued to non-employees, the Company accounts for the expected life based on the contractual life of the warrants and stock options. For employees, the Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.

Stock Options

There were no options granted during the years ended December 31, 2018 and 2017. During the year ended December 31, 2018, options to purchase 127,400 shares with an exercise price of $0.4082 per share were forfeited. There was no stock-based compensation expense related to stock options during the years ended December 31, 2018 and 2017. As of December 31, 2018, no stock-based compensation expense remains unamortized related to stock options. As of December 31, 2018 and 2017, options to purchase 308,700 shares of common stock were outstanding and exercisable at an exercise price of $0.4082 per share. As of December 31, 2018, the outstanding and exercisable options had a remaining term of 7.1 years and no aggregate intrinsic value.

Common Stock Warrants

See Note 7 – Convertible Debt for warrants issued in connection with convertible notes or exchanged for common stock in connection with convertible note extensions.

See Note 4 – Fair Value Measurement for details regarding warrants accounted for as liabilities.

There were no compensatory common stock warrants issued during the year ended December 31, 2018 and 2017. There was no stock-based compensation expense related to common stock warrants during the years ended December 31, 2018 and 2017. As of December 31, 2018, no stock-based compensation expense remains unamortized related to common stock warrants.

F-29

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 11	STOCKHOLDERS’ EQUITY – CONTINUED

Common Stock Warrants – Continued

The following table summarizes the warrant activity from January 1, 2017 through December 31, 2018:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2017	930,367	$3.49
Issued	157,351	3.49
Canceled	(941,855)	3.49
Outstanding at December 31, 2017	145,863	3.49
Issued	20,191	4.40
Canceled	(17,807)	3.37
Outstanding at December 31, 2018	148,247	$3.63	1.5	$-

Exercisable at December 31, 2018	148,247	$3.63	1.5	$-

The following table presents information related to common stock warrants at December 31, 2018:

Warrants Outstanding		Warrants Exercisable
Exercise Price	Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$2.94	30,625	1.0	30,625
3.37	74,779	1.4	74,779
4.40	20,191	2.9	20,191
4.75	22,652	1.0	22,652
	148,247	1.4	148,247

Preferred Stock Warrants

There were no compensatory preferred stock warrants issued during the years ended December 31, 2018 and 2017. There was no stock-based compensation expense related to preferred stock warrants during the years ended December 31, 2018 and 2017. As of December 31, 2018, no stock-based compensation expense remains unamortized related to preferred stock warrants. As of December 31, 2018 and 2017, there were preferred stock warrants to purchase 80,000 shares of Series A Convertible Preferred Stock outstanding and exercisable at an exercise price of $2.45 per share. As of December 31, 2018, the outstanding and exercisable preferred stock warrants had a remaining term of 2.1 years and no aggregate intrinsic value.

F-30

ACCELERATED PHARMA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

NOTE 12	SUBSEQUENT EVENTS

Notes Payable

Subsequent to December 31, 2018, the Company entered into separate securities purchase and loan agreements with four investors pursuant to which the Company issued to the investors promissory notes in the aggregate principal amount of $152,510. The notes, which have no conversion rights, bear interest at 2% per month, payable at maturity, and are due at the earlier of: (i) June 30, 2019; or (ii) the receipt by the Company of proceeds from a financing of at least $500,000 pursuant to a registration statement filed with the Securities and Exchange Commission.

As an inducement to the investors and in connection with the issuance of the notes, the Company agreed to issue the investors a total of 38,187 Class B Warrants. The Class B Warrants have an exercise price of $4.40 and exercisable for three (3) years upon the effectiveness of a registration statement. The aggregate issuance date fair value of the Class B Warrants was determined to be de minimis.

Subsequent to December 31, 2018 the entered into an agreement with the holder of the January 2017 Note and two other holders of the Company’s convertible notes (the January 2017 Note Assignees) pursuant to which, upon the closing of the Unit Offering, (i) the January 2017 Note will be assigned to the January 2017 Note Assignees and (ii) January 2017 Note Assignees agree to exchange their respective principal and accrued interest under the January 2017 Note for 6,596 shares of the Company’s Series C Convertible Preferred Stock.

Subsequent to December 31, 2018, the Company entered into a note extension agreement (the “Extension Agreement”) effective as of January 30, 2019, with certain holders of the Company’s convertible notes. The Company and the noteholders mutually agreed to extend the maturity date to of their notes from a maturity date of January 31, 2019 to a new maturity date of August 31, 2019 and to waive any defaults. Upon the effective date of the Unit Offering, (i) certain noteholders agreed to convert their respective notes in the aggregate principal amount of $3,901,000, plus the respective accrued interest on such principal, into shares of the Company’s common stock at a price of $1.60 per share and (ii) certain other noteholders agreed to convert respective notes in the aggregate principal and accrued interest amount of $1,035,000, plus respective accrued interest, into an aggregate of 1,639 shares of the Company’s Series C Convertible Preferred Stock equivalent to if the holders had converted such outstanding indebtedness into common stock at a price of $1.60 per share.

Authorized Capital

Subsequent to December 31, 2018, the Company’s board of directors and majority stockholders approved an increase to (i) the number of authorized shares of common stock from 45,000,000 shares of common stock to 500,000,000 shares of common stock and (ii) the number of authorized shares of preferred stock from 5,000,000 shares of preferred stock to 20,000,000 shares of preferred stock.

Subsequent to December 31, 2018, the Company’s board of directors and majority stockholders approved an increase to the number of authorized shares of Series C Convertible Preferred Stock from 7,000 shares to 15,000 shares.

F-31

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

Through and including         , 2019 (the 25th day after the commencement of this Offering), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus.

750,000 Units consisting of One Share of Common Stock and One Class A Warrant

PROSPECTUS

, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Amount to be paid
SEC registration fee		$363.60
FINRA filing fee	$
Transfer agent and registrar fees	$
Accounting fees and expenses	$
Legal fees and expenses	$
Printing and engraving expenses	$
Total	$

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

92

Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

93

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Private Placement of Secured Convertible Notes and Warrants

2016 Senior Secured Convertible Notes

From April through October 2, 2016, we issued secured convertible notes (which, as amended, we refer to as the 2016 Notes) in the aggregate principal amount of $1,386,000. The 2016 Notes have a stated interest rate of 7% per annum payable monthly, are due at various times in 2019 and are convertible into shares of our Common Stock at the option of the holder at a conversion price equal to the lower of $3.96 and seventy-five percent (75%) of the initial public Offering Price, subject to certain anti-dilution provisions and were mandatorily convertible upon closing of a financing (which can encompass one or more closings) where we receive not less than $5,000,000 gross proceeds from the sale of Common Stock on or before May 31, 2017. The 2016 Notes are secured by a general lien on all of the Company’s assets and contain customary negative covenants. In connection with the issuance of the 2016 Notes, we issued the holders of such notes warrants to purchase shares of our Common Stock. Such warrants were subsequently exchanged for an aggregate of 411,487 shares of our Common Stock. We have agreed with the note holders to extend the date on which a financing may occur to cause a mandatory conversion of the notes to July 21, 2017.

All of the convertible notes described above will be converted into shares of our Common Stock on the closing of this Offering. All of the convertible notes described above were offered pursuant to an exemption from registration under the Securities Act of 1933, as amended, afforded by Section 4(a)(2) thereunder and Rule 506(b) promulgated thereunder. Palladium Capital Advisors acted as our placement agent for our convertible note Offerings, and in connection therewith we issued Palladium warrants to purchase an aggregate of 145,856 shares of our Common Stock with a weighted average exercise price of $3.49. The warrants issued to Palladium are identical to the warrants issued to the investors in our convertible note Offerings and expire five years after issuance.

Private Placement of Secured Convertible Note and Shares

On January 30, 2017, we issued a $345,000 senior convertible promissory note (now in the principal amount of $395,000 as a result of an event of default), bearing interest at 2% per annum, and due on April 30, 2017. In consideration for the issuance of the note, we received $290,000 in net proceeds after taking into consideration a 15% original issue discount and legal fees. In connection with the issuance of the note and the subsequent extension, we issued the investor a total of 115,000 shares of Common Stock.

The holder has the right to convert any portion of the note at a price equal to the lower of $4.00 per share or 50% of the lowest sales price of our Common Stock during the 21 consecutive trading day period immediately preceding the trading day that we receive a notice of conversion.

On June 6, 2017 the Company extended the maturity of the note until July 15, 2017 and agreed to issue the holder 75,000 shares of our Common Stock in connection therewith.

94

Common Stock Issuance in 2017 and 2016

On June 10, 2016, the Company issued: (i) 49,000 shares of its Common Stock as consideration for consulting services rendered valued at $79,400; (ii) 49,000 shares of its Common Stock as officer compensation valued at $79,400; and (iii) 2,450 shares of its Common Stock as consideration to a new joining board member valued at $3,969.

On January 31, 2017, the Company issued 40,000 shares of its Common Stock in connection with the issuance of a senior convertible promissory note at an allocated value of $11,947 or $0.30 per share.

On May 9, 2017, the Company issued 1,104,740 shares of its Common Stock in connection with the extension of convertible debt the cancellation of 941,855 previously issued warrants valued at $341,766 or $0.3094 per share.

On June 20, 2017, the Company issued 75,000 shares of its Common Stock in connection with the extension of convertible debt valued at $23,205 or $0.31 per share.

Issuance of Unregistered Securities in 2018

In March 2018, the Company issued convertible notes in the principal amount of $110,000 bearing interest at 8% per annum, convertible into shares of Common Stock at the lower of $2.00 or the IPO price. Subsequent to September 30, 2018, the Company issued four non-convertible notes in the principal amount of $105,000, bearing interest at 6% per annum. In connection with the issuance of these notes, the Company agreed to issue to the lenders a total of 26,250 Class B Warrants. The Class B Warrants are identical to the Class A Warrants issuable as part of the Unit Offering, including the exercise price of $4.40, except that the Class B Warrants are exercisable for three (3) years commencing on the effective date of this Registration Satement.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registrant’s Form S-1/A on December 2, 2016.

3.2	Amended and Restated Bylaws of the Company, filed as Exhibit 3.2 to the Registrant’s Form S-1/A on December 2, 2016.

3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, filed as Exhibit 3.3 to the Registrant’s Form S-1 on October 11, 2016.

3.4.3	Amended Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock, filed herewith.

4.1	Form of December 2014 Warrant, filed as Exhibit 4.1 to the Registrant’s Form S-1 on October 11, 2016.

4.2	Form of May 2015 Warrant, filed as Exhibit 4.2 to the Registrant’s Form S-1 on October 11, 2016.

4.3	Form of November 2015 Warrant, filed as Exhibit 4.3 to the Registrant’s Form S-1 on October 11, 2016.

4.4	Form of Warrant issued to Tallikut Pharmaceuticals, Inc., filed as Exhibit 4.4 to the Registrant’s Form S-1 on October 11, 2016.

4.5	Form of 2016 Warrant, filed as Exhibit 4.5 to the Registrant’s Form S-1 on October 11, 2016.

4.6	Form of Class A Warrant Agreement, filed as Exhibit 4.6 to the Registrant’s Form S-1/A on March 28, 2017.

4.7	Form of Class A Warrant Agreement, filed as Exhibit 4.7 to the Registrant’s Form S-1/A on March 28, 2017.

4.8	Form of Class A Warrant Agreement, filed as Exhibit 4.8 to the Registrant’s Form S-1/A on March 28, 2017.

4.9	Form of Class A Warrant Agreement relating to the Class A Warrants issued as part of the Units, filed as Exhibit 4.9 to the Registrant’s Form S-1/A on July 24, 2019.

5.1	Opinion of Lawrence R. Lonergan, Esq., dated November 5, 2019, filed herewith.

10.1	Form of Securities Purchase Agreement for 2014 Convertible Promissory Note, filed as Exhibit 10.1 to the Registrant’s Form S-1 on October 11, 2016.

10.2	Form of Securities Purchase Agreement for May 2015 Convertible Promissory Note, filed as Exhibit 10.2 to the Registrant’s Form S-1 on October 11, 2016.

10.3	Form of Securities Purchase Agreement for November 2015 Convertible Promissory Note, filed as Exhibit 10.3 to the Registrant’s Form S-1 on October 11, 2016.

10.4	Form of December 2014 Convertible Promissory Note, filed as Exhibit 10.4 to the Registrant’s Form S-1 on October 11, 2016.

10.5	Form of May 2015 Convertible Promissory Note, filed as Exhibit 10.5 to the Registrant’s Form S-1 on October 11, 2016.

10.6	Form of November 2015 Convertible Promissory Note, filed as Exhibit 10.6 to the Registrant’s Form S-1 on October 11, 2016.

10.7	Assignment Agreement dated March 15, 2016, by and between Accelerated Pharma, Inc. and Tallikut Pharmaceuticals, Inc., filed as Exhibit 10.7 to the Registrant’s Form S-1 on October 11, 2016.

10.8

Assignment of License Agreement dated March 15, 2016, by and between Accelerated Pharma, Inc. and Tallikut Pharmaceuticals, Inc., filed as Exhibit 10.8 to the Registrant’s Form S-1 on October 11, 2016.

10.9	Employment Agreement dated June 10, 2016, by and between Accelerated Pharma, Inc. and Michael Fonstein, PhD, filed as Exhibit 10.9 to the Registrant’s Form S-1 on October 11, 2016.

95

10.10	Employment Agreement dated June 10, 2016, by and between Accelerated Pharma, Inc. and Ekaterina Nikolaevskaya, filed as Exhibit 10.10 to the Registrant’s Form S-1 on October 11, 2016.

10.11	Employment Agreement dated June 10, 2016, by and between Accelerated Pharma, Inc. and Dmitry Prudnikov, MD, filed as Exhibit 10.11 to the Registrant’s Form S-1 on October 11, 2016.

10.12	Employment Agreement dated June 10, 2016, by and between Accelerated Pharma, Inc. and Randy S. Saluck, JD, MBA, filed as Exhibit 10.12 to the Registrant’s Form S-1 on October 11, 2016.

10.13	Agreement dated April 27, 2015, by and between Accelerated Pharma, Inc. and Heraeus Precious Metals GmbH & Co., filed as Exhibit 10.13 to the Registrant’s Form S-1 on October 11, 2016.

10.14	Agreement dated August 26, 2015, by and between Accelerated Pharma, Inc. and Baxter Oncology GmbH, filed as Exhibit 10.14 to the Registrant’s Form S-1 on October 11, 2016.

10.15	Form of Securities Purchase Agreement for 2016 Convertible Promissory Note, filed as Exhibit 10.15 to the Registrant’s Form S-1 on October 11, 2016.

10.16	Form of 2016 Convertible Promissory Note, filed as Exhibit 10.16 to the Registrant’s Form S-1 on October 11, 2016.

10.17	Form of Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.17 to the Registrant’s Form S-1 on October 11, 2016.

10.18	Form of Second Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.18 to the Registrant’s Form S-1 on October 11, 2016.

10.19	Form of Third Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.19 to the Registrant’s Form S-1 on October 11, 2016.

10.20	Form of Fourth Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.20 to the Registrant’s Form S-1 on October 11, 2016.

10.21	Form of Fifth Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.21 to the Registrant’s Form S-1 on October 11, 2016.

10.22	Form of Amended and Restated Fifth Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.22 to the Registrant’s Form S-1 on October 11, 2016.

10.23	Form of Sixth Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.23 to the Registrant’s Form S-1/A on December 2, 2016.

10.24	Form of Seventh Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.24 to the Registrant’s Form S-1/A on December 2, 2016.

10.25	Form of Eighth Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.25 to the Registrant’s Form S-1/A on March 28, 2017.

10.26	Form of Ninth Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.26 to the Registrant’s Form S-1/A on March 28, 2017.

10.27	Form of Securities Purchase Agreement for January 2017 private placement, filed as Exhibit 10.27 to the Registrant’s Form S-1/A on June 30, 2017.

10.28	Form of January 2017 Convertible Promissory Note, filed as Exhibit 10.28 to the Registrant’s Form S-1/A on June 30, 2017.

10.29	Form of Tenth Amendment, Waiver and Consent relating to Convertible Promissory Notes, filed as Exhibit 10.27 to the Registrant’s Form S-1/A on June 30, 2017.

10.33	Form of Placement Agent Agreement, filed as Exhibit 10.33 to the Registrant’s Form S-1/A on July 24, 2019.

10.34	Form of Lock-Up Agreement with Founders, filed as Exhibit 10.34 to the Registrant’s Form S-1/A on July 24, 2019.

10.35	Modification Agreement dated September 14, 2018, to Employment Agreements, filed as Exhibit 10.35 to the Registrant’s Form S-1/A on July 24, 2019.

10.36.3	Amended Note Extension Agreement with 2014 and 2016 Note Holders, dated May 30, 2019, effective January 30, 2019, filed with the Registrant’s Form S-1/A on October 21, 2019.

10.37.4	Amended Private Securities Purchase and Assignment Agreement between the Company, Firstfire Global Opportunities Fund, LLC, Alpha Capital Anstalt and Brio Capital Master Fund Ltd dated September 11, 2019, filed herewith.

10.38.2	Amended Securities Exchange Agreement between the Company, Alpha Capital Anstalt and Brio Capital Master Fund Ltd dated January 17, 2019, filed as Exhibit 10.38.2 to the Registrant’s Form S-1/A on July 24, 2019.

10.39.2	Amended Securities Exchange Agreement between the Company and Holders of Convertible Notes issued during 2014 to 2016, filed as Exhibit 10.39.2 to the Registrant’s Form S-1/A on July 24, 2019.

10.40	Founder Shares Assignment Agreement dated January 17, 2019, filed as Exhibit 10.40 to the Registrant’s Form S-1/A on July 24, 2019.

10.41.2	Amended Bridge Debt Financing Agreement dated June 1, 2019, filed with the Registrant’s Form S-1/A on October 21, 2019.

21	Subsidiaries of the registrant, filed as Exhibit 21 to the Registrant’s Form S-1 on October 11, 2016.

23.1	Consent of Marcum LLP, filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate Offering Price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

96

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) The undersigned registrant hereby undertakes to provide to the future underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the potential underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

97

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on November 5, 2019.

ACCELERATED PHARMA, INC.

/s/: Michael Fonstein
Name:	Michael Fonstein
Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Fonstein.	Chief Executive Officer, Interim Chief Financial Officer and Director	November 5, 2019
Michael Fonstein, PhD.	(Principal Executive Officer and Principal Accounting Officer)

/s/ Randy S. Saluck
Randy Saluck, JD, MBA	Chief Strategic Officer and Treasurer	November 5, 2019

/s/ Ekaterina Nikolaevskaya
Ekaterina Nikolaevskaya, PhD	Chief Operating Officer and Director	November 5, 2019

/s/ Dmitry Prudnikov
Dmitry Prudnikov, MD	Chief Medical Officer and Director	November 5, 2019

/s/ Rick Stevens, PhD
Rick Stevens, PhD	Director	November 5, 2019

/s/ Michael Yomtov
Michael Yomtov	Director	November 5, 2019

98